     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1999

                                                      REGISTRATION NO. 333-67043
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                           SPECTRASITE HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATES OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      4899
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   56-2027322
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                              8000 REGENCY PARKWAY
                                   SUITE 570
                           CARY, NORTH CAROLINA 27511
                                 (919) 468-0112
                         (ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                           AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)
                                DAVID P. TOMICK
                           SPECTRASITE HOLDINGS, INC.
                              8000 REGENCY PARKWAY
                                   SUITE 570
                           CARY, NORTH CAROLINA 27511
                                 (919) 468-0112
                      (NAME, ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                 AREA CODE, OF REGISTRANT'S AGENT FOR SERVICE)

                               ------------------
                Please address a copy of all communications to:

                               TIMOTHY J. KELLEY
                                THOMAS D. TWEDT
                         DOW, LOHNES & ALBERTSON, PLLC
                        1200 NEW HAMPSHIRE AVENUE, N.W.
                             WASHINGTON, D.C. 20036
                                 (202) 776-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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


                                EXPLANATORY NOTE



     This registration statement covers the registration of $225,238,000 aggregate principal amount at maturity of Series B 12% senior discount notes due 2008 of SpectraSite Holdings, Inc. that may be exchanged for equal principal amounts at maturity of SpectraSite's outstanding 12% senior discount notes due 2008. This registration statement also covers the registration of the registered notes for resale by CIBC Oppenheimer Corp. in market-making transactions. The complete prospectus relating to the exchange offer follows immediately after this explanatory note. Following the exchange offer prospectus are certain pages of the prospectus relating solely to such market-making transactions, including an alternate front cover page and alternate sections entitled "Use of Proceeds" and "Plan of Distribution." In addition, each market-making prospectus will not include the following captions (or the information set forth under such captions) included in the exchange offer prospectus: "Risk Factors -- Lack of Public Market for the Notes," "Prospectus Summary -- Summary of the Exchange Offer," "The Exchange Offer" and "Certain United States Federal Income Tax Considerations -- Effect of Exchange of Old Notes for Exchange Notes." All other sections of the exchange offer prospectus will be included in the market-making prospectus.

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THEIR OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED APRIL 29, 1999


                                                              [SpectraSite Logo]


PROSPECTUS

                                  $225,238,000

                           SPECTRASITE HOLDINGS, INC.


OFFER TO EXCHANGE SERIES B 12% SENIOR DISCOUNT NOTES DUE 2008 FOR ANY AND ALL OUTSTANDING 12% SENIOR DISCOUNT NOTES DUE 2008.


                            TERMS OF EXCHANGE OFFER

- Expires 5:00 p.m., New York City time,           , 1999, unless extended

- All outstanding notes that are validly tendered and not withdrawn will be exchanged

- Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer

- The exchange of notes will not be a taxable exchange for U.S. Federal tax purposes

- We will not receive any proceeds from the exchange offer

- The terms of the registered notes we will issue in the exchange offer are substantially identical to the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes

     The notes are eligible for trading in The Portal(SM) Market, a subsidiary of The Nasdaq Market, Inc. The notes also may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

     WE ARE NOT MAKING AN OFFER TO EXCHANGE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" COMMENCING ON PAGE 8.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          , 1999

                               PROSPECTUS SUMMARY


     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. In this prospectus, Holdings refers to SpectraSite Holdings, Inc., a Delaware corporation, and SpectraSite and we or our each refers to Holdings, its subsidiaries and all predecessor entities to Holdings and its subsidiaries collectively, unless the context otherwise requires.


                               THE EXCHANGE OFFER


     On June 26, 1998, we completed the private offering of $225,238,000 aggregate principal amount at maturity of 12% senior discount notes due 2008. Holdings entered into a registration rights agreement with the initial purchasers of the notes in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer on or prior to March 10, 1999. This exchange offer allows you to exchange your notes for registered notes with substantially identical terms. You should read the discussions under the heading "-- Summary of Terms of the Registered Notes" and "Description of the Notes" for further information regarding the registered notes.



     Since we did not complete the exchange offer prior to March 10, 1999, the interest rate on the notes increased at a rate of 0.50% per annum. This additional interest will accrue on the notes until we complete the exchange offer, and we will pay such interest on each semi-annual interest payment date until we cure the default.


     We believe that you may resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the headings "-- Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the registered notes.


                                  SPECTRASITE



     We believe that SpectraSite is one of the leading full service providers of tower related services in the U.S. wireless communications industry. SpectraSite develops and manages build-to-suit tower networks and provides site acquisition and site management services for major wireless communications companies. We are capitalizing on the growing trend toward antenna co-location and independent tower ownership, as leading wireless providers increasingly redirect their capital outlays from tower development to subscriber acquisition activities and local municipalities encourage multiple tenants on single towers. In addition, we plan to expand our tower inventory through future acquisitions or partnerings with major wireless communications service providers and by building or acquiring selective tower assets in strategic geographic areas that will be attractive to multiple tenants.



     Our primary focus is the ownership of multi-tenant towers and the leasing, under long-term contracts, of antenna space on such towers to a variety of wireless service providers, including personal communications service, cellular, paging, specialized mobile radio and enhanced specialized mobile radio. Our build-to-suit programs provide a comprehensive solution to those wireless service providers seeking to minimize their capital expenditures, overhead and time associated with the build-out and ongoing maintenance of their wireless network infrastructure. We also offer comprehensive site acquisition services, including site location analysis; site acquisition; zoning and land use permitting; FAA compliance analysis and filing; and contract, title and building permit administration. In addition, we provide comprehensive site management services for communications sites. We manage not only our own tower sites, but also over 1,000 sites for carriers. Site acquisition and site management allow us to offer a complete line of tower services.


     Our principal executive offices are located at 8000 Regency Parkway, Suite 570, Cary, North Carolina 27511, and our telephone number is (919) 468-0112.

BUSINESS STRATEGY



     Our strategic objective is to be one of the largest owners and operators of communications towers and to be the premier build-to-suit provider of tower networks in the United States. Our strategy involves the following elements:



     -  Maximize utilization of tower capacity.



     - Partner with major wireless service providers and assume ownership of their existing towers.



     -  Integrate the Nextel tower assets.



     -  Build towers in areas of increasing wireless demand.



     -  Acquire towers with substantial co-location opportunities.



     - Capitalize on our strong relationships with major wireless service providers.



     -  Leverage our site acquisition experience.



COMPETITIVE STRENGTHS


     We believe that the following strengths will enable us to successfully expand our business:


     -  National footprint with over 3,000 communications towers.


     -  Build-to-suit focus.


     -  Capability to manage multiple projects.



     -  Standardized procedures and specifications.


     -  Integrated provider of site development services.


     -  Experienced management.



RECENT EVENTS



     NEXTEL TOWER ACQUISITION. On April 20, 1999, we acquired 2,000 communications towers from Nextel Communications, Inc. in exchange for $560.0 million in cash and 14 million shares of Holdings' Series C preferred stock. As part of this transaction, Nextel agreed to lease 1,700 additional sites on our towers as part of its national service deployment.



     SALE OF SERIES C PREFERRED STOCK. In connection with the Nextel tower acquisition, we privately placed 46,286,795 shares of Holdings' Series C preferred stock for an aggregate purchase price of $231.4 million. We used the proceeds from this sale to partially fund the Nextel tower acquisition.



     ISSUANCE OF 2009 NOTES. On April 20, 1999, we completed the private offering of $586,800,000 aggregate principal amount at maturity of 11 1/4% senior discount notes due 2009. We used a portion of the net proceeds from this offering to partially fund the Nextel tower acquisition and to pay related fees and expenses. We will use the remaining proceeds for general corporate purposes, including construction of new towers and possible selective acquisitions.



     NEW CREDIT FACILITY. We have entered into a new $500.0 million seven year credit facility. We borrowed $150.0 million under this facility at the closing of the Nextel tower acquisition.



     AIRADIGM TOWER ACQUISITION. We acquired 40 towers from Airadigm Communications, Inc. in 1998 and an additional four towers in 1999. We expect to purchase an additional three towers. The total purchase price for all 47 towers is $11.75 million.

                         SUMMARY OF THE EXCHANGE OFFER

Registration Rights Agreement.............  You have the right to exchange your 2008 notes for registered notes with substantially identical terms.
                                            This exchange offer is intended to satisfy these rights.
                                            After the exchange offer is complete, you will no longer
                                            be entitled to any exchange or registration rights with
                                            respect to your notes.
The Exchange Offer........................  We are offering to exchange $1,000 principal amount at maturity of Holdings' Series B 12% senior discount notes
                                            due 2008 which have been registered under the Securities
                                            Act for each $1,000 principal amount at maturity of
                                            Holdings' outstanding 12% senior discount notes due 2008
                                            which were issued in June 1998 in a private offering. In
                                            order to be exchanged, an outstanding note must be
                                            properly tendered and accepted. We will exchange all
                                            2008 notes validly tendered and not validly withdrawn.
                                            As of this date there is $225,238,000 aggregate
                                            principal amount at maturity of 2008 notes outstanding.
                                            We will issue registered notes on or promptly after the
                                            expiration of the exchange offer.
Resales...................................  We believe that the registered notes may be offered for resale, resold and otherwise transferred by you without
                                            compliance with the registration and prospectus delivery
                                            provisions of the Securities Act provided that:
                                            - you acquire the registered notes issued in the
                                            exchange offer in the ordinary course of your business;
                                            - you are not participating, do not intend to
                                            participate, and have no arrangement or understanding
                                              with any person to participate, in the distribution of
                                              the registered notes issued to you in the exchange
                                              offer; and
                                            - you are not an affiliate, as defined under Rule 405 of
                                            the Securities Act, of ours.
                                            If our belief is inaccurate and you transfer any
                                            registered note issued to you in the exchange offer
                                            without delivering a prospectus meeting the requirements
                                            of the Securities Act or without an exemption from
                                            registration of your registered notes from such
                                            requirements, you may incur liability under the
                                            Securities Act. We do not assume or indemnify you
                                            against such liability. Each broker-dealer that is
                                            issued registered notes for its own account in exchange
                                            for outstanding notes which were acquired by such
                                            broker-dealer as a result of market-making or other
                                            trading activities, must acknowledge that it will
                                            deliver a prospectus meeting the requirements of the
                                            Securities Act in connection with any resale of the
                                            registered notes. A broker-dealer may use this
                                            prospectus for an offer to resell, resale or other
                                            retransfer of the registered notes issued to it in the
                                            exchange offer.
Record Date...............................  We mailed this prospectus and the related exchange offer documents to registered holders of outstanding 2008
                                            notes on           , 1999.


Expiration Date...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time,           , 1999, unless we decide to extend
                                            the expiration date.
Conditions to the Exchange Offer..........  We may terminate or amend the exchange offer if:
                                            - any legal proceeding, government action or other
                                            adverse development materially impairs our ability to
                                              complete the exchange offer;
                                            - any SEC rule, regulation or interpretation materially
                                              impairs the exchange offer; or
                                            - we have not obtained any necessary governmental
                                              approvals with respect to the exchange offer.
                                            We may waive any or all of these conditions. At this
                                            time, there are no adverse proceedings, actions or
                                            developments pending or, to our knowledge, threatened
                                            and no governmental approvals are necessary to complete
                                            the exchange offer.
Procedures for Tendering Outstanding
  Notes...................................  Each holder of outstanding 2008 notes wishing to accept the exchange offer must:
                                            - complete, sign and date the accompanying letter of
                                              transmittal, or a facsimile thereof; or
                                            - arrange for DTC to transmit certain required
                                            information to the exchange agent in connection with a
                                              book-entry transfer.
                                            You must mail or otherwise deliver such documentation
                                            and your outstanding 2008 notes to United States Trust
                                            Company of New York, as exchange agent, at the address
                                            set forth under "The Exchange Offer -- Exchange Agent."
                                            By tendering your outstanding 2008 notes in this manner,
                                            you will be representing, among other things, that:
                                            - you are acquiring the registered notes through the
                                              exchange offer in the ordinary course of your
                                              business;
                                            - you are not participating, do not intend to
                                            participate, and have no arrangement or understanding
                                              with any person to participate, in the distribution of
                                              the registered notes issued to you in the exchange
                                              offer; and
                                            - you are not an affiliate of ours.
Untendered Outstanding Notes..............  If you are eligible to participate in the exchange offer and you do not tender your outstanding notes, you will
                                            not have any further registration or exchange rights and
                                            your outstanding notes will continue to be subject to
                                            certain restrictions on transfer. Accordingly, the
                                            liquidity of the market for such outstanding notes could
                                            be adversely affected.


Special Procedures for Beneficial
  Owners..................................  If you beneficially own outstanding 2008 notes registered in the name of a broker, dealer, commercial
                                            bank, trust company or other nominee and you wish to
                                            tender your outstanding notes in the exchange offer, you
                                            should contact such registered holder promptly and
                                            instruct it to tender on your behalf. If you wish to
                                            tender on your own behalf, you must, prior to completing
                                            and executing the letter of transmittal for the exchange
                                            offer and delivering your outstanding 2008 notes, either
                                            arrange to have your outstanding notes registered in
                                            your name or obtain a properly completed bond power from
                                            the registered holder. The transfer of registered
                                            ownership may take considerable time.
Guaranteed Delivery Procedures............  If you wish to tender your outstanding 2008 notes and time will not permit your required documents to reach
                                            the exchange agent by the expiration date of the
                                            exchange offer, or you cannot complete the procedure for
                                            book-entry transfer on time or you cannot deliver
                                            certificates for your outstanding notes on time, you may
                                            tender your outstanding notes according to the
                                            procedures described in this prospectus under the
                                            heading "The Exchange Offer -- Guaranteed Delivery
                                            Procedures."
Withdrawal Rights.........................  You may withdraw the tender of your outstanding 2008 notes at any time prior to 5:00 p.m., New York City
                                            time, on           , 1999.
Certain U.S. Federal Tax Considerations...  The exchange of notes will not be a taxable event for
                                            United States federal income tax purposes.
Use of Proceeds...........................  We will not receive any proceeds from the issuance of registered notes in the exchange offer. We will pay all
                                            our expenses incident to the exchange offer.
Exchange Agent............................  United States Trust Company of New York is serving as the exchange agent in connection with the exchange
                                            offer.

                    SUMMARY OF TERMS OF THE REGISTERED NOTES


     The form and terms of the registered notes are the same as the form and terms of the outstanding 2008 notes except that the registered notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The registered notes will evidence the same debt as the outstanding 2008 notes, and the same indenture will govern both the registered notes and the outstanding notes.



Registered Notes..........................  Series B 12% senior discount notes due 2008 of
                                            SpectraSite Holdings, Inc.
Maturity..................................  July 15, 2008
Accreted Value and Interest...............  The registered notes will accrete at a daily rate of 12%
                                            per year, compounded semiannually, to an aggregate
                                            principal amount of $225,238,000 by July 15, 2003. Cash
                                            interest will begin to accrue on July 15, 2003, and we
                                            will pay cash interest on January 15, 2004, and on each
                                            July 15 and January 15 thereafter, at a rate of 12% per
                                            year.
Optional Redemption.......................  After July 15, 2003, we may redeem all or a portion of the 2008 notes at specified redemption prices, plus
                                            accrued and unpaid interest, to the applicable
                                            redemption date.
                                            On any one or more occasions prior to July 15, 2001, we
                                            may redeem up to 25% of the aggregate principal amount
                                            at maturity of the 2008 notes with the net cash proceeds
                                            from one or more equity offerings. The redemption price
                                            would be 112% of the accreted value on the redemption
                                            date.
                                            You should refer to the heading "Description of Notes --
                                            Optional Redemption" for further details.
Ranking...................................  The 2008 notes:
                                            - are general unsecured obligations of Holdings;
                                            - rank equal in right of payment with all existing and
                                              future unsecured senior indebtedness of Holdings;
                                            - are senior in right of payment to all future
                                            subordinated indebtedness of Holdings; and
                                            - are effectively subordinated to all indebtedness,
                                            liabilities and other obligations of Holdings'
                                              subsidiaries.
                                            Holdings conducts all operations through its
                                            subsidiaries, and Holdings' subsidiaries are not
                                            guarantors of the notes. As of December 31, 1998, after
                                            giving effect to the offering of our 2009 notes and
                                            initial borrowings under our new credit facility,
                                            Holdings would have had $472.7 million of debt
                                            outstanding, and Holdings' subsidiaries had
                                            approximately $152.7 million of indebtedness and other
                                            liabilities.
Certain Covenants.........................  The indenture governing the 2008 notes contains certain covenants for your benefit which, among other things and
                                            subject to certain qualifications, restrict our ability
                                            to:
                                            - incur indebtedness;
                                            - make certain payments;
                                            - issue preferred stock;
                                            - enter into transactions with affiliates;

                                            - create liens;
                                            - sell assets; and
                                            - consolidate, merge or sell substantially all of our
                                              assets.
Change of Control.........................  Upon the occurrence of a change of control of Holdings, we will offer to repurchase your 2008 notes, in whole or
                                            in part, at a price equal to 101% of their accreted
                                            value to the date of purchase prior to July 15, 2003 or
                                            101% of their principal amount, plus accrued and unpaid
                                            interest, if any, to the date of purchase on or after
                                            July 15, 2003. There can be no assurance, however, that
                                            we will have sufficient funds available to repurchase
                                            all of the notes which holders may deliver in connection
                                            with a change of control repurchase offer.
Form of Registered Notes..................  The registered notes will be represented by one or more permanent global securities in bearer form deposited
                                            with United States Trust Company of New York, as book
                                            entry depositary, for the benefit of DTC. You will not
                                            receive registered notes in registered form unless one
                                            of the events set forth under the heading "Description
                                            of the Registered Notes -- Book-Entry; Delivery and
                                            Form" occurs. Instead, beneficial interests in the
                                            registered notes will be shown on, and transfers of
                                            these will be effected only through, records maintained
                                            in book-entry form by DTC with respect to its
                                            participants.

                                  RISK FACTORS

     Ownership of the outstanding notes or the registered notes involves a high degree of risk. Holders of the outstanding notes should consider carefully the risk factors below, as well as the other information in this prospectus, before tendering the outstanding notes in the exchange offer.

     Some of the statements contained in this prospectus are forward-looking. They include statements concerning:

     - growth strategy;

     - liquidity and capital expenditures;

     - construction and acquisition activities;

     - debt levels and ability to obtain financing and service debt;

     - competitive conditions in the communications site and wireless carrier industries;

     - regulatory matters affecting the communications site and wireless carrier industries;

     - projected growth of the wireless communications and wireless carrier industries; and

     - general economic conditions.

     Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed in this section.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT THE FINANCIAL HEALTH OF SPECTRASITE.


     SpectraSite is and will continue to be highly leveraged. As of December 31, 1998, after giving pro forma effect to the offering of our 2009 notes and initial borrowings under our new credit facility, SpectraSite had total consolidated indebtedness of approximately $622.7 million. Also, SpectraSite's pro forma earnings would have been inadequate to service its pro forma fixed charges by $94.5 million for the year ended December 31, 1998. We expect that earnings will continue to be inadequate to service fixed charges at least through fiscal 2000.



     Our high level of indebtedness could have important consequences. For example, it could:


     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to obtain additional financing;

     - require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures or other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and


     - place us at a competitive disadvantage relative to less leveraged competitors.


ABILITY TO SERVICE DEBT -- WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS.
OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.


     Our ability to make scheduled payments of principal of, or to pay interest on, SpectraSite's debt obligations, and our ability to refinance any such debt obligations, or to fund planned capital expenditures, will depend on SpectraSite's future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We anticipate substantial capital expenditures in connection with our planned tower deployment and acquisitions. Failure to obtain any such financing could require us to reduce significantly planned capital expenditures or scale back the scope of build-to-suit activity or acquisitions, any of which could have a material adverse effect on our business, financial condition or results of operations. In addition, we may need to refinance all or a portion of SpectraSite's indebtedness on or prior to its scheduled maturity. There can be no assurance that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service SpectraSite's indebtedness and make anticipated capital expenditures. In addition, there can be no assurance that SpectraSite will be able to effect any required refinancing of its indebtedness on commercially reasonable terms or at all.


HOLDING COMPANY STRUCTURE -- OUR ONLY SOURCE OF CASH TO PAY INTEREST ON AND THE PRINCIPAL OF THE 2008 NOTES AND THE 2009 NOTES IS DISTRIBUTIONS FROM OUR SUBSIDIARIES.


     Holdings is a holding company with no business operations of its own. Holdings' only significant asset is and will be the outstanding capital stock of its subsidiaries. Holdings conducts all of its business operations through its subsidiaries. Accordingly, Holdings' only source of cash to pay interest on and the principal of the notes is distributions with respect to its ownership interest in its subsidiaries from the net earnings and cash flow generated by such subsidiaries. We currently expect that Holdings' subsidiaries will retain and use any earnings and cash flow to support their operations, including to service their respective debt obligations. Even if we decided to pay a dividend on or to make a distribution in respect of the capital stock of Holdings' subsidiaries, there can be no assurance that the subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds to Holdings or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, will permit such dividends or distributions.

SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS EFFECTIVELY JUNIOR TO SPECTRASITE'S EXISTING INDEBTEDNESS AND POSSIBLY ALL FUTURE BORROWINGS.


     The 2008 notes and the 2009 notes rank equally in right of payment. Holdings' subsidiaries are not guarantors of the notes. As a result, all indebtedness, including trade payables, of Holdings' subsidiaries, including any borrowings under a new credit facility will be structurally senior to the notes. As of December 31, 1998, after giving effect to the Nextel tower acquisition and the related financing transactions, SpectraSite's subsidiaries had approximately $152.7 million of debt and other liabilities and the ability to borrow $350.0 million under the new credit facility, all of which is structurally senior in right of payment to the senior discount notes.



OUR NEW CREDIT FACILITY RESTRICTS THE ABILITY OF HOLDINGS' SUBSIDIARIES TO MAKE DISTRIBUTIONS TO HOLDINGS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO PAY INTEREST ON OR THE PRINCIPAL OF THE 2008 NOTES AND THE 2009 NOTES.



     The new credit facility, subject to certain limited exceptions, prohibits dividends or other distributions by Holdings' subsidiaries to Holdings. In addition, Holdings' subsidiaries are permitted under the terms of the indenture governing the 2008 notes and the 2009 notes to incur certain additional indebtedness that may restrict or prohibit the subsidiaries from making distributions, paying dividends or making loans to Holdings. If any or all of Holdings' subsidiaries become subject to bankruptcy proceedings before payment of the notes, we do not expect the note holders to have claims in such proceedings. Only after such subsidiaries' creditors are fully paid would any remaining value of the subsidiaries' assets be available to Holdings or its creditors, including the note holders. See "-- Subordination."



     The new credit facility permits distributions to Holdings in an amount sufficient to pay scheduled interest payments on the 2008 notes commencing in 2003 and on the 2009 notes commencing in 2004, provided that there is no default or event of default outstanding under the credit facility, including under the financial maintenance tests set forth in the new credit facility. If Holdings' subsidiaries are not able to make distributions to Holdings, we will have to pursue other alternatives which may include refinancing the new credit facility or seeking other sources of debt or equity capital. For more information regarding the new credit facility, see "Description of Certain
Indebtedness -- New Credit Facility."

REPAYMENT UNCERTAINTY -- REPAYMENT OF THE PRINCIPAL OF THE 2008 NOTES AND THE 2009 NOTES LIKELY WILL REQUIRE ADDITIONAL FINANCING. WE ARE NOT CERTAIN OF THE SOURCE OR AVAILABILITY OF ANY SUCH FINANCING AT THIS TIME.



     We currently anticipate that, in order to pay the principal of the notes or to redeem or repurchase the notes upon a change of control under the indenture governing the notes, we will be required to adopt one or more alternatives, such as refinancing SpectraSite's indebtedness or selling its equity securities or the equity securities or assets of its subsidiaries. There can be no assurance that any of the foregoing actions could be effected on satisfactory terms, that any of the foregoing actions would enable us to pay the principal of the notes or that any of such actions would be permitted by the terms of the indentures governing our senior discount notes or any other debt instruments then in effect.



THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH CONSTRUCTION AND ACQUISITION OF TOWERS.


     Our growth strategy depends on our ability to construct, acquire and operate towers in conjunction with the expansion by wireless service providers of their tower network infrastructure. Our ability to construct new towers can be affected by a number of factors beyond our control, including zoning and local permitting requirements, FAA considerations, availability of tower components and construction equipment, availability of skilled construction personnel and weather conditions. In addition, because the concern over tower proliferation has grown in recent years, certain communities now restrict new tower construction or delay granting permits required for construction. There can be no assurance:

     - of the number of mandates that SpectraSite will be awarded or the number of mandates that will result in towers;

     - that we will be able to overcome regulatory or other barriers to new construction;

     - that the number of towers planned for construction will be completed in accordance with the requirements of our customers; or

     - that there will be significant need for the construction of new towers once the wireless service providers complete their tower network infrastructure build-out.

     Anchor tenant leases may contain penalty or forfeiture provisions in the event the towers are not completed within specified time periods.

     Our expansion plans call for a significant increase in construction activity. There can be no assurance that we will be able to overcome the barriers to new construction or that the number of towers planned for construction will be completed. The failure to complete the necessary construction could have a material adverse effect on our business, financial condition and results of operations.

     With respect to the acquisition of towers, we compete with certain wireless service providers, broadcasters, site developers and other independent tower owners and operators for acquisitions of towers, and we expect such competition to increase. Increased competition for acquisitions may result in fewer acquisition opportunities, as well as higher acquisition prices. We regularly explore acquisition opportunities; however, there can be no assurance that we will be able to identify towers or tower companies to acquire in the future.


CHALLENGES OF BUSINESS INTEGRATION -- WE MAY ENCOUNTER DIFFICULTIES IN INTEGRATING NEXTEL'S TOWERS WITH OUR OPERATIONS.



     We have never consummated a transaction as large as the Nextel tower acquisition and will likely face significant challenges in integrating the 2,000 acquired towers into our operations. We are in the process of upgrading our infrastructure to successfully manage these towers. In addition, integration of these towers will require substantial attention from our management team, which has had limited experience in integrating an acquisition of this size. Diversion of management attention from our existing business could have an adverse impact on our revenues and operating results. There can be no assurance that we will be able to integrate the 2,000 towers into our operations successfully.

WE ANTICIPATE SIGNIFICANT CAPITAL EXPENDITURES.


     Our current plans call for at least $140.0 million of capital expenditures through fiscal 1999 for the construction and acquisition of communication sites, primarily towers. However, if acquisitions or other opportunities present themselves more rapidly than we currently anticipate or if estimates prove inaccurate, we may seek additional sources of debt or equity capital prior to the end of 1999 or scale back the scope of tower construction activity. The availability of additional financing cannot be assured and could be restricted by the terms of a new credit facility and the indentures governing our senior discount notes.


SUCCESS OF OUR BUSINESS PLAN REQUIRES US TO ACT QUICKLY AND IMPLEMENTATION OF OUR STRATEGY COULD STRAIN OUR RESOURCES.

     We cannot be certain that we will be able to identify, finance and complete future acquisitions on acceptable terms or that we will be able to manage profitably and market available space on SpectraSite's towers. Our business plan depends on the construction or acquisition of additional towers and the profitable operation of our tower assets. Failure to execute our business plan will have a material adverse effect on SpectraSite's business, financial condition or results of operations.

     In addition, the time frame for completion of networks currently planned by wireless communications service providers may be limited to the next few years, and many personal communications services networks already have been substantially completed in large markets. Failure to move quickly and aggressively to obtain growth capital and capitalize on this infrastructure development opportunity could have a material adverse effect on our business, financial condition or results of operations with respect to both site acquisition services and site leasing.


     Implementation of our strategy to expand our site leasing business may impose significant strains on our management, operating systems and financial resources. In addition, we anticipate that operating expenses will increase significantly as we build and acquire additional tower assets. Failure to manage growth or unexpected difficulties encountered during expansion could have a material adverse effect on our business, financial condition or results of operations. The pursuit and integration of build-to-suit prospects, acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time available to devote to the existing operations. Future acquisitions could result in the incurrence of debt and contingent liabilities and an increase in amortization expenses related to goodwill and other intangible assets, which could have a material adverse effect upon our business, financial condition or results of operations.


OUR BUSINESS DEPENDS ON DEMAND FOR WIRELESS COMMUNICATIONS.

     Our business depends on demand for communications sites from wireless service providers, which, in turn, depends on the demand for wireless services. Success of SpectraSite's business model requires us to secure co-location tenants, and securing co-location tenants depends upon the demand for communications sites from a variety of service providers in a particular market. Factors outside of SpectraSite's control affect the demand for wireless communications services and competition for co-location tenants. A reduction in demand for communications sites or increased competition for co-location tenants could have a material adverse effect on SpectraSite's business, financial condition or results of operations.

     The wireless communications industry has undergone significant growth in recent years. A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communications sites. Moreover, wireless service providers often operate with substantial leverage, and financial problems for SpectraSite's customers could result in accounts receivable going uncollected, as well as the loss of customers and the associated lease revenue. A slowdown in growth or reduction in demand affecting the wireless communications industry could have a material adverse effect on our business, financial condition or results of operations.

COMPETING TECHNOLOGIES AND OTHER ALTERNATIVES COULD REDUCE THE DEMAND FOR OUR SERVICES.

     Most types of wireless services currently require ground-based network facilities, including communications sites for transmission and reception. The extent to which wireless service providers lease such communications sites depends on a number of factors beyond our control, including the level of demand for such wireless services, the financial condition and access to capital of such providers, the strategy of providers with respect to owning or leasing communications sites, government licensing of broadcast rights, changes in telecommunications regulations and general economic conditions. In addition, wireless service providers frequently enter into roaming agreements with competitors allowing each other to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. Such roaming agreements may be viewed by wireless service providers as a superior alternative to leasing antenna space on communications sites we own. The proliferation of such roaming agreements could have a material adverse effect on our business, financial condition or results of operations.

     The emergence of new technologies could also have a negative impact on our operations. For example, the FCC has granted license applications for three low-earth orbiting satellite systems that are intended to provide mobile voice and data services. Although such systems are highly capital-intensive and technologically untested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.

WE COMPETE WITH COMPANIES WHO HAVE GREATER FINANCIAL RESOURCES.

     SpectraSite competes for site leasing tenants with:


     - wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;



     - site acquisition companies which acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site acquisition services; and



     - other independent tower operators.


     Wireless service providers that own and operate their own towers generally are substantially larger and have greater financial resources than SpectraSite. For example, AT&T Wireless and Sprint PCS are large companies that own and operate their own tower networks. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

     We compete for acquisition and new tower construction opportunities primarily with site developers and other independent tower companies. Some of these competitors have or are expected to have greater financial resources than SpectraSite has.


RELIANCE ON NEXTEL -- MOST OF OUR REVENUES AND TOWER CONSTRUCTION ACTIVITY WILL DEPEND ON AND BE DIRECTED BY NEXTEL.



     On a pro forma basis, Nextel would have accounted for 84.0% of our total revenues for the year ended December 31, 1998. If Nextel were to suffer financial difficulties or if Nextel were unwilling or unable to perform its obligations under its arrangements with us, our business, financial condition and results of operations could be materially and adversely affected.



     Under the terms of our agreements with Nextel, we will be required to construct or purchase certain numbers of towers at certain specified times. Our failure to construct or purchase such towers as agreed could result in the cancellation of our right to construct or purchase additional towers under these agreements. Such cancellation could have a material adverse effect on our business, financial condition or results of operations and on our ability to implement or achieve our business objectives in the future.

     Under our agreements with Nextel, subject to certain limited exceptions, we will be required to construct new towers in locations to be determined by Nextel. These towers may have limited appeal to other providers of wireless communications services, limiting our opportunities to attract additional tenants, which could have a material adverse effect on our business, financial condition or results of operations.



PROJECT RISKS -- ANY FAILURE TO MEET CUSTOMER EXPECTATIONS COULD REQUIRE ADDITIONAL EXPENDITURES TO CORRECT AND ADVERSELY AFFECT FUTURE ORDERS.



     Most of our site acquisition services and build-to-suit programs involve projects which are critical to the operations of our customers' businesses. Any failure to meet customer expectations in the performance of our services could damage our reputation and adversely affect our ability to attract new business. In addition, we could incur substantial costs and expend significant resources correcting errors in SpectraSite's work and could become liable for damages caused by such errors. When we bid on fixed-price contracts, SpectraSite could incur losses with regard to such projects if the expenditures associated with such projects exceed our estimate in making the bid for the contract. To date, SpectraSite has not incurred any material liabilities for its failure to perform or for cost overruns. However, we cannot assure you that errors will not occur in the future.


REGULATORY COMPLIANCE AND APPROVAL -- OUR OPERATIONS REQUIRE COMPLIANCE WITH AND APPROVAL FROM FEDERAL AND STATE REGULATORY AUTHORITIES.

     SpectraSite is subject to a variety of regulations, including those at the federal, state and local levels. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. Such regulations control siting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the regulation of the particular frequency used. All proposals to construct new communications sites or to modify existing communications sites are reviewed by both the FCC and the FAA to ensure that a site will not present a hazard to aviation. Tower owners may have an obligation to paint them or install lighting to conform to FCC and FAA standards, and to maintain such painting or lighting. Tower owners also may bear the responsibility for notifying the FAA of any tower lighting failure. SpectraSite generally indemnifies its customers against any failure by SpectraSite to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

     Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customers' demands. In addition, such regulations increase the costs associated with new tower construction. There can be no assurance that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that will increase such delays or result in additional costs to SpectraSite. Such factors could have a material adverse effect on SpectraSite's business, financial condition or results of operations and on SpectraSite's ability to implement or achieve its business objectives in the future.

     Our customers also may become subject to new regulatory policies which adversely affect the demand for communications sites. In addition, if we pursue international opportunities, we will be subject to regulation in foreign jurisdictions. However, we are not actively considering any international opportunities at this time.

REAL PROPERTY -- WE DO NOT OWN THE LAND UNDER OUR TOWERS.


     Our real property interests relating to towers primarily consist of leasehold interests, private easements and licenses, easements and rights-of-way granted by governmental entities. Our ability to protect our rights against persons claiming superior rights in towers depends on our ability to:

     - recover under title policies, the policy limits of which may be less than the purchase price of a particular tower;

     - in the absence of title insurance coverage, realize on title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and

     - realize on title covenants from landlords contained in lease agreements.

ENVIRONMENTAL MATTERS -- WE ARE SUBJECT TO ENVIRONMENTAL LAWS THAT IMPOSE LIABILITY WITHOUT REGARD TO FAULT.

     Our operations are subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under certain of these laws, SpectraSite could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. Although we believe that we are in substantial compliance with and have no material liability under all applicable environmental laws, there can be no assurance that the costs of compliance with existing or future environmental laws and liability related thereto will not have a material adverse effect on our business, financial condition or results of operations.

DAMAGED TOWERS -- OUR TOWERS ARE SUBJECT TO NATURAL DISASTERS.

     Our towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. We self-insure almost all of our towers against such risks. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on our business, financial condition or results of operations.

RADIO FREQUENCY EMISSIONS -- PERCEIVED HEALTH RISKS.

     SpectraSite and the wireless service providers that utilize our towers are subject to government requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. If radio frequency emissions were conclusively proved harmful, we could be subject to lawsuits claiming damages from such emissions and demand for wireless services and new towers would be adversely affected. Although we have not been subject to any claims relating to radio frequency emissions, there can be no assurance that we will not be subject to such claims in the future.

KEY PERSONNEL -- OUR SUCCESS DEPENDS ON CERTAIN KEY SENIOR EXECUTIVES.


     SpectraSite's success depends to a significant extent upon the continued services of Stephen H. Clark, its President and Chief Executive Officer, David
P. Tomick, its Chief Financial Officer, and Richard J. Byrne, its Executive Vice President -- Business Development. Each of Messrs. Clark, Tomick and Byrne has an employment agreement with SpectraSite. The loss of the services of Mr. Clark, Mr. Tomick or Mr. Byrne could have a material adverse effect upon our business, financial condition or results of operations.


SIGNIFICANT STOCKHOLDERS -- A GROUP OF AFFILIATED STOCKHOLDERS CONTROLS THE VOTING POWER OF HOLDINGS.


     Affiliates of Welsh, Carson, Anderson & Stowe own approximately 32 million shares of Holdings' capital stock. They also have the right to appoint a majority of the board of directors and proxies from certain of the other stockholders to vote 51% of the voting power of Holdings' capital stock under a stockholders' agreement. See "Certain Transactions -- Stockholders' Agreement."



LACK OF PUBLIC MARKET FOR THE NOTES -- YOU MAY NOT BE ABLE TO SELL YOUR NOTES.


     The outstanding notes were not registered under the Securities Act or under the securities laws of any state and may not be resold unless they are subsequently registered or an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

     - the liquidity of any such market that may develop;

     - the ability of registered note holders to sell their notes; or

     - the price at which the registered note holders would be able to sell their notes. If such a market were to exist, the registered notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and the financial performance of SpectraSite.


     The notes are designated for trading among qualified institutional buyers in The Portal(SM) Market. We understand that Credit Suisse First Boston Corporation, Lehman Brothers Inc. and CIBC Oppenheimer Corp. presently intend to make a market in the 2008 notes. However, they are not obligated to do so, and any market-making activity with respect to the 2008 notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the 2008 notes or that such trading market will be liquid.



     Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the exchange offer, certain registration rights with respect to the outstanding 2008 notes will terminate. In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that outstanding 2008 notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding 2008 notes could be adversely affected.


WE ARE NOT OBLIGATED TO NOTIFY YOU OF UNTIMELY OR DEFECTIVE TENDERS OF OUTSTANDING NOTES.


     We will issue registered notes in this exchange offer only after a timely receipt of your outstanding 2008 notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding 2008 notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding 2008 notes for exchange.

                                USE OF PROCEEDS

     Holdings will not receive any cash proceeds from the issuance of the registered notes in exchange for the outstanding notes. In consideration for issuing the registered notes, Holdings will receive outstanding notes in like original principal amount at maturity. Outstanding notes received in the exchange offer will be cancelled.


     The net proceeds to SpectraSite from the original issuance of the outstanding notes, after deducting discount and estimated expenses, was approximately $120 million. SpectraSite deposited $11.75 million of such proceeds into escrow for the acquisition of up to 47 towers from Airadigm. Airadigm received $10 million from escrow as payment for 40 towers and the balance remains in escrow. In addition, SpectraSite used:


     - approximately $500,000 to acquire 14 ground leases and two towers in inventory from Amica;

     - $1.9 million to acquire GlobalComm, Inc.; and

     - $2.3 million to repay an outstanding note payable.


SpectraSite holds the remaining net proceeds in interest bearing accounts. We intend to use the remaining proceeds for general corporate purposes, including working capital, and may use all or a portion of such proceeds to acquire additional tower assets or related businesses.



     We issued the note payable, which was repaid with outstanding note proceeds, in connection with the acquisition of Telesite and Metrosite in May 1997. The note had a stated interest rate of 7%. See "Certain
Transactions -- Telesite and Metrosite Acquisition."

                                 CAPITALIZATION


     The following table sets forth the consolidated cash, cash equivalents and short-term investments, and capitalization of SpectraSite as of December 31, 1998 on a historical basis and as adjusted for the acquisition of 2,000 communications towers from Nextel, the issuance of the 2009 notes, the sale and issuance of Series C preferred stock, initial borrowings under our new credit facility and the acquisition of 47 towers from Airadigm. This table should be read in conjunction with SpectraSite's historical financial statements and the related notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Unaudited Pro Forma Financial Data" included elsewhere in this prospectus.



                                                                   DECEMBER 31, 1998
                                                              ---------------------------
                                                               ACTUAL         AS ADJUSTED
                                                              ---------       -----------
                                                                (DOLLARS IN THOUSANDS)
Cash, cash equivalents and short term investments...........  $ 114,962        $242,650
                                                              =========        ========
Long-term debt, including current maturities:
  New credit facility(a)....................................         --        $150,000
  12% senior discount notes due 2008........................  $ 132,689         132,689
  11 1/4% senior discount notes 2009........................         --         340,004
  Other debt................................................         18              18
                                                              ---------        --------
     Total long-term debt, including current maturities.....    132,707         622,711
Series A redeemable preferred stock(b)......................     11,300              --
Series B redeemable preferred stock(b)......................     29,356              --
Shareholders' equity:
  Series A preferred stock(b)...............................         --          10,000
  Series B preferred stock(b)...............................         --          28,000
  Series C preferred stock(b)(c)............................         --         301,434
  Common stock..............................................          1               3
  Additional paid-in-capital(d).............................         --           8,204
  Accumulated deficit.......................................    (14,068)          (23,068)
                                                              ---------        --------
     Total shareholders' equity.............................    (14,067)          324,573
                                                              ---------        --------
          Total capitalization..............................  $ 159,296        $947,284
                                                              =========        ========


---------------

(a) The new credit facility includes (1) a $50.0 million revolver, (2) a $300.0 million multiple-draw term loan and (3) a $150.0 million term loan. We borrowed all of the $150.0 million term loan at the closing of the Nextel tower acquisition. The new credit facility requires no amortization prior to 2002. See "Description of Certain Indebtedness -- New Credit Facility."



(b) Each share of Series A preferred stock, Series B preferred stock and Series C preferred stock is convertible into one share of Holdings' common stock. Prior to closing the Nextel tower acquisition, shares of Series A preferred stock and Series B preferred stock accrued dividends at a rate of 8% per annum, and were redeemable by SpectraSite on December 15, 2008. In connection with closing the Nextel tower acquisition, Holdings' restated its certificate of incorporation. As a result of the restatement, the Series A preferred stock and the Series B preferred stock will no longer accrue dividends or be redeemable. Therefore, previously accrued dividends have been eliminated in the "As Adjusted" column.



(c) Nextel received 14 million shares of Series C preferred stock and certain investors purchased approximately 46 million shares of preferred stock in connection with SpectraSite's acquisition of tower assets from Nextel.



(d) The increase in consolidated additional paid-in-capital reflects the net effect of (1) the issuance of two million shares of common stock as consideration for certain financing commitments made to SpectraSite in conjunction with the Nextel tower acquisition, (2) the elimination of previously accrued dividends on the Series A preferred stock and Series B preferred stock and (3) the estimated issuance costs related to the Series C preferred stock.

                          THE NEXTEL TOWER ACQUISITION



     On April 20, 1999, SpectraSite acquired 2,000 communications towers from Nextel Communications, Inc. in a merger transaction. In addition, in connection with this transaction, Nextel and its controlled affiliates agreed to offer SpectraSite certain exclusive opportunities, relating to the construction or purchase of an additional 1,700 sites. All such sites were then leased back to Nextel pursuant to a certain master lease agreement. Certain of these sites may in the future be leased to Nextel Partners Operating Corp. instead of Nextel. Nextel Partners is an entity in which Nextel has a minority equity interest. We paid $560.0 million in cash and issued 14 million shares of Series C preferred stock, valued at $70.0 million, to Nextel.



     The following table sets forth the sources and uses of funds for the Nextel tower acquisition (dollars in thousands):



SOURCES OF FUNDS:
  Credit facility...........................................  $150,000
  11 1/4% Senior Discount Notes due 2009....................   340,004
  Series C preferred stock issued to Nextel.................    70,000
  Series C preferred stock sold to the Series C investors...   231,434
                                                              --------
     Total sources..........................................  $791,438
                                                              ========
USES OF FUNDS:
  Cash paid to Nextel.......................................  $560,000
  Series C preferred stock issued to Nextel.................    70,000
  General corporate purposes................................   127,688
  Estimated fees and expenses...............................    33,750
                                                              --------
     Total uses.............................................  $791,438
                                                              ========



     The merger agreement required that SpectraSite and Nextel and certain other persons enter into several ancillary agreements. For a summary of the material terms of the new stockholders' agreement and the new registration rights agreement, see "Certain Transactions -- Stockholders' Agreement" and
"-- Registration Rights Agreement," respectively. The following is a summary of the material terms of the other ancillary agreements.



MASTER SITE COMMITMENT AGREEMENT



     Concurrently with the closing, SpectraSite and certain of Nextel's subsidiaries entered into the master site commitment agreement, pursuant to which Nextel and its controlled affiliates will offer SpectraSite certain exclusive opportunities, under specified terms and conditions, relating to the construction or purchase of, or co-location on, additional communications sites which will then be leased by subsidiaries of Nextel under the terms of the master site lease agreement. If the number of new sites leased pursuant to the master site commitment agreement, whether such sites are purchased from Nextel, constructed at Nextel's request or otherwise made available for co-location by Nextel, its affiliates and Nextel Partners, is less than certain specified numbers as of certain specified dates, then commencing with the 37th month after the closing Nextel shall make certain payments to SpectraSite. The master site commitment agreement will terminate on the earlier of April 20, 2004 and the date on which the number of sites purchased or constructed or made available for co-location under the master site commitment agreement equals or exceeds 1,700. The master site commitment agreement also gives SpectraSite a right of first refusal to acquire any towers that Nextel or certain affiliates desire to sell.



     The master site commitment agreement specifies that SpectraSite will not be obligated to develop more than 566 new sites each year. SpectraSite has agreed to abide by Nextel's deployment plan, which to date has emphasized filling gaps in current coverage to increase capacity and enhance signal quality, as well as deploying sites in areas contiguous to Nextel's existing markets and deploying sites in new markets in a way which expands the Nextel network. These sites also include sites operated or to be developed by Nextel Partners in their service areas. This strategy contemplates expansion and deployment in most major metropolitan areas of the contiguous United States, including highway corridors that connect existing and planned markets, particularly in the eastern half of the United States and along the west coast. SpectraSite is not obligated to develop sites outside of Nextel's or Nextel Partner's currently delineated network deployment footprint to the extent such sites account for more than 10% of the total sites developed under this agreement.



     The agreement may be terminated by either side, by written notice, under certain conditions. SpectraSite may terminate the agreement if:



     - Nextel or one of its subsidiaries that transferred assets to SpectraSite becomes insolvent, or is unable to pay its debts as they become due; or



     - Nextel or a transferring subsidiary is liquidated, voluntarily or involuntarily, or a receiver or liquidator is appointed for such entity.



Nextel may terminate the agreement if:



     - either Holdings or its subsidiary holding the Nextel towers becomes insolvent, or is unable to pay its debts as they become due;



     - either Holdings or such subsidiary is liquidated, voluntarily or involuntarily, or a receiver or liquidator is appointed for such entity; or



     - at or after the end of any calendar year, Nextel has exercised its rights to recover a penalty payment, as specified in the agreement, because, for more than 10% of the total number of towers required to be developed by SpectraSite during each year, SpectraSite has failed to complete development of new towers during the time period allotted for such development.



Either SpectraSite or Nextel may terminate the agreement if the other party is in breach of an obligation to pay money or in breach of a material nonmonetary obligation, if such breach is neither waived nor cured according to the methods specified in the agreement.



MASTER SITE LEASE AGREEMENT



     Concurrently with the closing, SpectraSite and Nextel entered into the Nextel master site lease agreement, pursuant to which SpectraSite will lease to certain Nextel subsidiaries space on wireless communications towers or other transmission space at the sites transferred to SpectraSite as part of the Nextel tower acquisition, or subsequently constructed or acquired by SpectraSite pursuant to the master site commitment agreement or other sites and related wireless communications towers or transmission space owned, leased or licensed by SpectraSite.



     In addition, an entity in which Nextel holds a minority equity interest, Nextel Partners, may in the future enter into a master site lease agreement, pursuant to which SpectraSite will lease to Nextel Partners space on wireless communications towers or other transmission space at some of the sites transferred to SpectraSite as part of the Nextel tower acquisition or subsequently constructed or acquired by SpectraSite pursuant to the master site commitment agreement, or other sites and related space on wireless communications towers or transmission space owned, leased or licensed by SpectraSite. If Nextel Partners does not enter into a master site lease agreement with SpectraSite in the future, any site that would otherwise have been leased to Nextel Partners thereunder will instead be leased to Nextel's subsidiaries pursuant to the Nextel master site lease agreement.



     The Nextel master site lease agreement and, if executed, the Nextel Partners master site lease agreement, will be supplemented from time to time to provide for the lease of space on certain additional communications towers or other transmission space at sites owned, constructed or acquired by SpectraSite. Nextel and, if Nextel Partners executes a master site lease agreement, Nextel Partners shall have a right of first refusal with respect to the sale of any sites acquired by SpectraSite as part of the Nextel tower acquisition, or that are constructed or acquired by SpectraSite pursuant to the master site commitment agreement.



     The master site lease agreements provide that within 15 days of the commencement of the lease of a given site, and on the first day of each month thereafter for the term of the lease, rental payments of $1,600 per month, pro rated if necessary, will be due on each tower which it leases to any of the tenants who are parties to the agreement. On each annual anniversary of a given lease's commencement, the rent owed under the lease will increase by 3%.



     Other rental provisions include:



     - an option for tenants to lease additional space, if such space is available, on sites where the tenant already leases space; and



     - a right allowing tenants to install, at their sole option and expense and only when additional capacity exists at the rental site, microwave antennae of various sizes and other equipment at additional rental rates delineated in the agreement.



These provisions are subject to the same annual 3% rate increase as is the base rent.



     The agreement further provides that each tenant is responsible for any portion of personal property taxes assessed on any site and directly attributable to the tenant's property, franchise and similar taxes imposed on the tenant's business and sales tax imposed upon payment or receipt of rents payable under the agreement. The landlord is responsible for all other taxes. Additionally, the agreement provides that the landlord will be responsible for certain types of insurance, and each tenant is responsible for certain other types of insurance.



     The term of each lease contracted under the agreement is at least five years, with a right to extend for five successive five-year periods. In certain cases, the initial lease term will be six, seven or eight years. The lease is automatically renewed unless the tenant submits notification of its intent to terminate the lease, when its current term expires, prior to such expiration. The tenant has the right to trade the term of any given site for the term of any other site, upon written notice to the landlord. However, such a trade is limited to one time per site per term.



     A tenant may terminate a lease for any site, at its sole discretion, without further liability to the landlord, with 30 days prior written notice, if:



     - the tenant fails to obtain or maintain any license, permit or other approval necessary for operation of its communications equipment, if the tenant has used reasonable effort to obtain or maintain such approval; or



     - the tenant is unable to use the tower due to FCC action which is not a result of any action by the tenant.



     Either party may terminate a lease for any site, with 60 days prior written notice, if the other party breaches a nonmonetary obligation, subject to certain cure provisions. Either party may terminate a lease for any site, with 10 days prior written notice, if the other party breaches a monetary obligation and that breach is not cured within the 10-day period. In addition, if Nextel or Nextel Partners defaults on rental payments with respect to more than 10% of the sites covered by their respective master site lease agreement and Nextel or, if Nextel Partners executes a master site lease agreement, Nextel Partners, as the case may be, remains in default for 30 days following notice from SpectraSite, SpectraSite may cancel the master site lease agreement of the defaulting party as to all sites covered by such agreement.



SECURITY AND SUBORDINATION AGREEMENT



     Concurrently with the closing, SpectraSite and Nextel entered into the security and subordination agreement, pursuant to which SpectraSite granted to Nextel a continuing security interest in the assets acquired in the Nextel tower acquisition or acquired or constructed pursuant to the master site commitment agreement, to secure SpectraSite's obligations under the Nextel master site lease agreements and, if applicable, the Nextel Partners master site lease agreement. Nextel's lien and the other rights and remedies of Nextel under the security and subordination agreement are subordinate and subject to the rights and remedies of the lenders under the new credit facility pursuant to the terms of an intercreditor and subordination agreement entered into among the parties at the closing.



NEXTEL COMMUNICATIONS, INC.



     Nextel provides a wide array of digital and analog wireless communications services throughout the United States. Nextel offers a differentiated, integrated package of digital wireless communications services under the Nextel brand name, primarily to business users. Nextel's Digital Mobile Network constitutes one of the largest integrated wireless communications systems utilizing a single transmission technology in the United States. Nextel has significant specialized mobile radio spectrum holdings in and around every major business population center in the country, including all of the top 50 metropolitan statistical areas in the United States.



     Nextel files periodic reports and other information with the SEC. For more information about Nextel, you should read Nextel's SEC filings. However, we are not incorporating any of Nextel's SEC filings by reference into this document.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA



     The following unaudited pro forma consolidated financial data present the unaudited pro forma consolidated balance sheet of SpectraSite as of December 31, 1998 and the unaudited pro forma consolidated statements of operations of SpectraSite for the year ended December 31, 1998. The unaudited pro forma consolidated balance sheet data reflect the following adjustments as if they had occurred on December 31, 1998:



     - the acquisition of 2,000 communications towers from Nextel;



     - the issuance and sale of the 2009 notes;



     - the issuance and sale of the Series C preferred stock;



     - the issuance of two million shares of common stock;



     - initial borrowings under SpectraSite's credit facility; and



     - the acquisition of seven towers from Airadigm.



     The unaudited consolidated statement of operations data give effect to the transactions listed above, the issuance of the 2008 notes and the acquisition of an additional 40 towers from Airadigm as if they had occurred on January 1, 1998.



     The acquisition of tower assets from Nextel and the leaseback of antennae space by Nextel are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenue are based on the terms of the master site lease agreement entered into at closing. Cost of revenues represents the cost of the executed ground leases and historical routine maintenance costs. Depreciation expense is straight-line depreciation of the aggregate cost of the towers. The Nextel ground leases are non-cancelable operating leases, generally for terms of five years and include options for renewal. The pro forma minimum lease payments are based on the executed ground leases. Nextel has leased space on each of the 2,000 towers we acquired for a five-year term with options for renewal. The pro forma future minimum lease payments and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1998 are as follows:



                                                            LEASE PAYMENTS    RENTAL INCOME
                                                            --------------    -------------
1998....................................................       $ 22,830         $ 40,766
1999....................................................         22,830           40,766
2000....................................................         22,830           40,766
2001....................................................         22,830           40,766
2002....................................................         22,830           40,766
                                                               --------         --------
          Total.........................................       $114,150         $203,830
                                                               ========         ========



     The acquisition of tower assets from Airadigm and the leaseback of antennae space by Airadigm are presented as if the purchase of assets had occurred on January 1, 1998. Adjustments for revenue are based on the executed tenant lease terms for the Airadigm towers. Cost of revenues represents the cost of the executed ground leases and historical routine maintenance costs. Depreciation expense is straight-line depreciation of the aggregate cost of $11,750 of the 47 towers. The Airadigm ground leases are non-cancelable operating leases, generally for terms of five years and include options for renewal. The pro forma minimum lease payments are based on the executed ground leases. Airadigm has leased space on these towers for a five year term with options for renewal. The pro forma future minimum lease payments and minimum rental income for these leases assuming the transaction occurred and the related leases commenced January 1, 1998 are as follows:

                                                            LEASE PAYMENTS    RENTAL INCOME
                                                            --------------    -------------
1998....................................................        $  340           $1,048
1999....................................................           340            1,048
2000....................................................           340            1,048
2001....................................................           340            1,048
2002....................................................           340            1,048
                                                                ------           ------
          Total.........................................        $1,700           $5,240
                                                                ======           ======



     The unaudited pro forma financial data are based on the historical financial statements of SpectraSite and the adjustments described in the accompanying notes. The unaudited pro forma financial data do not purport to represent what SpectraSite's financial position or results of operations would actually have been if the transactions had in fact occurred on the dates indicated and are not necessarily representative of SpectraSite's financial position or results of operations at any future date or for any future period. The unaudited pro forma consolidated financial data should be read in conjunction with "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

                           SPECTRASITE HOLDINGS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1998


                             (DOLLARS IN THOUSANDS)



                                                                        PRO FORMA
                                                       HISTORICAL(a)   ADJUSTMENTS         PRO FORMA
                                                       -------------   -----------         ---------
ASSETS
Current assets:
  Cash and cash equivalents..........................    $ 99,548       $127,688(a)        $227,236
  Short-term investments.............................      15,414             --             15,414
  Accounts receivable................................       3,353             --              3,353
  Prepaid expenses and other.........................         253             --                253
                                                         --------       --------           --------
     Total current assets............................     118,568        127,688            246,256
Property and equipment, net..........................      28,469        526,750(b)         555,219
Right to construct towers............................          --        105,000(c)         105,000
Goodwill, net........................................       8,165             --              8,165
Note receivable......................................         273             --                273
Deposits.............................................       1,750         (1,750)(d)             --
Deferred debt issuance costs.........................       4,592         30,300(a)          34,892
Other assets.........................................         129             --                129
                                                         --------       --------           --------
     Total assets....................................    $161,946       $787,988           $949,934
                                                         ========       ========           ========
LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................    $  1,635       $     --           $  1,635
  Accrued and other expenses.........................         791             --                791
  Current portion of long-term debt..................          18             --                 18
                                                         --------       --------           --------
     Total current liabilities.......................       2,444             --              2,444
Other long-term liabilities..........................         224             --                224
Credit facility......................................          --        150,000(a)         150,000
12% senior discount notes due 2008...................     132,689             --            132,689
11 1/4% senior discount notes due 2009...............          --        340,004(a)         340,004
                                                         --------       --------           --------
     Total liabilities...............................     135,357        490,004            625,361
Redeemable preferred stock (Series A)................      11,300        (11,300)(e)             --
Redeemable preferred stock (Series B)................      29,356        (29,356)(e)             --
Shareholders' equity
  Preferred stock (Series A, B and C)................          --        339,434(a)(e)      339,434
  Common stock.......................................           1              2(f)               3
  Additional paid-in-capital.........................          --          8,204(g)           8,204
  Accumulated deficit................................     (14,068)        (9,000)(f)        (23,068)
                                                         --------       --------           --------
     Total shareholders' equity......................     (14,067)       338,640            324,573
                                                         --------       --------           --------
       Total liabilities, preferred stock
          and shareholders' equity...................    $161,946       $787,988           $949,934
                                                         ========       ========           ========



   See accompanying notes to unaudited pro forma consolidated balance sheet.

                           SPECTRASITE HOLDINGS, INC.



            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET



                            AS OF DECEMBER 31, 1998


                             (DOLLARS IN THOUSANDS)



(a) Reflects the sources and uses of funds for the Nextel tower acquisition:



SOURCES OF FUNDS:
  Credit facility...........................................  $150,000
  2009 notes................................................   340,004
  Series C preferred stock..................................   301,434
                                                              --------
     Total sources..........................................  $791,438
                                                              ========

USES OF FUNDS:
  Cash paid to Nextel.......................................  $560,000
  Series C preferred stock issued to Nextel.................    70,000
  General corporate purposes................................   127,688
  Estimated fees and expenses*..............................    33,750
                                                              --------
     Total uses.............................................  $791,438
                                                              ========



   * Includes $3,450 of estimated costs related to the Series C preferred stock.



(b) Reflects management's preliminary estimate of the increase in property and equipment basis relating to the purchase of 2,000 towers from Nextel and the purchase of seven towers from Airadigm for $1,750. These estimates are subject to adjustment.



(c) Reflects management's preliminary estimate of the value attributable to SpectraSite's right to develop 1,700 new sites for Nextel. This preliminary estimate is subject to adjustment.



(d) Reflects the release from escrow of $1,750 paid to Airadigm in connection with the purchase of seven towers.



(e) Reflects the issuance of the Series C preferred stock and the reclassification of the Series A preferred stock and the Series B preferred stock to shareholders' equity, as they are no longer redeemable or accrue dividends as a result of the restatement of Holdings' certificate of incorporation in connection with the closing of the Nextel tower acquisition.



Series A preferred stock....................................  $ 11,300
Series B preferred stock....................................    29,356
Series C preferred stock....................................   301,434
                                                              --------
                                                               342,090
Less: accrued dividends as of December 31, 1998.............    (2,656)
                                                              --------
                                                              $339,434
                                                              ========



(f) Reflects the issuance of two million shares of Holdings' common stock to various parties as consideration for providing certain financing commitments related to the Nextel tower acquisition.



(g) Reflects the net increase to additional paid-in-capital due to the issuance of two million shares of common stock of $8,998 and the elimination of previously accrued dividends on the Series A and Series B preferred stock of $2,656, offset by the estimated costs of issuance related to the Series C preferred stock of $3,450.

                           SPECTRASITE HOLDINGS, INC.



            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



                      FOR THE YEAR ENDED DECEMBER 31, 1998


                             (DOLLARS IN THOUSANDS)



                                                                                           FINANCING
                                   HISTORICAL     NEXTEL(A)      AIRADIGM(F)   SUBTOTAL   ADJUSTMENTS      PRO FORMA
                                   ----------     ---------      -----------   --------   -----------      ---------
Revenues:
  Site acquisition..............     $ 8,142       $    --         $   --      $  8,142    $     --        $  8,142
  Site leasing..................         656        49,388(b)       1,048        51,092          --          51,092
                                     -------       -------         ------      --------    --------        --------
Total revenues..................       8,798        49,388          1,048        59,234          --          59,234
Cost of operations:
  Site acquisition..............       2,492            --             --         2,492          --           2,492
  Site leasing..................         299        22,830(c)         340        23,469          --          23,469
                                     -------       -------         ------      --------    --------        --------
                                       2,791        22,830            340        25,961          --          25,961
Selling, general and
  administrative expenses.......      10,246            --(d)          --        10,246          --          10,246
Depreciation expense............         712        35,000(e)         783        36,495          --          36,495
                                     -------       -------         ------      --------    --------        --------
Operating loss..................      (4,951)       (8,442)           (75)      (13,468)         --         (13,468)
Other income (expense):
  Interest income...............       3,569            --             --         3,569          --           3,569
  Interest expense..............      (8,170)           --             --        (8,170)    (67,865)(g)     (85,035)
                                                                                             (9,000)(h)
  Gain on sale of business......         473            --             --           473          --             473
                                     -------       -------         ------      --------    --------        --------
                                      (4,128)           --             --        (4,128)    (76,865)        (80,993)
                                     -------       -------         ------      --------    --------        --------
Net loss........................     $(9,079)      $(8,442)        $  (75)     $(17,596)   $(76,865)       $(94,461)
                                     =======       =======         ======      ========    ========        ========



    See accompanying notes to unaudited pro forma consolidated statement of operations.

                           SPECTRASITE HOLDINGS, INC.



       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS



                      FOR THE YEAR ENDED DECEMBER 31, 1998


                             (DOLLARS IN THOUSANDS)



(a) Certain of the data presented in this column use estimates provided by Nextel. Neither SpectraSite's auditors nor Nextel's auditors have expressed an opinion or provided any form of assurance with respect to the Nextel historical data presented. Actual results may differ materially from these estimates.



(b) Consists of $8,622 of historical co-location revenues and $40,766 of additional revenues to be recognized by SpectraSite in connection with the Nextel tower acquisition pursuant to the master site lease agreements. The information related to the historical co-location revenues of $8,622 has been provided by Nextel and is unaudited.



(c) Represents certain direct operating expenses previously paid by Nextel. Certain of these costs will be borne by Nextel following the Nextel tower acquisition. These costs have been excluded from SpectraSite's cost of operations by this adjustment.



(d) SpectraSite expects that it will incur incremental expenses as a result of the Nextel tower acquisition. Such incremental expenses are currently estimated to amount to approximately $3,500 per year. These incremental expenses are based on management's best estimates rather than on any contractual obligations; as such, these amounts have not been presented as adjustments in the accompanying pro forma financial statements.



(e) Reflects incremental depreciation of property and equipment calculated on a straight line basis over 15 years.



(f) Reflects the acquisition of 47 towers from Airadigm and leaseback of antenna space by Airadigm, as if the purchase of the assets had occurred on January 1, 1998.



(g) Reflects adjustment to interest expense as if the issuance of the 2008 notes, the Nextel tower acquisition and the related financing transactions had occurred on January 1, 1998. The table below outlines the adjustment:



Commitment fees on credit facility..........................  $ 4,000
$150,000 term loan at 8.50%.................................   12,750
$125,000 (gross proceeds) of 2008 notes at 12.00%...........   15,450
$340,004 (gross proceeds) of 2009 notes at 11.25%...........   39,326
Amortization of debt issuance costs.........................    4,272
Less: historical interest expense of 2008 notes.............   (7,933)
                                                              -------
  Total adjustment..........................................  $67,865
                                                              =======



(h) Reflects expense related to the issuance of two million shares of Holdings' common stock to various parties as consideration for providing certain financing commitments related to the Nextel tower acquisition.

                       SELECTED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)



     The following table sets forth summary historical financial data of SpectraSite and its predecessor, Telesite, as derived from the audited financial statements included elsewhere in this prospectus, as of and for:


     - the year ended December 31, 1996;

     - the period from January 1, 1997 to May 12, 1997;


     - the period from SpectraSite's inception on April 25, 1997 to December 31, 1997; and



     - the year ended December 31, 1998.



     The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.



                                                        TELESITE (PREDECESSOR)        SPECTRASITE       YEAR ENDED DECEMBER 31,
                                                    ------------------------------   --------------   ---------------------------
                                                                     JANUARY 1,        APRIL 25,       TELESITE &
                                                     YEAR ENDED        1997 -            1997 -       SPECTRASITE
                                                    DECEMBER 31,       MAY 12,        DECEMBER 31,      COMBINED     SPECTRASITE
                                                        1996            1997              1997            1997           1998
                                                    ------------   ---------------   --------------   ------------   ------------
OPERATING DATA:
Revenues:
  Site acquisition................................     $8,841          $1,926           $ 5,002         $ 6,928        $  8,142
  Site leasing....................................         --              --                --              --             656
                                                       ------          ------           -------         -------        --------
Total revenues....................................      8,841           1,926             5,002           6,928           8,798
Costs of operations:
  Site acquisition................................      2,255             595             1,120           1,715           2,492
  Site leasing, exclusive of depreciation.........         --              --                --              --             299
                                                       ------          ------           -------         -------        --------
                                                        2,255             595             1,120           1,715           2,791
Selling, general and administrative(a)............      4,256           1,742             5,957           7,699          10,246
Depreciation expense..............................         91              56               191             247             712
                                                       ------          ------           -------         -------        --------
Operating income (loss)(a)........................     $2,239          $ (467)          $(2,266)        $(2,733)       $ (4,951)
                                                       ======          ======           =======         =======        ========
Net income(loss)..................................      2,289            (503)           (2,160)         (2,663)         (9,079)
Net income (loss)
  applicable to common
  shareholders....................................      2,289            (503)           (2,660)         (2,163)        (11,235)

                                                                   TELESITE
                                                          --------------------------
                                                                (PREDECESSOR)          SPECTRASITE      COMBINED     SPECTRASITE
                                                          --------------------------   ------------   ------------   ------------
                                                           YEAR ENDED    JANUARY 1 -    APRIL 25 -     YEAR ENDED     YEAR ENDED
                                                          DECEMBER 31,     MAY 12,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                              1996          1997           1997           1997           1998
                                                          ------------   -----------   ------------   ------------   ------------
                                                                                  (DOLLARS IN THOUSANDS)
OTHER DATA:
Net cash provided by (used in) operating activities.....     $1,109        $  (71)       $   223        $   152       $  (2,347)
Net cash used in investing activities...................       (853)         (322)        (7,178)        (7,500)        (45,002)
Net cash provided by (used in) financing activities.....       (266)          390          9,189          9,579         144,663
EBITDA(b)...............................................      2,330          (411)        (1,777)        (2,188)         (3,683)
Adjusted EBITDA(c)......................................                                                                 24,198
Depreciation and amortization...........................         91            56            489            545           1,268
Capital expenditures(d).................................        498            64            850            914          26,598
Cash interest expense...................................         64            31             64             95             216
Ratio of earnings to fixed charges(e)...................       23.2x           --             --             --              --
Deficiency of earnings to fixed
  charges...............................................         --           503          2,160          2,663           9,079
SELECTED OPERATING DATA (AT END OF PERIOD):
Number of owned towers.............................................................................           5             106
BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents and short term investments.................................................................     $114,962
Total assets......................................................................................................      161,946
Total liabilities.................................................................................................      135,357
Shareholders' deficiency..........................................................................................      (14,067)

---------------


Notes to Selected Historical Financial Data


(a) Selling, general and administrative expense and operating income attributable to site acquisition activities for the period April 25-December 31, 1997 were $2,706 and $1,110, respectively. In addition, selling, general and administrative expense includes approximately $1,463 of non-recurring charges primarily related to formation costs and the operations of Metrosite.

(b) EBITDA consists of operating income (loss) before depreciation and amortization. EBITDA is provided because it is a measure commonly used in the industry. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.

    EBITDA is widely used in the communications site industry as a measure of a company's operating performance. SpectraSite believes that EBITDA can assist in comparing company performance on a consistent basis without regard to depreciation and amortization, which may vary significantly depending on accounting methods where acquisitions are involved or non-operating factors such as historical cost bases. EBITDA presented in the table is consistent with EBITDA calculated under the indenture governing the notes.


(c) Adjusted EBITDA for any stated period means the sum of the EBITDA of SpectraSite for the fiscal quarters included within the stated period, less SpectraSite's site leasing EBITDA for such stated period, plus the product of the most recent quarter's site leasing EBITDA included within the stated period and the total number of fiscal quarters within the stated period. Site leasing EBITDA includes, for any stated period, the EBITDA directly attributable to site rental revenue, license or management fees paid to manage, lease or sublease space on communications sites owned, leased or managed by SpectraSite, which we refer to collectively as site leasing revenues. For the purposes of calculating Adjusted EBITDA, the site leasing EBITDA for the most recent quarter included in the stated period shall be determined on a pro forma basis after giving effect to acquisitions or dispositions, new contracts and rent increases as if these events had occurred at the beginning of the fiscal quarter, and eliminating losses related to individual lease or site management contracts. In allocating corporate, general administrative and other operating expenses that are not allocated to any particular line of business in the financial statements of SpectraSite, such expense shall be allocated to SpectraSite's site leasing business in proportion to its percentage of the total revenues for the applicable period. Adjusted EBITDA for site leasing includes the acquisition from Airadigm of certain towers without co-location tenants.



     For the year ended December 31, 1998, Adjusted EBITDA was computed as follows:



EBITDA......................................................  $(3,683)
Less site leasing EBITDA....................................     (257)
                                                              -------
     Adjusted EBITDA -- site acquisition....................  $(3,426)
                                                              =======
Pro forma revenue...........................................  $12,773
Pro forma cost of site leasing revenue......................    2,347
Pro forma selling, general and administrative...............    3,520
                                                              -------
Pro forma site leasing EBITDA for the three months ended
  December 31, 1998.........................................    6,906
                                                              X     4
                                                              -------
     Adjusted EBITDA -- site leasing........................  $27,624
                                                              =======


    Adjusted EBITDA is used in the communications tower industry as a measure of a company's operating performance, and it is presented as additional information because management believes that it serves as a useful financial analysis tool for measuring and comparing companies in several areas, such as liquidity, operating performance and leverage. In addition, Adjusted EBITDA is a measure used in the indenture governing the notes, and the measure reported in the table is consistent with the calculation under the indenture. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of performance or to cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable with similarly titled measures for other companies.

(d) Capital expenditures for Telesite have been reduced for the periods ended December 31, 1996 and May 12, 1997 by $340 and $258, respectively. These expenditures were for land and construction in progress which were sold prior to the closing of the acquisition of Telesite.


(e) The ratio of earnings to fixed charges is computed by dividing income (loss) before income taxes and fixed charges by fixed charges. Fixed charges consist of interest charges, amortization of debt discount and debt issuance costs, and that portion of rental expense of SpectraSite believes to be representative of interest. Earnings were not sufficient to cover fixed charges for all periods presented in the table, except for the year ended December 31, 1996, and, therefore, the ratio is not meaningful for such periods.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Integrated Site Development, Inc., a Delaware corporation which has since been renamed SpectraSite Holdings, Inc., was incorporated on April 25, 1997. Integrated Site Development, U.S. Towers, Inc., Metrosite and Telesite were combined to form SpectraSite through a series of transactions effected as of May 12, 1997. Following this transaction, U.S. Towers was renamed SpectraSite Communications, Inc., and on October 31, 1997, Telesite was merged into SpectraSite Communications. On February 27, 1998, we sold Metrosite to an unaffiliated third party for approximately $299,000 in cash, plus the right to certain royalty payments which continue for a period of six years. Metrosite primarily provides site acquisition services to municipal governments. As a result of the foregoing transactions and as of the date hereof, SpectraSite Communications is a wholly owned subsidiary of Holdings, and substantially all of our operations are conducted through SpectraSite Communications.

     Holdings has operated the site acquisition services business for a limited period of time and had no operations prior to May 12, 1997. The acquisitions were accounted for as a purchase and, accordingly, the results of operations of the respective former entities are included in the consolidated operations of SpectraSite from the date of acquisition to, in Metrosite's case, the date of disposition.


     SpectraSite plans to continue to offer site acquisition services in the future. However, its primary focus will be on the ownership of multi-tenant towers and leasing of antenna space on such towers. As of December 31, 1998, we had 106 towers in service. As a result of its limited operating history and primary focus on tower ownership and leasing, management believes that its results of operations for the period ended December 31, 1997 and for the year ended December 31, 1998 are not indicative of our results of operations in the future.



RECENT EVENTS



     During 1998, a group of investors purchased seven million shares of Holdings' Series B preferred stock in a series of transactions for an aggregate purchase price of $28.0 million. See "Certain Transactions -- The Series A and Series B Preferred Stock Offerings."



     In May 1998, SpectraSite sold its 33% interest in Communications Management Specialists to the other owners for approximately $0.4 million. As payment SpectraSite received a note payable over 60 months and bearing interest at 8.5% per annum. Communications Management Specialists provides construction management services to telecommunications companies.



     In June 1998, SpectraSite acquired all of the membership interests of H&K Investments LLC, an independent tower owner, for an aggregate purchase price of $1.4 million, and in December 1998, H&K was merged with SpectraSite. H&K owned five towers; each of the towers has multiple tenants, and Sprint PCS is the anchor tenant on all five towers.



     In August 1998, SpectraSite and Airadigm, a regional provider of wireless communications services, entered into an agreement covering our acquisition of up to 47 communications towers and certain related assets from Airadigm for $11.75 million. Airadigm is the anchor tenant on each tower. Pursuant to the agreement, SpectraSite acquired 40 of the towers in 1998 and four additional towers in January 1999. SpectraSite identified three towers requiring additional due diligence before we will accept such towers. We expect to complete our due diligence and acquire the three towers in the second quarter of 1999. SpectraSite paid $11.0 million for the 44 towers and $750,000 remains in an escrow account pending consummation of the acquisition of the other three towers.



     In August 1998, SpectraSite acquired 14 ground leases and two towers in inventory from Amica, a regional provider of wireless communications services, for an aggregate cash purchase price of approximately $0.5 million. SpectraSite has constructed towers on the sites. Amica is the anchor tenant on all 14 towers.

     In September 1998, SpectraSite acquired all of the shares of capital stock of GlobalComm, Inc. for $2.0 million in cash, and as of December 30, 1998, GlobalComm was merged into SpectraSite Communications. GlobalComm provides co-location marketing services to BellSouth Mobility DCS and other wireless communications providers in North Carolina, South Carolina and Tennessee. The founder and president of GlobalComm, Michael Garrett, joined SpectraSite as Vice President -- Co-location Management and, in this capacity, Mr. Garrett is responsible for marketing available antenna space on all of SpectraSite's owned towers. See "Management" and "Certain Transactions -- GlobalComm Acquisition."



     In April 1999, SpectraSite acquired 2,000 communications towers from Nextel for a combination of cash and stock. See "The Nextel Tower Acquisition." In connection with the Nextel tower acquisition, Holdings sold shares of Series C preferred stock and the 2009 notes, and SpectraSite entered into a new credit facility. See "Certain Transactions -- The Preferred Stock Offerings" and "Description of Certain Indebtedness."



RESULTS OF OPERATIONS



YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE COMBINED RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997.



     The following is a discussion of the financial condition and results of operations of SpectraSite for the year ended December 31, 1998 and for the period from April 25, 1997 through December 31, 1997, and Telesite's results of operations for the period from January 1, 1997 through May 12, 1997.



     Revenues increased to $8.8 million for the year ended December 31, 1998 from $6.9 million for the year ended December 31, 1997 due to the initiation of site leasing activity and an increase in the number and size of site development services projects.



     Selling, general and administrative expenses, including depreciation expense, increased to $11.0 million for the year ended December 31, 1998 from $7.9 million for the year ended December 31, 1997. The increase is a result of expenses related to additional corporate overhead to manage and operate the ongoing activities of SpectraSite. Marketing expenses related to tower development activities as well as the site acquisition operations also contributed to the increase in expenses. Telesite did not actively market its services, relying primarily on its reputation in the industry and customer referrals to generate revenues. To support our entry into tower development and leasing, we have established a dedicated marketing effort which promotes tower development and leasing as well as site acquisition services. Amortization of goodwill increased to approximately $0.6 million in the year ended December 31, 1998 compared to approximately $0.3 million in the year ended December 31, 1997 as a result of acquisitions.



     As a result of the factors discussed above, our operating loss was $5.0 million for the year ended December 31, 1998, compared to $2.7 million for the year ended December 31, 1997.



     Other income, which consists primarily of gain on sales of assets and equity in earnings of affiliates, increased to approximately $0.5 million for the year ended December 31, 1998 from approximately $0.1 million for the year ended December 31, 1997. The increase is a result of a gain on the sale of assets in connection with the disposal of Metrosite during the first quarter of 1998 of approximately $0.5 million. During the year ended December 31, 1997, we recognized approximately $0.2 million as equity earnings of Communication Management Specialists. We disposed of our interest in Communication Management Specialists during the second quarter of 1998 and did not recognize any equity in the earnings of such affiliate during 1998.



COMBINED RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TELESITE'S RESULTS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996.



     The following is a discussion of the financial condition and results of operations of SpectraSite for the year ended December 31, 1998 and for the period from April 25, 1997 through September 30, 1997 and through December 31, 1997, and Telesite's results of operations for the period from January 1, 1997 through May 12, 1997, April 1, 1997 through May 12, 1997 and for the twelve month period ended December 31, 1996.

     Total revenues decreased to $6.9 million for the twelve months ended December 31, 1997 from $8.8 million for the twelve months ended December 31, 1996 due primarily to the decreased demand for site development services from more established personal communications services licensees as a result of their completing the first phase of construction in their initial markets and not yet commencing secondary build-outs in such markets or in additional markets, and the fact that holders of certain more recently issued licenses have not yet commencing construction of tower networks in their respective markets.


     Selling, general and administrative expenses increased to $7.9 million for the twelve months ended December 31, 1997 from $4.3 million for the twelve months ended December 31, 1996. The increase is a result of the expenses related to management of the ongoing activities of SpectraSite, expenses related to the implementation of tower development and marketing activities, one-time non-cash charges of approximately $0.9 million as a result of the formation of SpectraSite, amortization of goodwill of approximately $0.3 million in connection with our acquisition of Telesite and expenses incurred in connection with the operations of Metrosite. We sold our interest in Metrosite during early 1998. We anticipate that in the future costs related to tower development activities will be capitalized as part of the cost of the towers.


     Operating loss was $2.7 million for the twelve months ended December 31, 1997 compared to $2.2 million during the twelve months ended December 31, 1996. The change is a result of the decline in revenues and the increase in selling, general and administrative expenses attributable to the commencement of operations of SpectraSite.


     Other income, which consists primarily of equity in earnings of affiliates, was approximately $0.1 million for the twelve months ended December 31, 1997 and for the twelve months ended December 31, 1996.


LIQUIDITY AND CAPITAL RESOURCES


     Holdings is a holding company whose only significant asset is the outstanding capital stock of its subsidiary, SpectraSite Communications. Our only source of cash to pay interest on and principal of the 2008 notes and the 2009 notes is distributions from SpectraSite Communications. Prior to July 15, 2003, interest expense on the 2008 notes will consist solely of non-cash accretion of an original issue discount and the notes will not require annual cash interest payments. After such time, the 2008 notes will have accreted to approximately $225 million and will require semi-annual cash interest payments of $13.5 million. In addition, the notes mature on July 15, 2008. Similarly, the 2009 notes will not require cash interest payments prior to October 15, 2004 and mature on April 15, 2009. Furthermore, the new credit facility provides for periodic principal and interest payments.



     To complete the Nextel tower acquisition and pay related fees and expenses, we used $150.0 million of borrowings under our new credit facility, $213.1 million of proceeds from the sale of the 2009 notes and $230.7 million from the sale of Series C preferred stock. In addition, Nextel received shares of Series C preferred stock valued at $70.0 million. We currently have $350.0 million available under our credit facility to fund new tower construction or acquisition activity. In addition, our cash, cash equivalents and short-term investments are $241.9 million.



     As a result of the issuance and sale of our Series B preferred stock and the notes, we realized net proceeds of $147.7 million, after deducting fees and expenses. SpectraSite has $750,000 of the proceeds deposited in escrow for the acquisition of three towers from Airadigm and has used:



     - $11.0 million to acquire 44 of the 47 Airadigm towers;

     - approximately $0.5 million to acquire 14 ground leases and two towers in inventory from Amica and to construct towers on the sites;



     - $2.0 million for the acquisition of GlobalComm; and


     - $2.3 million to repay outstanding indebtedness.


     The remaining proceeds will be used for the construction and acquisition of towers and for general working capital purposes.



     Net cash used in operating activities during the year ended December 31, 1998 was $2.3 million compared to $0.2 million provided by operating activities during the comparable period in 1997. The increase in cash used in operating activities was primarily attributable to an increase in accounts receivable resulting from the timing of billings related to site development services and the net loss incurred during the year. Net cash used for investing for the year ended December 31, 1998 was $45.0 million compared to $7.5 million for the year ended December 31, 1997. The cash used for investing activities during the year ended December 31, 1998 was primarily the result of the investment of unused proceeds from the sale of the 2008 notes in short-term investments, costs associated with tower construction, acquisition of towers from Airadigm and the acquisition of GlobalComm. The cash used for investing activities during the year ended December 31, 1997 primarily related to the acquisition of Telesite. Net cash provided by financing activities for the year ended December 31, 1998 was $144.7 million compared to $9.6 million for the same period in 1997. The increase in cash provided by financing activities was attributable to the proceeds from the sales of Series B preferred stock and the 2008 notes.



     Our ability to make scheduled payments of principal of, or to pay interest on, our debt obligations, and our ability to refinance any such debt obligations, including the 2008 notes and the 2009 notes, or to fund planned capital expenditures, will depend on our future performance, which, to a certain extent is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business strategy contemplates substantial capital expenditures in connection with our planned tower buildout. Based on SpectraSite's current operations and anticipated revenue growth, management believes that cash flow from operations, available cash of approximately $241.9 million and anticipated available borrowings under the new credit facility will be sufficient to fund our capital expenditures of approximately $140.0 million through fiscal 1999. Thereafter, however, or in the event SpectraSite exceeds its currently anticipated capital expenditures for fiscal 1999, SpectraSite anticipates that it will seek additional equity or debt financing to fund its business plan. Failure to obtain any such financing could require SpectraSite to significantly reduce its planned capital expenditures or scale back the scope of its tower buildout or acquisition activities, any of which could have a material adverse effect on our business, prospects, financial condition or results of operations. There can be no assurance that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service our indebtedness and make anticipated capital expenditures.


     Certain of our expenses, such as those for marketing, wages and benefits generally increase with inflation. However, we do not believe that our financial results have been, or will be, adversely affected by inflation in a material way.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 1999. We will adopt the requirements of SFAS 133 in our 1999 financial statements. We have not yet determined the effect that the adoption of SFAS 133 will have on our consolidated financial statements.

YEAR 2000 COMPLIANCE


     We are in the process of conducting a comprehensive review of our computer systems to identify which of our systems will have to be modified, upgraded or converted to recognize and process dates after December 31, 1999, and developing an implementation plan to resolve this issue. We believe that most, if not all, of our computer software and systems are year 2000 compliant, because most of our hardware and software has been purchased within the past 18 months. We expect to incur internal staff costs, as well as other expenses, related to testing and updating our systems to prepare for the millennium date change. We presently believe that, with minor modifications and upgrades to existing software and successful conversion to new software, the year 2000 issue will not pose significant operational problems for our systems as so modified, upgraded or converted. In fact, even if all of our computer systems and other equipment vulnerable to the millennium date change failed, we could continue operations uninterrupted after such failures. Like most other companies, SpectraSite is dependent upon a variety of external suppliers including vendors providing electrical power, telephony, water and other necessary commodities. SpectraSite also relies upon the interstate banking system and related electronic communications for functions such as transmitting financial data from field offices. We are not aware currently of any material non-compliance by these vendors that will materially affect our business operations; however, we do not control these systems and cannot assure that they will be converted in a timely fashion. Any delays or omissions by us or our customers, suppliers or contractors to resolve the year 2000 issue could materially adversely affect our business, financial condition or results of operations. We do not anticipate material expenditures related to the year 2000 issue and incremental costs to date have been negligible, but there can be no assurance that amounts to be spent on addressing the year 2000 issue will not be material.

                               INDUSTRY OVERVIEW

GENERAL

     SpectraSite was formed in 1997 through the combination of three existing companies in the tower development, site acquisition and site management businesses to capitalize on the trend toward co-location and independent tower ownership in the wireless communications industry and has grown into a leading build-to-suit provider of tower networks. As wireless services and current wireless technologies are used in more applications, the cost of wireless services to consumers declines and new wireless technologies are developed. Changes in U.S. federal regulatory policy, including the implementation of the Telecommunications Act of 1996, have led to a significant number of competitors in the industry through the auction of frequency spectrum for a wide range of uses, most notably personal communications services. This competition, combined with a growing reliance on wireless services by consumers, has led to an increased demand for higher quality, uninterrupted service and improved coverage, which, in turn, has led to increased demand for communication sites as new providers build out their networks and existing providers upgrade and expand their networks to maintain their competitiveness. We believe that, as the wireless communications industry has become more competitive, wireless service providers have sought operating and capital efficiencies by outsourcing certain network services and build-out activities and by co-locating transmission equipment with other providers on multi-tenant towers. The need for co-location has also been driven by the growing trend by municipalities to slow the proliferation of towers by requiring that towers accommodate multiple tenants.

     All of these factors provide an opportunity for us to identify and acquire communication sites, lease antennae space on such sites and provide related network infrastructure and support services.

NETWORK AND TOWERS


     Wireless service providers require wireless transmission networks in order to provide service to their customers. Each of these networks is configured specifically to meet the coverage requirements of the particular provider and includes transmission equipment such as antennae placed at various locations throughout the service area. These locations, or communication sites, are critical to the operation of a wireless network. A communication site may have the capacity for multiple antennae installations, or antennae sites, depending on the size and type of the communication site. The potential value of a tower generally depends on its location and the number of antennae that it can support.

     Set forth below is a diagram illustrating the basic functions of each of the primary components of a wireless communication network.
                   [WIRELESS COMMUNITCATIONS NETWORK DIAGRAM]

     Communication sites consist of towers, rooftops and other structures upon which antennae are placed. A typical tower includes a compound enclosing the tower and an equipment shelter. The equipment shelter houses a variety of transmitting, receiving and switching equipment. The tower can be either a self-support or guyed model. There are two types of self-supported models: the lattice and the monopole. A lattice model is usually tapered from the bottom up and can have three or four sides of open-framed steel supports. A monopole is a free standing tubular structure. Guyed towers gain their support capacity from a series of guy cables attaching separate levels of the tower to anchor foundations in the ground. Monopoles typically range in height from 50-200 feet, lattice towers can reach up to 350 feet and guyed towers can reach 2000 feet or more.

                                TYPES OF TOWERS
                             (DIAGRAM NOT TO SCALE)

                               [TYPES OF TOWERS]

     Rooftop sites are more common in urban areas where tall buildings are generally available and multiple communication sites are required because of high wireless traffic density. One advantage of a rooftop site is that zoning regulations typically permit installation of antennae. In cases of such high population density, neither height nor extended radius of coverage are as important and the installation of a tower structure may prove to be impossible because of zoning restrictions, land cost and land availability. Other structures on which antennae have been installed include billboards, electric transmission towers, silos, water tanks and smokestacks.

     OPERATION OF TWO-WAY WIRELESS SYSTEMS. Wireless transmission networks use a variety of radio frequencies to transmit voice and data. Wireless transmission networks include two-way radio applications, such as cellular, personal communications services, specialized mobile radio and enhanced specialized mobile radio networks, and one-way radio applications, such as paging services. Each application operates within a distinct radio frequency. Although cellular currently represents the largest segment of the wireless communications industry, other wireless technologies are expected to grow significantly.


     Two-way wireless service areas are divided into multiple regions called cells, each of which contains a base station consisting of a low-power transmitter, a receiver and signaling equipment, typically located on a tower. The cells are usually configured in a grid pattern, although terrain factors, including natural and man-made obstructions, and signal coverage patterns may result in irregularly shaped cells and overlaps or gaps in coverage. Cellular system cells generally have a radius ranging from two miles to 25 miles and personal communications services and other higher frequency services system cells generally have a radius ranging from one-quarter mile to 12 miles, depending on the technology being used, level of customer usage, installation, height and the terrain. Growing demand for cell sites is one of the primary reasons for the expected growing demand for our services. The base station in each cell is connected by microwave, fiber optic cable or telephone wires to a switch, which uses computers and specially developed software to control the operation of the wireless telephone system for an entire service area. The switch controls the transfer of calls from cells within the system and connects calls to the local landline telephone system or to a long distance telephone carrier.

     Each wireless transmission network is planned to meet a certain level of subscriber density and traffic demand in addition to providing a certain geographic coverage. Each transmission requires a certain amount of radio frequency, so a system's capacity is limited by the amount of frequency that is available. The same frequency can be reused by each separate transmitter, subject to certain interference limitations. The design of each wireless system involves the placement of transmission equipment in locations that will make optimal use of available frequency based upon projected usage patterns, subject to the availability of such locations and the ability to use them for wireless transmission under applicable zoning requirements.

     WIRELESS COMMUNICATIONS. The wireless communications industry now provides a broad range of services, including cellular, personal communications services, paging, specialized mobile radio and enhanced specialized mobile radio. The industry has benefited in recent years from increasing demand for its services and industry experts expect this demand to continue to increase. The following table sets forth industry estimates regarding projected subscriber growth for certain types of wireless communications services:


                                                                           1998-2002     1998-2008
                                 ESTIMATED     PROJECTED     PROJECTED    COMPOUNDED    COMPOUNDED
                                   1998          2002          2008         ANNUAL        ANNUAL
                                SUBSCRIBERS   SUBSCRIBERS   SUBSCRIBERS   GROWTH RATE   GROWTH RATE
                                -----------   -----------   -----------   -----------   -----------
                                                 (IN MILLIONS, EXCEPT PERCENTAGES)
Cellular......................     60.0          80.7          81.1           7.7%          3.1%
Personal Communications
  Services....................      7.2          46.0          86.6          59.1%         28.3%
Enhanced Specialized Mobile
  Radio.......................      2.8          10.1          17.0          37.4%         19.6%


---------------
Source: Paul Kagan Associates, Inc. There can be no assurance that these projections will prove to be accurate.


     We believe that more communication sites will be required in the future to accommodate the expected increase in demand for wireless communications services. Current emerging wireless communications systems, such as personal communications services and enhanced specialized mobile radio, represent an immediate and sizable market for providers of communication site services as they build out large nationwide and regional networks. The development of higher frequency technologies such as personal communications services offers us opportunities as the reduced cell range of those technologies requires a more concentrated network of towers. While several personal communications services and enhanced specialized mobile radio providers have already built limited networks in certain markets, these providers still need to fill in dead zones and expand geographic coverage. The Personal Communications Industry Association estimates that there were approximately 80,000 antenna sites in the United States as of December 31, 1998. In January 1999, the Personal Communications Industry Association estimated that the number of antenna sites in the United States for cellular, personal communications services and enhanced mobile radio providers will increase by an additional 66,000 communications sites through 2005 as cellular systems expand coverage and personal communications services systems are deployed.



     As a result of advances in digital technology, enhanced specialized mobile radio operators have also begun to design and deploy digital mobile telecommunications networks in competition with cellular providers. In response to the increased competition, cellular operators are re-engineering their networks by increasing the number of sites, locating sites within a smaller radius, filling in dead zones and converting from analog to digital cellular service in order to manage subscriber growth, extend geographic coverage and provide competitive services. The demand for communication sites is also being stimulated by the development of new paging applications, such as e-mail and voicemail notification and two-way paging, as well as other wireless data applications.

     Licenses are also being awarded, and technologies are being developed, for numerous new wireless applications that will require networks of communication sites. These potential applications include local multi-point distribution services, such as wireless local loop, wireless cable television, data and Internet access. Radio spectrum required for these technologies has, in many cases, already been awarded and licensees have begun to build out and offer services through local loop networks operated by Winstar and Teligent, through new wireless cable networks operated by companies such as CellularVision, and through data networks being constructed and operated by RAM Mobile Data, MTEL and Ardis.

CHARACTERISTICS OF THE TOWER INDUSTRY


     In addition to the increased demand for wireless services and the need to develop and expand wireless communications networks, we believe that other trends influencing the wireless communications industry have important implications for independent tower operators. In this increasingly competitive wireless industry environment, we believe that many providers are dedicating their capital and operations primarily to those activities that directly contribute to subscriber growth, such as marketing and distribution. Management believes these providers, therefore, will seek to reduce costs and increase efficiency through the outsourcing of infrastructure network functions such as communication site ownership, construction, operation and maintenance. In order to speed new network deployment and expansion and generate efficiencies, providers are increasingly co-locating transmission equipment with that of other wireless service providers. The trend towards co-location has been furthered by the Not-In-My-Backyard arguments generated by local zoning and planning authorities in opposition to the proliferation of towers.



     Management believes that, in addition to the favorable growth and outsourcing trends in the wireless communications industry and high barriers to entry as a result of regulatory and local zoning restrictions associated with new tower sites, tower operators benefit from several favorable characteristics. The ability of tower operators to provide antenna sites to customers on multiple tenant towers diversifies them against the specific technology, product and market risks typically faced by an individual provider. The emergence of new technologies, providers, products and markets may allow independent tower operators to further diversify against such risks. We believe that independent tower operators also benefit from the contract nature of the site leasing business and the predictability and stability of these recurring revenues. In addition, the site leasing business has low variable operating costs and significant operating leverage. Towers generally are fixed cost assets with minimal variable operating costs associated with additional tenants. A tower operator can generally expect to experience increasing margins when new tenants are added to existing towers.



     The site leasing business typically experiences low customer churn rates as a result of the high costs that would be incurred by a wireless service provider were it to relocate an antenna to another site and consequently be forced to re-engineer its network. Moving a single antenna may alter the pre-engineered maximum signal coverage, requiring a reconfiguration of the network at significant cost to maintain the same coverage. Municipal approvals are becoming increasingly difficult to obtain and may also affect the provider's decision to relocate. We believe that the costs associated with network reconfiguration and municipal approval and the time required to complete these activities usually are not justified by the potential savings in reduced site rental expense.

                                    BUSINESS

OVERVIEW


     SpectraSite is one of the leading full service providers of tower related services in the U.S. wireless communications industry. We develop and manage build-to-suit tower networks and provide site acquisition services for major wireless communication companies such as AT&T Wireless, Nextel and Sprint PCS, as well as numerous other entrepreneurial service providers. Our business enjoys favorable unit economics which include stable and recurring revenues, low operating costs, minimal post-construction capital requirements, high customer retention levels and a diversified asset and customer base. We are capitalizing on the growing trend toward antenna co-location and independent tower ownership, as leading wireless providers increasingly redirect their capital outlays from tower development to subscriber acquisition activities and local municipalities encourage multiple tenants on single towers.



     SpectraSite generally builds towers suited for multi-tenant use under build-to-suit programs and typically does not start construction of a tower until an anchor tenant has agreed to lease antenna space on such tower. We have the capacity to develop a large number of towers as:


     - a typical tower takes approximately two months to construct, once zoning approval is obtained;

     - we utilize a standard set of proprietary building specifications; and


     - we capitalize on our program management expertise and our established relationships with highly experienced, pre-qualified third-party engineers and construction firms that specialize in the wireless communications industry.



     Our primary focus is the ownership of multi-tenant towers and the leasing, under long-term contracts, of antenna space on such towers to a variety of wireless service providers, including personal communications services, cellular, paging, specialized mobile radio, enhanced specialized mobile radio and other providers. Since a typical tower has and will have multiple antennae positions that are leased to different wireless providers and the towers are dispersed geographically, SpectraSite will benefit from a recurring revenue base that is diversified in terms of customer mix, geographic presence and industry segment. The relatively low, fixed costs associated with maintaining a tower network allow for incremental leasing revenues from co-location tenants to result in disproportionately greater increases in tower cash flow. Management believes that tower cash flow margins will range from approximately 35% to 80% depending upon the level of co-location. Additionally, the capital requirements beyond initial construction are minimal. Assuming a conservative level of tenants per tower, the payback period on construction investment is approximately five years, while the usable life of the tower asset is estimated to be at least 15 years. The tower franchise is further enhanced by the high cost of antenna relocation, which reduces customer turnover, and the high barriers to entry resulting from local opposition to tower proliferation.


     Under a build-to-suit program for an anchor wireless service provider, SpectraSite is awarded non-binding mandates and undertakes all site development activities and costs. In return, the anchor wireless service provider enters into a long-term lease. SpectraSite retains ownership of the tower and has the ability to co-locate additional tenants. Management believes that many wireless service providers are using build-to-suit programs as an alternative to tower ownership and that this outsourcing trend is likely to continue. SpectraSite's build-to-suit programs provide a comprehensive solution to those wireless service providers seeking to minimize their capital expenditures, overhead and time associated with the build-out and on-going maintenance of their wireless network infrastructure. We believe that our site leasing business will continue to grow, particularly through greater acceptance of build-to-suit programs.


     SpectraSite also offers comprehensive site acquisition services, including site location analysis; site acquisition; zoning and land use permitting; FAA compliance analysis and filing; and contract, title and building permit administration. One of the three businesses that combined to form SpectraSite in 1997 has been providing site acquisition services since 1992 and has developed standard procedures for efficiently and effectively identifying locations, obtaining compliance approvals and acquiring sites. We are typically paid fees for site acquisition services on a project by project basis.

     Management believes that the number of communication sites in use, which include towers, rooftops and other structures, will continue to increase with the growth in demand for wireless services. This increase is the result of several factors, including:


     - the continuing build-out of higher frequency technologies, such as personal communications services, which have a reduced cell range and thus require a concentrated network of towers;

     - the need to expand the capacity of existing networks;

     - the issuance of new wireless network licenses requiring the construction of new wireless networks; and

     - the emergence of new wireless technologies.


BUSINESS STRATEGY



     Our strategic objective is to continue to be one of the largest owners and operators of communications towers and to be the premier build-to-suit provider of tower networks in the United States. SpectraSite's strategy involves the following elements:



     MAXIMIZE CO-LOCATION ON TOWERS. Our strategy for our owned and managed towers is to maximize the number of tenants on each tower in order to rapidly increase tower cash flow. Since most tower costs are fixed, leasing available space on an existing tower results in minimal additional expenses and, therefore, generates a disproportionately large increase in tower cash flow margins. SpectraSite generally constructs towers to accommodate at least three tenants. We have a dedicated sales force to market available co-location opportunities to wireless communication providers, and we intend to leverage our national tower footprint to enable wireless providers to more quickly establish wireless coverage in individual and multiple markets.



     PARTNER WITH WIRELESS COMMUNICATIONS CARRIERS TO ASSUME OWNERSHIP OF THEIR EXISTING TOWERS. Our acquisition of Nextel's towers provides us with a nationwide network of more than 2,100 strategically located towers and a commitment to construct, acquire or make available for co-location on our towers an additional 1,700 sites to facilitate Nextel's national service deployment over the next several years. In addition to our transaction with Nextel, we will continue to seek partnerships and other strategic arrangements with other major wireless communications carriers in order to assume ownership of their towers.



     INTEGRATE THE NEXTEL TOWER ASSETS. In conjunction with the Nextel tower acquisition, we are establishing four regional offices in the New York, Atlanta, Chicago and San Francisco areas. Each office offers SpectraSite's full complement of services, including site acquisition, zoning, project management, construction, site operations and co-location marketing. A seasoned Regional Vice President is in charge of each office. We intend to immediately begin site acquisition and tower development for Nextel and to increase these activities during 1999 as our regional offices become fully operational.



     BUILD TOWERS IN AREAS OF INCREASING WIRELESS DEMAND. SpectraSite is well positioned to capitalize on the trend of wireless service providers outsourcing the ownership and management of communications sites. Our turnkey operation can develop and implement build-to-suit tower networks and then provide efficient site management services for completed towers. Carriers value our ability to serve all of their tower network development needs. In addition, we selectively invest radio frequency engineering and site acquisition costs into sites that management believes have higher than average co-location opportunities.



     ACQUIRE TOWERS WITH SUBSTANTIAL CO-LOCATION OPPORTUNITIES. SpectraSite intends to continue to make selective acquisitions in the fragmented tower owner and operator industry. Management's strategy is to acquire towers that can service multiple tenants and will be attractive to wireless providers based upon their location, height and available capacity. Additionally, our strategy is to purchase under-utilized towers with high future co-location potential. Management believes that there are small and large acquisition candidates and that the number of available towers will grow as large personal communications services and other small independent tower companies divest their tower holdings. SpectraSite has strict valuation criteria and believes that certain tower properties can be purchased at reasonable price levels. SpectraSite regularly evaluates acquisition opportunities, engages in negotiations and submits bids with respect to acquisitions of individual towers, groups of towers and entities that own or manage towers and related businesses, any of which may be material.


     CAPITALIZE ON STRONG RELATIONSHIPS WITH MAJOR WIRELESS SERVICE
PROVIDERS. In addition to developing towers for Nextel, we will continue to pursue build-to-suit contracts with other major wireless communications providers. We have established a reputation as a highly professional, responsive build-to-suit and site acquisition provider. This has been achieved through ongoing investment in the development of multi-level customer relationships. Our sales force implements a dual marketing strategy that focuses company resources on the client's decision maker at the local level while solidifying relationships with the customer's senior management. Our experience is that a high level of responsiveness and the rapid development of tower sites for an existing customer ensures that SpectraSite will continue to be an integral part of that customer's network deployment plans.



     LEVERAGE SITE ACQUISITION SERVICES. Over the last six years, SpectraSite has performed an array of site acquisition services covering approximately 4,000 sites for major wireless service providers, including ALLTEL, BellSouth Mobility, GTE Mobility, Horizon, Nextel and Powertel. SpectraSite has a broad field organization that allows it to identify and participate in site acquisition projects across the country. Knowledge of local markets and strong customer relationships with wireless service providers are competitive strengths that position SpectraSite to further capitalize on the site acquisition and build-to-suit needs of the wireless communications industry.



COMPETITIVE STRENGTHS



     The leasing of antenna space on communications towers provides a recurring, diversified, stable cash flow stream due to the long-term nature of the customer contracts, the provision of services to multiple customers from different wireless segments, and the significant costs existing tenants would incur to relocate. Once a tower is built for an anchor tenant, co-location tenants provide high incremental cash flow due to low, fixed tower maintenance expense. To enhance our ability to secure additional tenants on our towers, in September 1998, we acquired GlobalComm, Inc., a leading co-location marketing company; GlobalComm handled co-location marketing for over 750 towers owned by BellSouth Mobility DCS. Towers can accommodate a broad array of wireless communications carriers and, therefore, revenues are not dependent upon any specific wireless segment or technology. Penetration of personal communications services, cellular and enhanced specialized mobile radio was approximately 25.3% as of December 31, 1998 and is expected to reach 60.6% by 2008, according to Paul Kagan Associates, Inc. Since towers are a basic component of a wireless communications network, we believe we are well positioned to benefit from the proliferation and increased penetration of wireless communications services.


     Management believes that the following strengths will enable SpectraSite to successfully expand its business:


     NATIONAL FOOTPRINT WITH OVER 3,000 COMMUNICATIONS TOWERS. As a result of the Nextel tower acquisition, we are one of the largest independent owner and operator of communications towers in the United States with over 3,000 towers under management, including more than 2,100 owned towers. Furthermore, Nextel has agreed to lease space on 1,700 additional towers we construct, acquire or currently own. As a result, we believe we are well positioned to assist wireless providers in initiating service in new markets both on a local and a national basis, thereby better positioning us to capture additional co-location opportunities.


     BUILD-TO-SUIT FOCUS. SpectraSite specializes in developing and building tower networks to suit the needs of wireless communication carriers. Management believes that its primary focus on and expertise in build-to-suit programs is unique among its major competitors. SpectraSite has assembled the resources, tools and proven personnel which combine to form the program management organization needed for managing high-speed tower development projects. In addition, SpectraSite offers professional site leasing and asset management services for the towers it builds, as well as for towers owned by carriers.

     CAPABILITY TO MANAGE MULTIPLE PROJECTS. We have been able to successfully manage multiple site acquisition and tower development projects in various locations at the same time. SpectraSite utilizes a pre-qualified pool of local contractors and advisors to build its towers, which allows management to focus its resources and capital on managing multiple construction projects simultaneously. SpectraSite's diversified and outsourced labor pool provides flexibility to handle varying numbers of build-to-suit programs in a variety of local markets. Management believes that the ability to undertake concurrent build-to-suit programs in multiple markets is attractive to wireless service providers.


     STANDARDIZED PROCEDURES AND SPECIFICATIONS. SpectraSite has developed detailed site acquisition procedures and construction specifications and procedures that allow it to rapidly construct tower networks. Wireless carriers require aggressive network build-out schedules, and uniform procedures and specifications allow for reduced employee training time, improved vendor performance and quicker identification of potential tower sites. SpectraSite uses a pre-qualified pool of architectural, engineering and construction contractors that work within its standard guidelines and have a proven capacity for multiple projects. In addition, we are organized to efficiently:

     - plan the project;

     - secure the sites by purchase or lease;

     - obtain zoning approvals; and

     - manage all site preparation and tower construction.


     INTEGRATED PROVIDER OF SITE DEVELOPMENT SERVICES. SpectraSite benefits from its integrated, comprehensive site development and program management capabilities, as wireless service providers prefer the flexibility of a vendor who can program-manage all direct and subcontract functions related to real estate, design, construction and on-going operations. SpectraSite's efficient site acquisition business provides a competitive advantage by:


     - maintaining a comprehensive project management database;

     - allowing management to position SpectraSite with customers as an end-to-end, full service provider of tower development services; and


     - by performing site acquisition services rather than finding third parties to achieve the same task, which permits tower development mandates to be fulfilled more rapidly than they would be otherwise.



     EXPERIENCED MANAGEMENT. Our senior managers have acquired over 8,000 communication sites and built more than 1,000 towers. In addition, SpectraSite provides tower management services to 3,000 sites, consisting of both SpectraSite-owned and carrier-owned tower sites. Management believes that its industry experience allows it to offer quality service and proven results to wireless communication providers in their network build-outs.

TOWER LOCATIONS



     The following chart shows the location of our owned towers:



                                                              NUMBER    % OF
                                                                OF     TOTAL
                           STATE                              TOWERS   TOWERS
                           -----                              ------   ------
California..................................................    411     19.3%
Ohio........................................................    157      7.4
Michigan....................................................    150      7.0
Illinois....................................................    139      6.5
Florida.....................................................    137      6.4
Georgia.....................................................    129      6.1
North Carolina..............................................    113      5.3
Texas.......................................................    102      4.8
Washington..................................................     70      3.3
Wisconsin...................................................     65      3.1
Louisiana...................................................     55      2.6
Tennessee...................................................     50      2.3
South Carolina..............................................     47      2.2
Indiana.....................................................     42      2.0
Missouri....................................................     41      1.9
Massachusetts...............................................     39      1.8
Oklahoma....................................................     38      1.8
Alabama.....................................................     36      1.7
Pennsylvania................................................     34      1.6
Maryland....................................................     33      1.5
Nevada......................................................     31      1.5
Oregon......................................................     31      1.5
Colorado....................................................     30      1.4
Arizona.....................................................     19      0.9
Utah........................................................     19      0.9
Virginia....................................................     15      0.7
Minnesota...................................................     14      0.7
New Jersey..................................................     14      0.7
Kansas......................................................     13      0.6
New York....................................................     13      0.6
Other.......................................................     44      2.1
                                                              -----    -----
          Total.............................................  2,131    100.0%
                                                              =====    =====



OUR SERVICES


     SpectraSite's business is divided into three areas:


     - tower operations, including leasing of tower space;



     - tower development; and



     - site acquisition.


     These services are centrally managed with proprietary documentation and through a program and site management database which contains information on all aspects of individual tower sites.


     TOWER OPERATIONS. The tower operations business consists of the leasing of antenna space on tower sites to wireless service providers, and the maintenance and management of tower sites. These services are provided for our towers and for carrier-owned towers. When SpectraSite provides site leasing services for carrier-owned towers, SpectraSite receives a percentage of the revenues of the leases it obtains on behalf of the carrier. When SpectraSite performs site management services for carrier-owned towers, the carrier pays SpectraSite a fixed monthly fee for each managed site. SpectraSite generally receives monthly lease payments from customers payable under written antenna site leases. The majority of SpectraSite's outstanding customer leases, and the new leases typically entered into by SpectraSite, have original terms of five years, with four or five renewal periods of five years each, and usually provide for periodic price increases. Monthly lease pricing varies with the number and type of antennae installed on a communication site.



     Management believes that the site leasing portion of SpectraSite's business has significant potential for growth, and SpectraSite intends to expand its site leasing business through increasing activity from its build-to-suit programs and selective acquisitions, such as the recent acquisition of GlobalComm.



     Once acquired or constructed, SpectraSite maintains and manages its communication sites through a combination of in-house personnel and independent contractors. In-house personnel are responsible for oversight and supervision of all aspects of site maintenance and management and are particularly responsible for monitoring security access and lighting, radio frequency emission and interference issues, signage, structural engineering and tower capacity, tenant relations and supervision of independent contractors. SpectraSite hires independent contractors locally to perform routine maintenance functions, such as landscaping, pest control, snow removal, site access and equipment installation oversight. Independent contractors are engaged by SpectraSite on a fixed fee or time and materials basis.


     TOWER DEVELOPMENT. SpectraSite offers comprehensive build-to-suit program management and also selectively builds towers in strategic geographic locations for anchor tenant and co-location marketing opportunities. Under its build-to-suit programs, SpectraSite generally constructs tower networks only after having signed an antenna site lease agreement with an anchor tenant and having made the determination that the initial or planned capital investment for such tower network would not exceed a targeted multiple of tower cash flow after a certain period of time. In selling its build-to-suit programs, SpectraSite's representatives utilize their existing relationships in the wireless communications industry to target wireless service providers interested in outsourcing their network build-out. Proposals for build-to-suit towers are made by SpectraSite's sales representatives in response to specific requests for quotes or proposals from carriers. Although the terms vary from proposal to proposal, SpectraSite typically offers a five-year lease agreement with four or five additional five-year renewal periods. The term of the anchor tenant lease is designed to match the term of the ground lease underlying the tower. While the proposed monthly rent also varies, anchor tenants will generally pay lower monthly rents than subsequent tenants.

     Build-to-suit proposal requests typically require SpectraSite to offer a fixed monthly lease rate for all towers included in the proposed network build-out. To arrive at this average monthly rate, SpectraSite will analyze a number of factors including projected construction cost, projected average monthly ground lease rate, zoning and permitting issues and co-location opportunities.

     If a wireless provider accepts the terms of the proposal submitted by SpectraSite, the provider will award SpectraSite a mandate:

     - to pursue specific sites;

     - to identify appropriate sites within specific search rings; or

     - to build a tower network within a general area.

These mandates are in the form of non-binding agreements and either party may terminate the mandate at any time.

     Based on the status of the sites SpectraSite has been given a mandate to pursue, SpectraSite will provide the site development activities required to:


     - secure and complete a ground lease;



     - obtain zoning approval and other required permits;

     - design the network; and



     - construct all towers within the network.


Prior to starting construction on each site, SpectraSite will enter into an antenna site lease agreement with a provider. Certain of the build-to-suit agreements contain penalty provisions in the event the towers are not completed within specified time periods.

     SpectraSite invests resources in radio frequency engineering and site acquisition of potential tower sites we believe have higher than average co-location opportunities. SpectraSite does not commence tower construction until an anchor tenant signs a lease.

     SpectraSite also selectively pursues acquisitions of revenue-producing communication sites. SpectraSite's goal is to acquire towers that have an initial or planned capital investment not exceeding a targeted multiple of tower cash flow after a certain period of time. Tower cash flow is determined by subtracting from gross tenant revenues the direct expenses associated with operating the communication site, such as ground lease payments, real estate taxes, utilities, insurance and maintenance.


     SpectraSite has had discussions with a number of wireless communication providers regarding possible strategic partnerships and other investment arrangements other than the Nextel tower acquisition. SpectraSite has no present agreement regarding the terms of any such transaction. If and when attractive opportunities become available, SpectraSite contemplates pursuing such opportunities. Nonetheless, there can be no assurance that any such future strategic business arrangement will be entered into or the timing thereof. Specifically, any decision by SpectraSite as to whether or not to pursue any such strategic partnership or similar business arrangement will be based upon, among other things, the relative attractiveness of available alternative business and investment opportunities, the regulatory environment for wireless communication properties, future developments relating to SpectraSite, general economic conditions and other future developments.



     SITE ACQUISITION. SpectraSite offers a full range of site acquisition services. Site acquisition typically occurs in four phases:


     - network pre-design;

     - communication site selection;

     - communication site acquisition; and

     - local zoning and permitting.

SpectraSite offers each phase of its site acquisition services to its customers.


     During the initial phase, network pre-design, SpectraSite performs pre-design analysis by investigating those areas of the Basic Trading Area that are designated as a priority by the customer. SpectraSite will then identify, to the extent possible, all sites which meet the customer's radio frequency requirements. Geographic Information Systems specialists create maps of the sites, analyzing for a number of factors, including which areas may have the most favorable zoning regulations and availability of co-location opportunities. A preliminary zoning analysis is typically conducted, and SpectraSite will determine those areas of the Basic Trading Area where zoning approval is likely, along with a possible time frame for approval. These initial services are intended to eliminate costly redesigns once a project is commenced, which can result in significant savings of both time and money.


     In the second phase, site selection, SpectraSite determines which sites:

     - most closely meet the radio frequency engineering requirements of the customer;

     - can be leased or purchased;

     - have the potential to be zoned for site construction or co-location based on the then current zoning requirements; and

     - are suitable for the construction of a site.

     Geographic Information Systems specialists select the most suitable sites based on demographics, traffic patterns and signal characteristics.

     Typically, SpectraSite will identify two or three potential sites for each location in the radio frequency engineering plan, with the intent of co-locating on an existing site or constructing a new site on the location most advantageous to the customer. FAA approval, when necessary, is also typically sought at this time.


     In the third phase, site acquisition, SpectraSite secures the right from the property owner to construct a tower or co-locate on the site. Depending on the type of interest in the property that SpectraSite believes will best suit the needs of the customer, SpectraSite will negotiate and enter into on behalf of the customer:



     - a contract of sale under which the customer acquires fee title to the property;



     - a long-term ground or rooftop lease under which the customer acquires a leasehold interest in the property, typically a five-year lease with four or five renewal periods of five years each;



     - an easement agreement under which the customer acquires an easement over the property; or



     - an option to purchase or lease the property under which the customer has a future right to acquire fee title to the property or acquire a leasehold interest.


     It is during this phase of the site acquisition services that SpectraSite generally obtains a title report on the site, conducts a survey of the site, performs soil analysis of the site and obtains an environmental survey of the site.

     The final phase, local zoning and permitting, includes preparing all appropriate zoning applications and providing representation at any zoning hearings that may be conducted. SpectraSite also obtains all necessary entitlement land use permits necessary to commence construction on the site or install equipment on the site.


     Once SpectraSite is hired on a site acquisition project, a site acquisition team is dispatched to the project site. A temporary field office is established for the duration of the project. The site acquisition team is typically composed of permanent in-house employees and supplemented with local hires employed only for that particular project. A team leader is assigned to each phase of the site acquisition project and reports to a project manager who oversees all team leaders. Upon the completion of a site acquisition project, the field office typically is closed and all permanent in-house employees are either relocated to another project or directed to return to headquarters or one of the other division offices.


     SpectraSite generally sets prices for each site acquisition service separately. Customers are billed for these services on a fixed price or time and materials basis and SpectraSite may negotiate fees on individual sites or for groups of sites.

CUSTOMERS


     SpectraSite has performed site acquisition, tower construction and site leasing services for several of the largest wireless service providers. The majority of SpectraSite's contracts have historically been for personal communications services customers. SpectraSite also serves enhanced specialized mobile radio, specialized mobile radio and cellular wireless providers. In both its site acquisition and site leasing businesses, SpectraSite works with national, local and regional operators. For the year ended December 31, 1997, Powertel, Sprint PCS, GTE Mobility, Intercel and Horizon accounted for 38.9%, 18.8%, 14.7%, 13.0% and 11.2%, respectively, of SpectraSite's revenue. For the year ended December 31, 1998, Powertel and Tritel accounted for 46.6% and 24.3%, respectively, of SpectraSite's revenues. No other customer accounted for more than 10% of SpectraSite's revenues during the year ended December 31, 1998.


SALES AND MARKETING

     SpectraSite's sales and marketing goals are:

     - to further cultivate existing customers in order to obtain mandates for build-to-suit programs and to maximize sales of site acquisition services;

     - to position SpectraSite to become a market leader in the site leasing business;


     - to use existing relationships and develop new relationships with wireless service providers to lease antennae space on SpectraSite-owned or -managed communication sites; and


     - to form affiliations with select communications system vendors who utilize end-to-end services, including those provided by SpectraSite, which will enable SpectraSite to market its services and products through additional channels of distribution.


     Historically, SpectraSite has capitalized on the strength of its experience, performance and relationships with wireless service providers to obtain build-to-suit mandates, and expects to continue to enhance and leverage these attributes to sell site acquisition services, build-to-suit programs and antennae space on SpectraSite-owned or -managed communication sites.



     Maintaining and cultivating relationships with wireless service providers is a main focus of senior management. SpectraSite's strategy is to delegate sales efforts to those of its employees who have the best relationships with the wireless service providers. The representatives are assigned specific accounts based on historical experience with a provider and the quality of the relationship between the SpectraSite representative and such provider. Most wireless service providers have national corporate headquarters with regional offices. SpectraSite believes that most decisions for site acquisition and site leasing services are made by providers at the regional level with input from their corporate headquarters. SpectraSite's sales representatives work with provider representatives at the local level and at the national level when appropriate. SpectraSite's sales staff compensation is heavily weighted to incentive-based goals and measurements. In addition to its marketing and sales staff, SpectraSite relies upon its executive and operations personnel on the national and field office levels to identify sales opportunities within existing customer accounts, as well as acquisition opportunities.


COMPETITION


     SpectraSite's principal competitors include American Tower Corporation, Crown Castle International Corp., Pinnacle Tower, SBA Communications Corporation, Unisite, Inc. and WesTower Corporation. See "Risk Factors -- We compete with companies who have greater financial resources."



     Towers are not the only kind of platform for radio transmitters. The FCC has authorized numerous entities and is considering applications from many others to provide fixed and mobile satellite services using various frequency bands in a manner that may compete with terrestrial service providers. Iridium, for example, has commenced space-borne provision of cellular telephone service, and Teledesic plans to provide high-speed data services through low-earth-orbit satellites. In 1997, the FCC allocated one gigahertz of spectrum in the 47 GHz band for any use consistent with the spectrum allocation table. The FCC has decided to auction this spectrum in 200 MHz blocks for the provision of communications services. It is as yet unclear which of these new technologies will be commercially feasible, and to what extent they will offer significant competitive alternatives to terrestrial structures.


EMPLOYEES


     As of December 31, 1998, SpectraSite had 104 employees, none of whom are represented by a collective bargaining agreement. SpectraSite considers its employee relations to be good. Due to the nature of the site acquisition business of SpectraSite, it may experience increases and decreases in employees as site acquisition contracts are completed.


PROPERTIES


     SpectraSite is headquartered in Cary, North Carolina, where it currently leases approximately 5,800 square feet of space. We are also establishing full-service regional offices in the New York, Atlanta, Chicago and San Francisco areas. In addition, we currently lease offices in Little Rock, Birmingham, Cincinnati and Memphis. SpectraSite opens and closes project offices from time to time in connection with its site acquisition business, which offices are generally leased for periods not exceeding 18 months.

LEGAL PROCEEDINGS


     From time to time, SpectraSite is involved in various legal proceedings relating to claims arising in the ordinary course of business. SpectraSite is not a party to any such legal proceeding, the adverse outcome of which, individually or in the aggregate, is expected to have a material adverse effect on its business, financial condition or results of operations.


INTERNATIONAL

     SpectraSite's primary focus is on its domestic operations. From time to time, however, SpectraSite may evaluate international opportunities and take advantage of those that it feels may be profitable for SpectraSite. Currently, SpectraSite is not considering any significant international projects.

REGULATORY AND ENVIRONMENTAL MATTERS


     FEDERAL REGULATIONS. Both the FCC and the FAA regulate towers used for wireless communications transmitters and receivers. Such regulations control the siting, marking and lighting of towers and may, depending on the characteristics of particular towers, require registration of tower facilities. Wireless communications antennae operating on towers are separately regulated and independently licensed by the FCC based upon the particular frequency being used and the service being provided. In addition to these regulations, SpectraSite must comply with certain environmental laws and regulations. See "Risk
Factors -- Environmental Matters."



     Pursuant to the requirements of the Communications Act of 1934, as amended, the FCC, in conjunction with the FAA, has developed standards to consider proposals for new or modified antennae. These standards mandate that the FCC and the FAA consider the height of the proposed antenna structure, the relationship of the structure to existing natural or man-made obstructions and the proximity of the structure to runways and airports. Proposals to construct or modify existing structures above certain heights or within certain proximity to airports are reviewed by the FAA to ensure they will not present a hazard to aviation. The FAA may condition its issuance of no-hazard determinations upon compliance with specified lighting and marking requirements. The FCC will not license the operation of wireless telecommunications antennae on towers unless the tower has been registered with the FCC or a determination has been made that such registration is not necessary. The FCC will not register a tower unless it has received all necessary clearances from the FAA. The FCC also enforces special lighting and painting requirements. Owners of towers on which wireless communications antennae are located have an obligation to maintain painting and lighting to conform to FCC standards. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting failures. SpectraSite generally indemnifies its customers against any failure to comply with applicable regulatory standards. Failure to comply with the applicable requirements may lead to civil penalties and tort liability.



     In 1995, the FCC adopted regulations making the owners of towers, rather than radio licensees, primarily responsible for compliance with antenna structure painting and lighting requirements. These rule changes are based on statutory amendments adopted by Congress in 1992 extending regulatory jurisdiction to tower owners. Radio licensees are now secondarily responsible for tower maintenance if the tower owners are unwilling or unable to perform those duties. Currently, these requirements apply to antenna structures that are more than 200 feet in height, or that may interfere with the approach or departure space of a nearby airport runway.



     The regulatory requirements adopted in 1995 required tower owners to register existing structures by state, in accordance with filing windows, over a two-year period between July 1, 1996 and June 30, 1998. Historically, tower locations were determined using area maps. The FCC has recognized that, with the proliferation of inexpensive, satellite-based locating devices, such as Global Positioning System receivers, structures can now be easily located with a higher degree of accuracy. Accordingly, the FCC has told owners who determined that tower registration information conflicted with previously issued licenses for antennae on their towers to register their structures using the new data and to seek new FAA determinations of no hazard as necessary under the FAA's rules. The FCC also has instructed licensees or permittees who discovered that the coordinates on their authorizations differed from those determined by more accurate means to submit corrective construction permit applications. In February 1999, the FCC's Wireless Telecommunications Bureau announced that, beginning on May 1, 1999, applications for FCC authorizations involving wireless antennae on existing towers will be dismissed if a tower registration number is not listed on the FCC application. Beginning on July 1, 1999, wireless applicants proposing to mount their antennae on new structures will have their applications dismissed for failure to provide a tower registration number. This new policy means that for towers to be of use to FCC applicants, it will be necessary for tower owners to notify the FAA and obtain FCC tower registration well in advance of the date tenants will be filing FCC applications. As part of the new policy, the FCC also said that, effective May 1, 1999, it will return and not process any tower registration applications with data that do not agree with information listed on previously issued FAA no-hazard determinations.



     In December 1998, the FCC announced that a recent audit of existing antenna structures revealed that over one quarter of the audited structures had not been registered as required by the FCC's rules. In light of this finding and several reported near misses of towers by aircraft, the FCC in January 1999 announced a "no-tolerance policy," requiring all owners of existing unregistered structures to register them immediately or face monetary forfeitures or civil fines.



     The 1996 Telecom Act amended the Communications Act of 1934 by limiting state and local zoning authorities' jurisdiction over the construction, modification and placement of towers. The new law preserves local zoning authority but prohibits any action that would discriminate between different providers of wireless services or ban altogether the construction, modification or placement of radio communications towers. The 1996 Telecom Act also requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.



     Owners and operators of communications towers may be subject to, and, therefore, must comply with environmental laws. The FCC's decision to register a proposed tower may be subject to environmental review pursuant to the National Environmental Policy Act of 1969, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC has issued regulations implementing the National Environmental Policy Act. Such regulations place responsibility on each applicant to investigate any potential environmental effects of operations and to disclose any significant effects on the environment in an environmental assessment prior to constructing a tower. In the event the FCC determines the proposed tower would have a significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement. This process could significantly delay the registration of a particular tower.


     STATE AND LOCAL REGULATIONS. Most states regulate certain aspects of real estate acquisition and leasing activities. Where required, SpectraSite conducts the site acquisition portions of its site acquisition services business through licensed real estate brokers or agents, who may be employees of SpectraSite or hired as independent contractors. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers. Companies owning or seeking to build towers have encountered an array of obstacles arising from state and local regulation of tower site and construction, including environmental assessments, fall radius assessments, marketing/lighting requirements, and concerns with interference to other electronic devices. The delays resulting from the administration of such restrictions can last for several months, and when appeals are involved, can take several years.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

     The executive officers, directors and key employees of SpectraSite are as follows:


              NAME                   AGE                       POSITION
              ----                   ---                       --------
Stephen H. Clark.................    54     President and Chief Executive Officer and a
                                            Director
Joe L. Finley, III...............    50     Executive Vice President
David P. Tomick..................    47     Executive Vice President, Chief Financial
                                            Officer and Secretary
Richard J. Byrne.................    41     Executive Vice President -- Business
                                            Development
Terry L. Armant..................    50     Senior Vice President -- Operations
Frank L. Marco...................    39     Vice President -- Midwestern Region
Thomas K. Hallett................    34     Vice President -- Northeastern Region
John F. Ricci....................    31     Vice President -- Western Region
Michael Garrett..................    35     Vice President -- Co-location Management
Glen Spivak......................    37     Vice President -- Strategy
Cathy M. Antee...................    40     Controller and Assistant Secretary
Lawrence B. Sorrel...............    40     Chairman of the Board
Timothy M. Donahue...............    50     Director
Andrew R. Heyer..................    41     Director
James R. Matthews................    31     Director
Thomas E. McInerney..............    57     Director
Michael J. Price.................    41     Director
Rudolph E. Rupert................    33     Director
Steven M. Shindler...............    36     Director
Michael R. Stone.................    36     Director



     STEPHEN H. CLARK is President and Chief Executive Officer of SpectraSite and a director of Holdings. He has been a director of SpectraSite since its formation in May 1997. Mr. Clark has 22 years of general management experience in high growth, start-up companies in the communications, technology and manufacturing sectors. In 1994, he co-founded PCX Corporation, a manufacturer of electrical distribution systems. Prior to starting PCX, Mr. Clark co-founded and served as Chairman and President of Margaux, a supplier of building automation systems. Prior to starting Margaux, he worked at several technology based, start-up companies. Mr. Clark has a BA in physics and an MBA from the University of Colorado.



     JOE L. "BUD" FINLEY, III is an Executive Vice President. Mr. Finley has 26 years experience in commercial real estate and mortgage finance. He has been a director of SpectraSite since its formation in May 1997. He founded the predecessor to Telesite in 1992 and has successfully managed the rapid growth of that business during the past 6 years. Prior to founding Telesite, Mr. Finley was a co-founder of CIERRA, Inc., an environmental consulting firm. Mr. Finley is a graduate of the University of Arkansas.


     DAVID P. TOMICK is Chief Financial Officer and Secretary of SpectraSite. Mr. Tomick has extensive experience raising capital in both private and public markets for high growth companies in the telecommunications industry. From 1994 to 1997, Mr. Tomick was Chief Financial Officer of Masada Security, Inc., a company engaged in the security monitoring business. From 1988 to 1994, he was Vice President -- Finance of Falcon Cable TV, a multiple system operator of cable television systems, where he was responsible for debt management, mergers and acquisitions, equity origination and investor relations. Prior to 1988, he managed a team of corporate finance professionals focusing on the communications industry for The First National Bank of Chicago. Mr. Tomick holds a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.

     RICHARD J. BYRNE is Executive Vice President -- Business Development. Prior to joining SpectraSite in April 1999, Mr. Byrne served as the Director of Business Development for Nextel. He has had primary responsibility for the tower sale/lease-back and build-to-suit commitment. In addition, Mr. Byrne has been responsible for all carrier-to-carrier co-location agreements. Before joining Nextel in 1997, Mr. Byrne held positions of increasing responsibility in the System Development Group of AT&T Wireless Services. Prior to entering the wireless communications industry, Mr. Bryne spent 15 years in the real-estate industry. His work centered on property management, ownership and brokerage of investment properties.


     TERRY L. ARMANT is Vice President -- Operations of SpectraSite. Prior to joining SpectraSite in August 1998, Mr. Armant was Director -- System Implementation at AT&T Wireless Services. In this position, he was responsible for site acquisition, construction, equipment installation and site management for the Northeast region. Mr. Armant oversaw eight departments and a staff of over 115.

     FRANK L. MARCO is Vice President -- Towers of SpectraSite. From 1993 to 1997, Mr. Marco was a Project Director and a Regional Director for SBA Communications Corporation. In 1997, he co-founded Princeton Towers, Inc., a wireless communication site development company. Before joining SBA, Mr. Marco was a customer service manager for McCaw Cellular Communications, Inc.


     THOMAS K. HALLETT is Vice President -- Northeastern Region. Mr. Hallett joined SpectraSite in 1998 as Director of Strategic Sites. Prior to joining SpectraSite, Mr. Hallett owned and operated Thinc., Telecom, a site acquisition and construction management company, from 1997 to 1998. Prior to that time, Mr. Hallett was employed by multiple industry consultants and directed the development of cellular, enhanced specialized mobile radio and personal communications services markets for carriers such as Nextel, Comcast Communications, Sprint PCS, AT&T and BellSouth Mobility. Prior to joining the industry, Mr. Hallett served 12 years in the United States Army. Mr. Hallett is a graduate of the United States Military Academy.


     JOHN F. RICCI is Vice President -- Marketing of SpectraSite. Prior to joining SpectraSite in June 1998, Mr. Ricci was Director, Program management and Due Diligence for SBA Communications Corporation, in which capacity he analyzed build-to-suit, speculative construction and merger opportunities nationwide. Mr. Ricci was instrumental in developing marketing and budget materials for SBA's build-to-suit tower program.


     MICHAEL GARRETT is Vice President -- Co-location Marketing of SpectraSite. Prior to joining SpectraSite in September 1998, Mr. Garrett was president of GlobalComm, which he founded in 1995. Previously, Mr. Garrett worked in site acquisition management for Whalen & Company. Mr. Garrett is a graduate of the Columbia University Graduate School of Business.



     GLEN SPIVAK is Vice President -- Strategy. Prior to joining SpectraSite in April 1999, Mr. Spivak served as Director of Business Development Operations at Nextel, where he focused on the strategic and operational management of the sale of Nextel's tower assets. Before joining Nextel in 1998, Mr. Spivak worked at several management consulting firms and technology based companies, including Pittiglio Rabin Todd & McGrath, Andersen Consulting and IBM. Mr. Spivak is a graduate of Harvard Business School and the Georgia Institute of Technology.


     CATHY M. ANTEE is Controller and Assistant Secretary of SpectraSite. From 1995 to 1997, Ms. Antee was Controller of Masada Security, Inc. Prior to 1995, Ms. Antee was employed by Parisian, Inc., a Birmingham-based retailer, most recently as Treasury Director and Director of Investor Relations. She is a certified public accountant.


     LAWRENCE B. SORREL has been Chairman of the Board since April 1999. Mr. Sorrel joined WCAS in 1998 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Prior to joining WCAS, Mr. Sorrel spent 12 years at Morgan Stanley, where he was a Managing Director and senior executive in Morgan Stanley's private equity group, Morgan Stanley Capital Partners. Mr. Sorrel is a director of Select Medical Corp., Emmis Communications, MedCath Inc., Centennial Healthcare Corp. and Canterbury Healthcare Ltd.

     TIMOTHY M. DONAHUE has been a director of Holdings since April 1999. Mr. Donahue has served as President of Nextel since joining it on February 1, 1996 and as a director of Nextel since May 1996. On February 29, 1996, Mr. Donahue was elected to the additional position of Chief Operating Officer of Nextel. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc., including Regional President for the Northeast. Mr. Donahue serves as a director of Nextel International.



     ANDREW R. HEYER has been a director of Holdings since April 1999. Mr. Heyer is a Managing Director at CIBC Oppenheimer Corp., where he serves as co-head of The High Yield Group. Prior to joining CIBC Oppenheimer, Mr. Heyer was founder and Managing Director of the Argosy Group L.P., which was acquired by CIBC Oppenheimer in 1995. Mr. Heyer is also Chairman of the Board of Directors of the Hain Food Group, and serves on the Board of Directors of Niagara Corporation, Hayes Lemmerz International, Inc., Lancer Industries and Fairfield Manufacturing Company.



     JAMES R. MATTHEWS has been a director of Holdings since August 1998. Mr. Matthews has been employed by J.H. Whitney & Co. since 1994 and has served as a Principal since 1998. Previously, he was with Gleacher & Co. Inc. and Salomon Brothers Inc.



     THOMAS E. MCINERNEY has been a director of Holdings since April 1999. Mr. McInerney joined WCAS in 1986 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Formerly, he co-founded and served as President and CEO of Dama Telecommunications Corp., a telecommunications services company. Earlier, he was Group Vice President -- Financial Services at ADP and Senior Vice
President -- Operations at the American Stock Exchange. Mr. McInerney is a director of, among others, Centennial Cellular Corp., Control Data Systems, Bridge Information Systems, The BISYS Group, The Cerplex Group, Attachmate Corp., MedE America Corporation and Global Knowledge Network.



     MICHAEL J. PRICE has been a director of Holdings since April 1999. Mr. Price is co-Chief Executive Officer of FirstMark Communications International LLC, a broadband wireless telecommunications company. Prior to that, he worked at Lazard Freres & Co. LLC, starting in 1987, serving first as a Vice President and then as a Managing Director, where he led their global technology and telecommunications practice.



     RUDOLPH E. RUPERT has been a director of Holdings since April 1999. Mr. Rupert joined WCAS in 1997 and is a managing member or general partner of the respective sole general partners of WCAS VIII and other associated investment partnerships. Previously he was at General Atlantic Partners and Lazard Freres. Mr. Rupert is a director of Centennial Cellular and Control Data Systems, Inc. and serves on the executive board of Amdocs Limited.



     STEVEN M. SHINDLER has been a director of Holdings since April 1999. Mr. Shindler joined Nextel in May 1996 and serves as Senior Vice President and Chief Financial Officer. Between 1987 and 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where most recently he was a Managing Director in its Communications Finance Group. Mr. Shindler serves as a director of Nextel International.



     MICHAEL R. STONE has been a director of Holdings since its formation in May 1997. Mr. Stone has been employed by J.H. Whitney & Co. since 1989 and has served as a General Partner since 1992. Previously, he was with Bain & Company.


BOARD OF DIRECTORS

     Each member of the Board of Directors holds office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified. For information regarding certain voting arrangements with respect to the Board of Directors, see "Certain Transactions -- Stockholders'
Agreement -- Board of Directors."

EXECUTIVE COMPENSATION


                           SUMMARY COMPENSATION TABLE



     The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of SpectraSite to its Chief Executive Officer and the other executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 1998. Amounts shown for 1997 include compensation paid by Holdings to the named executive officers from April 25, 1997, the date of Holdings' inception, through December 31, 1997. The amounts reported as "All Other Compensation" for all years represent SpectraSite contributions under its 401(k) plan.



                                                                           LONG TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                                                           NUMBER OF
                                            ANNUAL COMPENSATION           SECURITIES
                                        ---------------------------   UNDERLYING OPTIONS/      ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)         SARS(#)         COMPENSATION($)
     ---------------------------        ----   ---------   --------   -------------------   ---------------
Stephen H. Clark......................  1998    168,000     68,000          300,000              2,400
  Chief Executive Officer               1997    107,046         --          425,000                 --
David P. Tomick.......................  1998    140,000     56,000           50,000              2,178
  Chief Financial Officer               1997     64,029         --          225,000                 --
Terry L. Armant(a)....................  1998     55,192     68,150          125,000                 --
  Senior Vice President
Joe L. Finley, III....................  1998    350,000         --               --              2,400
  Executive Vice President              1997    248,548         --               --              2,375


---------------


(a) Mr. Armant joined SpectraSite in August 1998.



                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR



     All options become exercisable immediately upon a change in control; provided, however, that no options become exercisable upon a change in control as to which a performance milestone has not been achieved as of the date of the change in control. Messrs. Clark, Tomick and Armant have agreed that the Nextel tower acquisition and the related financing transactions did not constitute a change of control under their options. The shares of common stock issuable upon exercise of the options are subject to certain rights of first refusal.



     The present value of the options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0.0%, volatility of 0.7, risk free interest rate of 6.0% and expected option lives of seven years.



                                    NUMBER OF      % OF TOTAL
                                    SECURITIES    OPTIONS/SARS
                                    UNDERLYING     GRANTED TO
                                   OPTIONS/SARS   EMPLOYEES IN   EXERCISE PRICE   EXPIRATION    GRANT DATE
              NAME                   GRANTED          1998         PER SHARE         DATE      PRESENT VALUE
              ----                 ------------   ------------   --------------   ----------   -------------
Stephen H. Clark.................     300,000           36%          $4.00         3/23/05       $178,500
David P. Tomick..................      50,000            6            4.00         3/23/05         31,500
Terry L. Armant..................      62,500            7            4.00         8/10/02         37,500
                                       62,500            7            4.00         8/10/05         37,500

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR


                         AND YEAR-END OPTION/SAR VALUES



                                                                                  VALUE OF UNEXERCISED
                                                    NUMBER OF SECURITIES              IN-THE-MONEY
                                                   UNDERLYING UNEXERCISED             OPTIONS/SARS
                                                        OPTIONS/SARS             AT DECEMBER 31, 1998($)
                                                    AT DECEMBER 31, 1998              UNEXERCISABLE
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                        -----------   -------------   -----------   -------------
Stephen H. Clark...............................    106,250        618,750       $117,938       $353,813
David P. Tomick................................     56,250        218,750         62,438        187,313
Terry L. Armant................................          0        125,000              0              0



EMPLOYMENT AGREEMENTS



     SpectraSite has entered into employment agreements with each of Messrs. Clark, Tomick and Byrne effective April 20, 1999. The initial term of the employment agreements is five years. The annual salaries for Messrs. Clark, Tomick and Byrne are $225,000, $200,000 and $175,000, respectively, and they are eligible to receive annual bonuses determined at the discretion of the board of directors. Mr. Byrne also will receive a $40,000 bonus in connection with his relocation to Cary, North Carolina. In the event their employment is terminated as a result of their death, disability, or termination without "cause" Messrs. Clark, Tomick and Byrne will be entitled to receive continued salary, bonus and health benefits for a period of 24 months.



     Under the employment agreements, Messrs. Clark, Tomick and Byrne will be granted incentive stock options under the 1997 Stock Option Plan to purchase 775,000, 225,000 and 200,000 shares of common stock, respectively. The exercise price for the options will be $5.00. Twenty percent of the stock options will become exercisable each year over the five year employment period. If SpectraSite terminates the employment of Mr. Byrne without cause, or if he dies or becomes disabled, then his stock options shall be fully exercisable. If SpectraSite terminates the employment of Mr. Clark or Mr. Tomick without cause, or if either of them dies or becomes disabled, then the stock options that they hold prior to entering into the employment agreement (but not those granted under the employment agreement) shall be fully exercisable.



     Messrs. Clark, Tomick and Byrne have agreed that for a period of 24 months following the termination of their employment with SpectraSite they will not:



     - engage in competition, own any interest in, or perform any services for any business which engages in competition with SpectraSite;



     - solicit management employees of SpectraSite or otherwise interfere with the employment relationship between SpectraSite and its employees; or



     - engage or work with any supplier, contractor or entity with a business relationship with SpectraSite, if such action would have a material adverse effect on SpectraSite.



     In addition, in connection with his employment with SpectraSite, Mr. Byrne purchased 50,000 shares of common stock for a nominal amount. Mr. Byrne's right to retain these shares of common stock vest in equal 25% installments on each of the first four anniversaries of his employment agreement. Vesting will accelerate upon Mr. Byrne's termination without cause or if he dies or becomes disabled. Mr. Byrne will also receive a bonus to pay income taxes incurred in connection with this purchase of common stock.



     On May 12, 1997, SpectraSite entered an employment agreement with Joe L. Finley, III. The initial term of the employment agreement was May 12, 1997 to May 31, 1999. SpectraSite and Mr. Finley terminated the employment agreement, effective December 31, 1998. Although the employment agreement has been terminated, Mr. Finley remains employed by SpectraSite. In connection with the termination of his employment agreement, Mr. Finley agreed that:



     - he will not use, divulge or otherwise transfer or convey any confidential or proprietary information obtained as a result of his employment,



     - for three years after his employment terminates, engage in any business related to certain of SpectraSite's activities in any state where SpectraSite has done business at any time during the three years prior to the termination of Mr. Finley's employment,



     - for three years after his employment terminates he will not interfere with the relationships between SpectraSite and any of its affiliates, including employees and customers existing at any time during the two years prior to Mr. Finley's departure, or suppliers existing at any time during the three years prior to Mr. Finley's departure.



     Effective January 1, 1999, SpectraSite and Finley & Company, Inc., an Arkansas corporation, entered into a consulting agreement. This agreement terminates on May 31, 1999 and includes a provision for automatic renewal on a monthly basis, subject to termination upon 15 days prior notice. Under the consulting agreement, Finley & Company agrees to provide not less than 50 hours a month of general business and strategic consultation, and SpectraSite agrees to provide office space and part-time secretarial support. Mr. Finley is employed on an independent contractor basis with no authority to bind SpectraSite or to incur obligations on its behalf, and receives $9,000 a month as compensation. Pursuant to the consulting agreement, Finley & Company agrees that it will not use, divulge or otherwise transfer or convey any confidential or proprietary information obtained as a result of consultation activities conducted for SpectraSite, and assigns all rights, title and interest to any inventions, ideas, developments and designs created while providing services under the consulting agreement. Further, Finley & Company agrees not to provide or perform the same or substantially similar services for any competing business which it provides to SpectraSite or to any SpectraSite customer as it provides for such customers under the consulting agreement. Finley & Company also agrees not to interfere with the relationship between SpectraSite and any of its employees, or any of its customers or suppliers existing during the term of the consulting agreement or at the time of its termination. Finley & Company may not assign the consulting agreement or delegate its duties thereunder without prior written consent from SpectraSite.


1997 STOCK OPTION PLAN


     SpectraSite established the SpectraSite Holdings, Inc. Stock Option Plan effective June 24, 1997. The 1997 option plan has a term of ten years and provides for the issuance of incentive stock options and non-qualified stock options to key employees, directors, advisors and consultants of SpectraSite, as well as any subsidiary of SpectraSite. An aggregate of 4,100,000 shares of common stock have been reserved for issuance under the 1997 option plan. The number of shares available for grant as options may be adjusted in the event of a stock split, stock dividend, combination of shares, spin-off, spin-out or other similar change, exchange or reclassification of the common stock at the discretion of the Board, and shares subject to an option which expires, is terminated or canceled, or is repurchased by SpectraSite, shall be available for future grants under the 1997 option plan.



     The 1997 option plan may be administered by the Board or by a duly appointed committee having powers specified by the Board. Once SpectraSite becomes subject to the reporting requirements of the Exchange Act, this committee shall consist solely of directors who are non-employee directors, for purposes of Section 16 of the Exchange Act, and outside directors, for purposes of Section 162(m) of the Internal Revenue Code. The specific terms of any option awarded under the 1997 option plan will be reflected in a stock option agreement executed by SpectraSite and the optionee.



     The committee administering the 1997 option plan has the discretion to determine which eligible individuals will receive options, the number of shares to be covered by the options, the exercise date of the options, whether the options should be incentive stock options or non-qualified stock options, and the terms and conditions of the options. The exercise price of any incentive stock option may not be less than the fair market value of the stock on the date the option is granted, provided the exercise price of any incentive stock option shall be not less than 110% of the fair market value of a share of stock on the date the option is granted in the event the optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of SpectraSite. Payment of the option price is to be made in cash, by check, in cash equivalent or by any other form permitted by the committee, including by promissory note to SpectraSite. Only employees are eligible to receive incentive stock options, and at the time an incentive stock option is granted, the fair market value of the common stock for which the incentive stock option will vest in any year may not exceed $100,000. Options awarded under the 1997 option plan generally are not assignable or transferable except by the laws of descent and distribution.


     Generally, SpectraSite expects the committee to award options that vest and become exercisable either according to a four year vesting schedule, whereby 25% of the total grant of shares becomes vested every year for four consecutive years, or upon the seventh anniversary of the grant date, subject to acceleration based on the optionee's successful achievement of performance milestones. In the event of a merger, consolidation, corporate reorganization, or any transaction in which all or substantially all of the assets of SpectraSite are sold, leased, transferred or otherwise disposed of, all outstanding options shall immediately vest and become exercisable as of a date prior to the transfer of control, as determined by the Board. Notwithstanding the foregoing, no options will become exercisable upon a transfer of control as to which a performance milestone has not been achieved as of the date of the change in control.

     Once vested, an option may remain exercisable until the earliest of:

     - ten years from the date of grant, five years from the date of grant in the event the optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of SpectraSite;

     - three months from the date on which the optionee terminates employment with SpectraSite; or

     - if the optionee's employment ceases by reason of his or her death or disability, 12 months from the date on which the optionee's employment terminated.


     In no event shall an incentive stock option be exercisable after one month following the date an optionee's employment with SpectraSite is terminated for cause, as determined by the committee.


     Generally, SpectraSite expects the committee to award options subject to a right of first refusal. When an optionee proposes to sell, pledge or otherwise transfer any shares acquired upon the exercise of an option, SpectraSite would have the right to repurchase those transfer shares under a right of first refusal, in accordance with the terms set forth in the individual option agreements. If SpectraSite fails to exercise the right of first refusal, the optionee may conclude the proposed transfer, but the subsequent transferee would be required, as a condition of such transfer, to hold the shares subject to SpectraSite's right of first refusal with respect to any subsequent transfer. SpectraSite's right of first refusal would not apply to transfers of shares:

     - in connection with a change in control;

     - to one or more members of the optionee's immediate family;


     - which constitute a pledge to SpectraSite as security for a loan by SpectraSite to the optionee in connection with exercise of an option; or



     - which have been approved by the Board.


In addition, SpectraSite's right of first refusal would terminate upon a change in control, unless the successor assumes the 1997 option plan, or the common stock is traded on a public market.

     The 1997 option plan may be amended, suspended or terminated by the Board in whole or in part at any time, provided that no such amendment, suspension or termination of the 1997 option plan may adversely affect the rights of or obligations to the optionees without such optionees' consent. The Board must obtain stockholder approval for any change in the 1997 option plan that would:

     - extend the period during which options may be granted beyond June 24, 2007;

     - materially increase the number of shares which may be issued under the 1997 option plan; or

     - materially modify the requirements as to eligibility for participation under the 1997 option plan.


     The grant of an option under the 1997 option plan will not have any immediate effect on the federal income tax liability of SpectraSite or the optionee. If the Board grants an optionee a non-qualified stock option, then the optionee will recognize ordinary income at the time he or she exercises the non-qualified stock option equal to the difference between the fair market value of the common stock and the exercise price paid by the optionee, and SpectraSite will receive a deduction for the same amount.



     If the Board grants an optionee an incentive stock option, then the optionee generally will not recognize any taxable income at the time he or she exercises the incentive stock option, other than potential liability for alternative minimum tax, but will recognize income only at the time he or she sells the common stock acquired by exercise of the incentive stock option. Upon sale of the common stock acquired upon exercise of the incentive stock option, the optionee will recognize income equal to the difference between the exercise price paid by the optionee and the amount received upon sale, and such income generally will be eligible for capital gain treatment. SpectraSite generally is not entitled to an income tax deduction for the grant of an incentive stock option or as a result of either the optionee's exercise of an incentive stock option or the optionee's sale of the common stock acquired through exercise of an incentive stock option. However, if the optionee sells the common stock either within two years of the date of the grant to him or her of the incentive stock option, or within one year of the date of the transfer to him or her of the common stock following exercise of the incentive stock option, then the option is treated for federal income tax purposes as if it were a non-qualified stock option; the income recognized by the optionee will not be eligible for capital gain treatment and SpectraSite will be entitled to a federal income tax deduction equal to the amount of income recognized by the optionee.

                              CERTAIN TRANSACTIONS

TELESITE AND METROSITE ACQUISITION


     On May 12, 1997, in connection with its formation, SpectraSite purchased the outstanding membership units of Telesite and Metrosite for an aggregate purchase price of $7,233,125 which included 81,753 shares of common stock valued at $71,125 in the aggregate. In addition, as part of the acquisition consideration, 408,764 shares of common stock were issued into escrow and are to be released upon the acquired business achieving certain operating goals. The escrow arrangement provides that SpectraSite may repurchase the shares held in escrow if the acquired business does not achieve the specified operating goals, and in May 1998, SpectraSite exercised its option to repurchase 204,382 shares of the common stock held in escrow for an aggregate repurchase price of $204.38.


     Joe L. Finley, III, the Vice Chairman of Holdings' Board of Directors, members of Mr. Finley's family and entities controlled by Mr. Finley received all of the aggregate purchase price, which amount included a note payable to Mr. Finley in the original principal amount of $2,312,000, and all of the common stock issued in connection with the acquisitions. SpectraSite used $2,331,953 of the proceeds from the sale of the outstanding notes to pay the outstanding principal amount of and accrued interest on the note payable to Mr. Finley.

GLOBALCOMM ACQUISITION

     As of September 23, 1998, SpectraSite acquired all of the shares of capital stock of GlobalComm, Inc. for approximately $2 million in cash. In connection with this acquisition, the founder and president of GlobalComm, Michael Garrett, joined SpectraSite as Vice President -- Co-location Marketing, and Holdings granted Mr. Garrett an option to purchase 100,000 shares of its common stock for a nominal price per share. This option vests in equal installments over a three-year period, with the first installment vesting on June 30, 1999.

REPURCHASE OF COMMON STOCK FROM FORMER EMPLOYEE


     In an agreement dated September 15, 1998, a former employee agreed to release SpectraSite from any potential claims and to sell 125,000 shares of Holdings common stock to SpectraSite for an agreed upon price. In addition, the agreement provided that shareholders of Holdings would have an option to purchase the former employee's remaining 37,605 shares of Holdings common stock for the same price per share, provided that SpectraSite advise the former employee in writing of the exercise of all or any portion of such option by November 15, 1998. On October 9, 1998, SpectraSite paid the former employee $500,000 for his shares and the release under the agreement, and on February 5, 1999, David P. Tomick purchased the remaining 37,605 shares for an aggregate purchase price of $150,240.



THE PREFERRED STOCK OFFERINGS



     According to the terms of a stock purchase agreement, dated as of May 12, 1997, the Whitney Equity Partners, L.P. and Kitty Hawk Capital Limited Partnership, III purchased an aggregate of 3,462,830 shares of Holdings' Series A preferred stock for an aggregate purchase price of $10 million in a transaction exempt from registration under the Securities Act.



     According to the terms of the Series B stock purchase agreement, the Series B investors agreed to purchase shares of Holdings' Series B preferred stock for an aggregate purchase price of $28 million.


     In addition, Holdings is obligated under the Series A agreement and the Series B agreement to pay the Whitney funds a monitoring fee of $10,000 in the aggregate per month until Holdings completes an initial public offering of its common stock.


     Pursuant to a stock purchase agreement, dated as of February 10, 1999, as amended on April 20, 1999, Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P., Kenneth Melkus, Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas E. McInerney, Laura M. VanBuren, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Lawrence B. Sorrel,
D. Scott Mackesy, Priscilla A. Newman, Rudolph E. Rupert, Trust U/A Dated 11/26/84 FBO Eric

Welsh, Trust U/A Dated 11/26/84 FBO Randall Welsh, Trust U/A Dated 11/26/84 FBO Jennifer Welsh, J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC, The North Carolina Enterprise Fund, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, IV, Finley Family Limited Partnership, Eagle Creek Capital, L.L.C., David P. Tomick, Jack W. Jackman, Alton D. Eckert, William R. Gupton, The Price Family Limited Partnership and Benake L.P. agreed to purchase 46,286,795 shares of Holdings' Series C convertible preferred stock in connection with and partially to fund the Nextel tower acquisition. The Series C investors paid an aggregate purchase price of $231,433,975 on April 20, 1999 for the shares of Holdings' Series C preferred stock in a transaction exempt from registration under the Securities Act.



     The Series C investors, including the holders of the Series A preferred stock and the Series B preferred stock, and certain other stockholders of Holdings are entitled to certain rights under the stockholders' agreement and the registration rights agreement, described below.


STOCKHOLDERS' AGREEMENT


     In connection with the closing of the Nextel tower acquisition, Holdings and its stockholders entered into the Third Amended and Restated Stockholders' Agreement, which superceded and replaced the existing stockholders' agreement among Holdings and its stockholders. The following is a summary of the material terms of the new stockholders' agreement.



     Under the stockholders' agreement, as long as WCAS holds at least 30% of Holdings' capital stock, it shall have the right to designate a majority of Holdings' directors. The chief executive officer shall also be a director and certain of the other stockholders shall designate the remaining directors. In addition, subject to certain exceptions, certain stockholders will grant proxies to WCAS so that WCAS will have the right to vote 51% of Holdings' outstanding capital stock. The stockholders' agreement also provides:



          (a) certain stockholders with preemptive rights;



        (b) WCAS with the right to require that other stockholders participate in a sale of Holdings stock;



        (c) all other stockholders with the right to participate in sales of Holdings stock by WCAS; and



        (d) certain restrictions on transfers of Holdings stock.



     Each of the rights described in clauses (a) through (d) is subject to certain important qualifications and exceptions. In addition, SpectraSite shall not:



     - without the consent of Nextel, for a period of one year after the closing, enter into any agreement for the sale or transfer of all or substantially all of the assets of SpectraSite or for the merger of Holdings that would result in the transfer of more than 50% of Holdings' capital stock; or



     - without the consent of Nextel, until the earliest of an initial public offering, termination of the master site commitment agreement and the third anniversary of the closing, (1) acquire assets or stock for consideration in excess of $100.0 million, or enter into any build-to-suit program for more than 250 towers, unless SpectraSite has obtained financing commitments sufficient to permit it to accomplish such acquisition or program without materially impairing SpectraSite's ability to perform its obligations under the master site commitment agreement, or
       (2) enter into certain transactions with any wireless communications services provider having more than two million subscribers.



REGISTRATION RIGHTS AGREEMENT



     In connection with the closing of the Nextel tower acquisition, Holdings, Nextel, the Series A investors, the Series B investors, the Series C investors and certain members of SpectraSite's management entered into a Second Amended and Restated Registration Rights Agreement. The following is a summary of the registration rights agreement.



     The registration rights agreement provides that following Holdings' initial public offering, or the third anniversary of the closing of the Nextel tower acquisition if Holdings has not completed an initial public offering by that date, the holders of at least 25% of Holdings' common stock shall have the right, exercisable on no more than three occasions, to cause Holdings to register their shares of its common stock, so long as the aggregate offering price for the securities to be registered will equal or exceed $50.0 million. In addition, any institutional stockholder or Nextel shall have the right, at any time that Holdings is eligible to file a registration statement on SEC Form S-3, to cause Holdings to effect a registration on Form S-3 of such stockholder's common stock, so long as the aggregate offering price for securities to be registered will equal or exceed $10.0 million and provided that Holdings shall not be required to effect more than one such registration in any six-month period. Finally, the registration rights agreement provides that if Holdings proposes to register any of its common stock, then the parties to the registration rights agreement shall have the right to cause Holdings to register their shares of common stock as part of such registration, subject to certain exceptions and limitations.

                           OWNERSHIP OF CAPITAL STOCK


     The table below sets forth, as of April 30, 1999, certain information with respect to the beneficial ownership of Holdings' capital stock by:


     - each person who is known by SpectraSite to be the beneficial owner of more than 5% of any class or series of capital stock of Holdings;

     - each of the directors and named executive officers individually; and

     - all directors and executive officers as a group.


     Each share of Series A preferred stock, each share of Series B preferred stock and each share of Series C preferred stock is immediately convertible into one share of common stock, subject to certain adjustments, and, therefore, the holders of Series A preferred stock, Series B preferred stock and Series C preferred stock are deemed to be the beneficial owners of the shares of common stock into which their preferred stock can be converted. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has an economic interest.





                                                                                                       PERCENTAGE OF
                                                                                                       TOTAL VOTING
                                                                                       NUMBER OF         POWER OF
                                              SERIES A    SERIES B     SERIES C     SHARES OF STOCK   COMMON STOCK ON
                                   COMMON     PREFERRED   PREFERRED    PREFERRED     BENEFICIALLY     A FULLY-DILUTED
    NAME OF BENEFICIAL OWNER        STOCK       STOCK       STOCK        STOCK           OWNED             BASIS
    ------------------------       ------     ---------   ---------    ---------    ---------------   ---------------
Stephen H. Clark (a)............  1,356,250          --          --            --       1,356,250            1.4%
David P. Tomick (b).............     56,250          --          --        12,395          68,465               *
Terry L. Armant (c).............         --          --          --            --              --              --
Joe L. Finley, III (d)..........    286,135          --      50,000        60,000         396,135               *
Michael R. Stone (e)............         --   3,203,118   5,161,219     4,000,000      12,364,337           16.0%
James R. Matthews (e)...........         --   3,203,118   5,161,219     4,000,000      12,364,337           16.0%
Lawrence B. Sorrel (f)..........         --          --          --    29,500,000      29,500,000           38.3%
Andrew R. Heyer (g).............         --          --          --    10,000,000      10,000,000           13.1%
Thomas E. McInerney (f).........         --          --          --    29,722,843      29,722,843           38.6%
Michael J. Price (m)............         --          --          --       100,000         100,000               *
Rudolph E. Rupert (f)...........         --          --          --    29,475,000      29,475,000           38.3%
Timothy M. Donahue (i)..........         --          --          --    14,000,000      14,000,000           18.2%
Steven M. Shindler (i)..........         --          --          --    14,000,000      14,000,000           18.2%
Tower Parent Corp. (i)..........         --          --          --    14,000,000      14,000,000           18.2%
Welsh, Carson, Anderson & Stowe
  VIII, L.P. (f)................         --          --          --    29,300,000      29,300,000           38.0%
WCAS Information Partners, L.P.
  (f)...........................         --          --          --       150,000         150,000               *
WCAS Capital Partners III, L.P.
  (f)...........................  1,375,000          --          --            --       1,375,000            1.8%
Whitney Equity Partners, L.P.
  (e)...........................         --   3,203,118   1,720,406            --       4,923,524            6.4%
J. H. Whitney Mezzanine Fund,
  L.P. (e)......................    312,500          --          --            --         312,500               *
Canadian Imperial Bank of
  Commerce ("CIBC") (g).........         --          --          --    10,000,000      10,000,000           13.1%
Caravelle Investment Fund,
  L.L.C. (h)....................    312,500          --          --            --         312,500               *
Whitney Strategic Partners III,
  L.P. (e)......................         --          --      80,961        94,118         175,079               *
J. H. Whitney III, L.P. (e).....         --          --   3,359,852     3,905,882       7,265,734            9.4%
Waller-Sutton Media Partners,
  L.P. (j)......................         --          --   1,228,862       400,000       1,628,862            2.1%

                                                                                                       PERCENTAGE OF
                                                                                                       TOTAL VOTING
                                                                                       NUMBER OF         POWER OF
                                              SERIES A    SERIES B     SERIES C     SHARES OF STOCK   COMMON STOCK ON
                                   COMMON     PREFERRED   PREFERRED    PREFERRED     BENEFICIALLY     A FULLY-DILUTED
    NAME OF BENEFICIAL OWNER        STOCK       STOCK       STOCK        STOCK           OWNED             BASIS
    ------------------------       ------     ---------   ---------    ---------    ---------------   ---------------
Kitty Hawk Capital Limited
  Partnership, III (k)..........     32,761     259,712      61,443            --         353,916               *
Kitty Hawk Capital Limited
  Partnership, IV (k)...........         --          --     307,216       200,000         507,216               *
All directors and executive
  officers as a group (17
  persons) (l)..................  2,698,635   3,203,118   5,211,219    44,470,238      55,583,210           72.1%


---------------

(a) Includes 106,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days. The business address for Mr. Clark is 8000 Regency Parkway, Suite 570, Cary, North Carolina 27511.



(b) Includes 56,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.



(c) None of Mr. Armant's outstanding stock options are exercisable within 60 days.



(d) Of the shares reported as beneficially owned by Mr. Finley, 81,753 shares are held by Finley Family Limited Partnership and 204,382 are held in escrow. Mr. Finley disclaims beneficial ownership of all such shares, and the shares held in escrow are not considered issued and outstanding for financial reporting purposes in accordance with generally accepted accounting principles. The address for Mr. Finley and Finley Family Limited Partnership is 11 Corporate Hill Drive, Little Rock, Arkansas 72205.



(e) Mr. Stone is a managing member of each of the general partners of each of the Whitney funds, and Mr. Matthews is a principal of the Whitney funds. Messrs. Stone and Matthews own no shares directly and disclaim beneficial ownership of the shares held by such entities. The business address for Mr. Stone, Mr. Matthews and the Whitney funds is 177 Broad Street, Stamford, Connecticut 06901.



(f) Messrs. Sorrel, McInerney and Rupert are each general partners of Welsh, Carson, Anderson & Stowe and will acquire directly 50,000, 272,843 and 25,000 shares of Series C preferred stock, respectively. Messrs. Sorrel, McInerney and Rupert each disclaim beneficial ownership of the shares held by the WCAS funds. The business address for Messrs. Sorrel, McInerney and Rupert and the WCAS funds is 320 Park Avenue, Suite 2500, New York, New York 10022.



(g) Andrew R. Heyer, a director of Holdings and an employee of an affiliate of CIBC, along with Jay R. Bloom and Dean C. Kehler, who are also employees of an affiliate of CIBC, have shared power to vote and dispose of the Series C preferred stock reported in the table. The business address for CIBC is 161 Bay Street, PP Box 500, M51258, Toronto, Canada, and the business address for Mr. Heyer is 425 Lexington Avenue, 7th Floor, New York, New York 10017.



(h) The general partner and investment manager of Caravelle Investment Fund, L.L.C. are affiliates of CIBC.



(i) Messrs. Donahue and Shindler are executive officers of Nextel, own no shares directly and disclaim beneficial ownership of the shares held by Nextel. Tower Parent Corp. is a wholly owned subsidiary of Nextel. The business address for Messrs. Donahue and Shindler and Nextel is 1505 Farm Credit Drive, McLean, Virginia 22102.



(j) The business address for Waller-Sutton Media Partners, L.P. is c/o Waller-Sutton Management Group, Inc., 1 Rockefeller Plaza, New York, New York 10020.



(k) The business address for Kitty Hawk III and Kitty Hawk IV is 2700 Coltsgate Road, Suite 202, Charlotte, North Carolina 28211.



(l) Includes 162,500 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days.



(m) All of the shares reported as beneficially owned by Mr. Price are held by The Price Family Limited Partnership. Mr. Price disclaims beneficial ownership of all such shares.

                          DESCRIPTION OF CAPITAL STOCK


     The following is a summary of the material terms and provisions of Holdings' capital stock. Holdings' Amended and Restated Certificate of Incorporation authorizes 95,000,000 shares of common stock, $0.001 par value per share, and 70,749,625 shares of preferred stock, of which 3,462,830 shares have been designated as Series A convertible preferred stock, 7,000,000 shares have been designated as Series B convertible preferred stock and 60,286,795 shares have been designated as Series C convertible preferred stock. As of April 30, 1999, there were:



     - 3,536,135 shares of common stock issued and outstanding;



     - 3,462,830 shares of Series A preferred stock issued and outstanding;



     - 7,000,000 shares of Series B preferred stock issued and outstanding; and



     - 60,286,795 shares of Series C preferred stock issued and outstanding.



     The 60,286,795 shares of Series C preferred stock were issued to the Series C investors and Nextel in connection with the Nextel tower acquisition. In addition:



     - 243,100 shares of common stock are reserved for issuance upon exercise of stock options available for future grant under the 1997 Option Plan;



     - 4,100,000 shares of common stock are reserved for issuance upon exercise of stock options granted under the 1997 Option Plan;



     - 70,749,625 shares of common stock are reserved for issuance upon the conversion of the preferred stock; and


     - 204,382 shares of common stock are held in escrow. See "Certain Transactions -- Telesite and Metrosite Acquisition."

COMMON STOCK


     Holdings has two classes of authorized common stock which are identical in all respects except that one class is non-voting. Any shares of common stock held by a regulated entity under the Bank Holding Company Act of 1956, as amended, in excess of 5% of the total issued and outstanding common stock shall be non-voting until such shares are transferred to an entity not subject to such restrictions. The voting common stock is entitled to one vote per share. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The common stock holders have no cumulative rights, subscription, redemption, sinking fund or conversion rights and preferences. There are no preemptive rights other than those granted under the Stockholders' Agreement. See "Certain Transactions -- Stockholders' Agreement." Subject to preferences that may be applicable to the Series A, the Series B and Series C preferred stock or any preferred stock which Holdings may issue in the future, the common stock holders will be entitled to receive such dividends as the board of directors may declare out of funds legally available for that purpose. The rights and preferences of the common stock holders are subject to the rights of the preferred stock holders and will be subject to the rights of any series of preferred stock which Holdings may issue in the future.


PREFERRED STOCK


     CONVERSION. Each holder of the Series A, the Series B and the Series C preferred stock has the right to convert his or her shares at any time. Currently each share of preferred stock is convertible into one share of common stock, subject to adjustment in the event of:


     - any dividend or distribution made in shares of common stock;

     - subdivision, combination or reclassification of Holdings' outstanding common stock;


     - any issue of common stock at less than a specified price per share;

     - any issue of rights, options or warrants to subscribe for or purchase shares of common stock at less than a specified price per share;



     - any issue of rights for the purchase of shares of common stock or other securities convertible or exchangeable into shares of common stock at less than a specified price per share; and


     - any Holdings distribution, to the common stock holders, of any shares of its capital stock, other than common stock, or evidence of indebtedness, cash or other assets.


     The preferred stock will automatically convert into common stock upon Holdings' completion of a firm commitment underwritten initial public offering raising gross proceeds of at least $150 million at an offering price per share greater than or equal to $8.00.



     DIVIDENDS. The holders of outstanding shares of preferred stock are not entitled to receive dividends. However, when, as and if Holdings' board of directors declares and pays a dividend on the common stock out of funds legally available for that purpose, Holdings will declare and pay to each preferred stock holder a dividend equal to the dividend that would have been payable to such holder if his or her shares of preferred stock had been converted into common stock on the date of determination of common stock holders entitled to receive such dividend. No dividends will be paid on the common stock until all accumulated and unpaid dividends have been paid on the preferred stock, or with the prior written consent of 75% of the holders of outstanding preferred stock voting as a single class. Accrued and unpaid dividends on the preferred stock will be payable upon Holdings' liquidation, dissolution or winding-up.



     LIQUIDATION. In the event of any liquidation, dissolution or winding-up of Holdings, either voluntary or involuntary, before any distribution or payment to holders of common stock or other capital stock, other than the Series A, the Series B and the Series C preferred stock, the preferred stock holders shall be entitled to receive an amount equal to the applicable liquidation preference. The liquidation preference, for this purpose, is equal to the original issue price plus all unpaid accrued and accumulated dividends on the Series A, the Series B and the Series C preferred stock. If Holdings' assets are insufficient to permit payment in full to all the preferred stock holders, the assets shall be distributed ratably among them. Any remaining assets available for distribution shall be distributed to the common stock holders.



     VOTING. Each of the Series A, the Series B and the Series C preferred stock holders is entitled to such number of votes equal to the whole number of shares of common stock into which such holder's preferred stock is convertible immediately after the close of business on the record date of the meeting.


SPECIAL REQUIRED APPROVAL


     Holdings may not take the following actions without approval by vote or written consent of the holders of 60% of all issued shares of the Series A, the Series B and the Series C preferred stock, voting as a single class:



     - the consummation of any sale or transfer of all or substantially all of Holdings' assets, or any merger or consolidation;



     - any amendment, restatement or modification of Holdings' Certificate of Incorporation or Bylaws which adversely affects the respective preferences, qualifications, special or relative rights, or privileges of preferred stock holders or which adversely affect the common stock or its holders, provided, however, that any such change which adversely affects the preferences, qualifications, special or relative rights or privileges of any series of preferred stock but does not affect the other series of preferred stock in a substantially similar manner shall require the prior consent of the holders of a majority of the outstanding shares of the affected series of preferred stock;



     - Holdings' voluntary dissolution, liquidation or winding-up; or



     - the authorization, creation or issuance of any shares of capital stock or other securities which are ranked prior to or ratably with the preferred stock, increase the authorized amount of the preferred stock, increase the authorized amount of any additional class of shares of stock which are ranked prior to or ratably with the preferred stock, or create or authorize any obligation or security convertible into shares of preferred stock or any other class of stock which is ranked prior to or ratably with the preferred stock as to dividends and the distribution of assets on Holdings' liquidation, dissolution or winding up.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS



NEW CREDIT FACILITY



     SpectraSite Communications, Inc., a wholly-owned subsidiary of Holdings, entered into a credit agreement, dated as of April 20, 1999, with CIBC Oppenheimer Corp. and Credit Suisse First Boston, New York Branch, and certain other lenders. This credit facility provides a $500.0 million credit facility. The proceeds of the new credit facility will be used to consummate the Nextel tower acquisition, to finance the construction and acquisition of additional towers and for working capital and general corporate purposes.



     The following is a summary of the material terms of the credit facility. This summary is qualified in its entirety by the final terms of the new credit facility.



     The credit facility consists of:



     - a $50.0 million revolving credit facility that may, subject to the satisfaction of certain financial covenants, be drawn at any time after the closing of the Nextel tower acquisition and from time to time thereafter up to December 31, 2005, at which time all amounts drawn under the revolving credit facility must be paid in full;



     - a $300.0 million multiple draw term loan that may be drawn at any time and from time to time from the closing of the Nextel tower acquisition through March 31, 2002; the amount drawn must be repaid in quarterly installments commencing on June 30, 2002 and ending on December 31, 2005; and



     - a $150.0 million term loan that was drawn in full at the closing of the Nextel tower acquisition and that amortizes at a rate of 1.0% annually, payable in quarterly installments beginning in 2002, $67.5 million on March 31, 2006 with the balance due on June 30, 2006.



In addition, the credit facility contemplates borrowings to be funded by affiliates of certain of Holdings' shareholders subject to the approval of a majority of the lenders under the credit facility and the consent of such affiliates.



     The revolving credit loans and the multiple draw term loans will bear interest, at SpectraSite Communications' option, at either:



     - CIBC's base rate, plus an applicable margin of 1.5% per annum initially, which margin after a period of time may decrease based on a leverage ratio, or



     - the reserve adjusted London interbank offered rate, plus an applicable margin of 3.0% per annum initially, which margin after a period of time may decrease based on a leverage ratio.



     The term loan bears interest, at SpectraSite Communications' option, at either:



     - CIBC's base rate, plus 2.0% per annum, which margin after a period of time may decrease based on a leverage ratio, or



     - the reserve adjusted London interbank offered rate, plus 3.5% per annum, which margin after a period of time may decrease based on a leverage ratio.



     SpectraSite Communications will be required to pay a commitment fee of between 1.25% and 0.50% per annum in respect of the undrawn portion of the multiple draw term loan, depending on the amount undrawn. SpectraSite Communications will be required to pay a commitment fee of 0.50% per annum in respect of the undrawn portion of the revolving credit facility.



     SpectraSite Communications may be required to prepay the new credit facility in part upon the occurrence of certain events, such as a sale of assets, the incurrence of certain additional indebtedness, the issuance of equity and the generation of excess cash flow.

     We expect Holdings and each of SpectraSite Communications' subsidiaries has guaranteed SpectraSite Communications' obligations under the new credit facility. The new credit facility is further secured by:


     - substantially all the tangible and intangible assets of SpectraSite Communications and its subsidiaries, and


     - a pledge of all of the capital stock of SpectraSite Communications and of all of its subsidiaries.



     The new credit facility contains a number of covenants that, among other things, restrict the ability of Holdings, SpectraSite Communications and their subsidiaries to:


     - incur additional indebtedness,


     - create liens on assets,


     - make investments, make acquisitions, or engage in mergers or consolidations,


     - dispose of assets,


     - enter into new lines of business,


     - engage in certain transactions with affiliates, and


     - pay dividends or make capital distributions.



SpectraSite Communications, however, will be permitted to pay dividends after July 15, 2003, for the purpose of paying interest on the 2008 Notes and the 2009 Notes so long as no default under the new credit facility then exists or would exist after giving effect to such payment.



     In addition, the new credit facility requires compliance with certain financial covenants, including requiring SpectraSite Communications and its subsidiaries, on a consolidated basis, to maintain:


     - a maximum ratio of total debt to annualized EBITDA,


     - a minimum interest coverage ratio,


     - a minimum fixed charge coverage ratio, and


     - a minimum annualized EBITDA (first year only).



SpectraSite Communications does not expect that such covenants will materially impact its ability and the ability of its subsidiaries to operate their respective businesses.



     The new credit facility contains customary events of default.



11 1/4% SENIOR DISCOUNT NOTES DUE 2009



     On April 20, 1999, Holdings issued $586.8 million in aggregate principal amount at maturity of its 11 1/4% Senior Discount Notes due 2009 pursuant to an Indenture between Holdings and the United States Trust Company of New York, as trustee. The 2009 notes mature on April 15, 2009 and rank equally with the 2008 notes.



     The 2009 notes were issued at a substantial discount to their principal amount, and were sold to investors at a price that yielded gross proceeds to Holdings of $340.0 million. The 2009 Notes accrete daily at a rate of 11 1/4% per annum, compounded semiannually, to an aggregate principal amount of $586.8 million as of April 15, 2004. Cash interest will not accrue on the 2009 notes prior to April 15, 2004. Commencing April 15, 2004, cash interest on the 2009 notes will accrue and be payable semiannually in arrears on each October 15 and April 15, commencing October 15, 2004, at a rate of 11 1/4% per annum.



     Except as described below, the 2009 notes are not redeemable at Holdings' option prior to April 15, 2004. Thereafter, the 2009 Notes will be subject to redemption at any time at the option of Holdings, in whole or in part, at the redemption prices set forth in the indenture plus accrued and unpaid interest thereon, if any, to the applicable redemption date. In addition, from time to time prior to April 15, 2002, SpectraSite may on one or more occasions redeem up to 35% of the aggregate principal amount at maturity of the 2009 notes issued at a redemption price of 111.25% of their accreted value, to the redemption date, with the net cash proceeds from one or more equity offerings; provided, however, that at least 65% of the aggregate principal amount at maturity of 2009 notes originally issued remains outstanding immediately after the occurrence of such redemption.

     The 2009 notes are general unsecured obligations of Holdings, rank senior in right of payment to any future indebtedness of Holdings which is made expressly junior thereto, and rank equal in right of payment with all current and future unsecured senior indebtedness of Holdings, including the 2008 notes. All of the operations of Holdings are conducted through its subsidiaries, and Holdings' subsidiaries did not guarantee the 2009 notes. Accordingly, the 2009 notes are effectively subordinated to all indebtedness and all other liabilities or obligations of such subsidiaries, including borrowings under the new credit facility.



     Upon the occurrence of a change of control, the holders of the 2009 notes have the right to require Holdings to repurchase such holders' 2009 notes, in whole or in part, at a price equal to 101% of the accreted value thereof to the date of purchase prior to April 15, 2004 or 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase on or after April 15, 2004.



     The indenture governing the 2009 notes contains certain covenants that, among other things, limit the ability of Holdings and its subsidiaries to:



     - incur additional indebtedness and issue preferred stock;



     - pay dividends or make certain other restricted payments;



     - enter into transactions with affiliates;



     - make certain asset dispositions;



     - merge or consolidate with, or transfer substantially all its assets to, another entity;



     - create liens securing indebtedness; and



     - permit subsidiaries to incur restrictions on their ability to pay dividends to Holdings.



However, all of these limitations are subject to a number of important qualifications.



     Holdings has agreed to file a registration statement with the SEC with respect to a registered offer to exchange the outstanding 2009 notes for registered 2009 notes, which will have terms substantially identical in all material respects to the outstanding notes except that such notes will not contain terms with respect to transfer restrictions. We have agreed to use our reasonable best efforts to file a registration statement for the exchange notes with the SEC on or before July 20, 1999 and to cause that registration statement to be declared effective by October 20, 1999. In addition, in certain circumstances, we have agreed to file a shelf registration statement that would allow some or all of these notes to be offered to the public. We will keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the outstanding notes. This prospectus is not an offer to purchase or a solicitation of an offer to purchase the 2009 notes or a solicitation to tender the 2009 notes in the exchange offer. The exchange offer will only be made by means of a prospectus, which is part of the exchange offer registration statement, and a copy of the prospectus will be mailed to all registered holders of the 2009 notes as of the record date for the exchange offer.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Holdings originally sold the outstanding notes to Credit Suisse First Boston Corporation, Lehman Brothers, Inc. and CIBC Oppenheimer Corp. These initial purchasers subsequently placed the outstanding notes with:

     - qualified institutional buyers in reliance on Rule 144A under the Securities Act; and

     - qualified buyers outside the United States in reliance on Regulation S under the Securities Act.


     Holdings entered into a registration rights agreement with the initial purchasers, as a condition to their purchase of the outstanding notes, under which Holdings agreed, for the benefit of the outstanding note holders and at its own expense, to file a registration statement for this exchange offer, of which this prospectus is a part, with the SEC no later than November 15, 1998. When the exchange offer registration statement is declared effective, Holdings will offer the registered notes in exchange for tender of the outstanding notes. For each outstanding note tendered to Holdings in response to the exchange offer, the holder of such outstanding note will receive a registered note having an original principal amount at maturity equal to that of the tendered outstanding note.



     Based upon interpretations by the SEC staff set forth in certain no-action letters to third parties (including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993)), SpectraSite believes that the registered notes issued under this exchange offer in exchange for the outstanding notes, in general will be freely tradeable after the exchange offer, without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of outstanding notes who is a SpectraSite "affiliate," within the meaning of Rule 405 under the Securities Act, who does not acquire the registered notes in the ordinary course of business, or who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes, could not rely on the SEC staff position enunciated in such no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. A holder's failure to comply with those requirements in such an instance may result in that holder incurring liability under the Securities Act which we will not indemnify.


     As the above mentioned no-action letters and the registration rights agreement contemplate, each holder accepting the exchange offer is required to represent to us, in a letter of transmittal, that:

     - the holder or the person receiving the registered notes, whether or not such person is the holder, will acquire those registered notes in the ordinary course of business;

     - the holder or any other acquiror is not engaging in a distribution of the registered notes;

     - the holder or any other acquiror has no arrangement or understanding with any person to participate in a distribution of the registered notes;

     - neither the holder nor any other acquiror is a Holdings affiliate within the meaning of Rule 405 under the Securities Act; and

     - the holder or any other acquiror acknowledges that if that holder or other acquiror participates in the exchange offer for the purpose of distributing the registered notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any such resale and cannot rely on the above mentioned no-action letters.

As indicated above, each broker-dealer that receives for its own account a registered note in exchange for outstanding notes must acknowledge that it:

     - acquired the outstanding notes for its own account as a result of market-making activities or other trading activities;

     - has not entered into any arrangement or understanding with Holdings or any Holdings affiliate to distribute the registered notes; and


     - will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes.

For a description of the procedures for resales by participating broker-dealers, see "Plan of Distribution."

     In the event that changes in the law or the applicable interpretations of the SEC staff do not permit Holdings to effect this exchange offer, or if for any other reason the exchange offer is commenced and not consummated within 120 days of November 10, 1998, SpectraSite will:

     - file a shelf registration statement covering resales of the outstanding notes;

     - use reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

     - use reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the outstanding notes' original issuance date, subject to extension under certain circumstances, or such time as all of the applicable outstanding notes have been sold.


     Holdings will, if and when it files the shelf registration statement, provide to each applicable holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement. A holder that sells the outstanding notes under the shelf registration statement generally:


     - must be named as a selling security holder in the related prospectus;

     - must deliver a prospectus to purchasers;

     - will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     - will be bound by the provisions of the registration rights agreement which are applicable to that holder, including certain indemnification obligations.

In addition, each of the outstanding note holders must deliver information to Holdings, to be used in connection with the shelf registration statement, in order to have his or her outstanding notes included in the shelf registration statement and to benefit from the provisions set forth in the foregoing paragraph.

     The registration rights agreement covering the outstanding notes provides that Holdings will file an exchange offer registration statement with the SEC no later than November 15, 1998. We filed the exchange offer registration statement on November 10, 1998. In the event that:

     - by the 120th day after the exchange offer registration statement filing date neither the exchange offer is consummated nor the shelf registration statement is declared effective; or


     - after either the exchange offer registration statement or shelf registration statement is declared effective, such registration statement thereafter ceases to be effective or usable, subject to certain exceptions, including an exception for a period not to exceed 60 days in any 12-month period during which SpectraSite effects a material corporate transaction, in connection with resales of the outstanding notes or registered notes in accordance with and during the periods specified in the registration rights agreement, the interest rate on the outstanding notes will increase by 0.50% per annum from and including the date on which any such registration default occurred, but excluding the date on which all registration defaults are cured. The sole remedy available to the outstanding note holders will be the immediate assessment of cash interest on the outstanding notes, whether or not cash interest is then payable on the outstanding notes under the indenture. All interest payable because a registration default occurred will be payable to the outstanding notes holders in cash on each January 15 and July 15, commencing with the first such date occurring after any such interest begins to accrue, until the registration default is cured. After the date on which the registration default is cured, the interest rate on the outstanding notes will revert to 12% per annum.

     Outstanding note holders must:

     - make certain representations to us in order to participate in the exchange offer;

     - deliver information to be used in connection with the shelf registration statement, if required; and

     - provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement,

in order to have their outstanding notes included in the shelf registration statement and to benefit from the provisions regarding additional interest payable because a registration default occurred, as set forth above.

     The preceding summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the exchange offer registration statement of which this prospectus is a part.

TERMS OF THE EXCHANGE OFFER


     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. See "-- Expiration Date; Extensions; Amendments." Holdings will issue $1,000 original principal amount at maturity of registered notes in exchange for each $1,000 original principal amount at maturity of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes in response to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.


     The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that:

     - the registered notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

     - the registered note holders will not be entitled to certain rights under the registration rights agreement covering the outstanding notes, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

     The registered notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture governing the outstanding notes. As of the date of this prospectus, $225,238,000 aggregate original principal amount at maturity of outstanding notes were outstanding. We have
fixed the close of business on           , 1999 as the record date for the
exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

     Outstanding note holders do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to such offers.


     Holdings shall be deemed to have accepted validly tendered outstanding notes when, as and if we give oral or written notice to that effect to United States Trust Company of New York, which is the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from Holdings.


     If any tendered outstanding notes are not accepted for exchange either because of an invalid tender, the occurrence of certain other events set forth herein, or otherwise, the certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the exchange offer's expiration date.


     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in response to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     We shall keep the exchange offer open for at least 30 days, or longer if required by applicable law, including in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension, after the date that notice of the exchange offer is mailed to outstanding note holders. The expiration date shall be 5:00 p.m., New
York City time, on           , 1999, unless we, in our sole discretion, extend
the exchange offer, in which case the expiration date shall be the latest date and time to which we extend the exchange offer.

     If we decide to extend the exchange offer, we will notify United States Trust Company of New York, which is the exchange agent, of the extension by oral or written notice, and will mail an announcement of the extension to the registered holders prior to 10:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     SpectraSite reserves the right, in its sole discretion:

     - to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner.

     We will give oral or written notice of any delay in acceptance, extension, termination or amendment to the registered holders as promptly as practicable.

PROCEDURES FOR TENDERING


     Only an outstanding note holder may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if the letter of transmittal so requires, or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or facsimile, or agent's message, together with the outstanding notes and any other required documents, to United States Trust Company of New York, which is the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:


     - the exchange agent must receive the letter of transmittal and certificates for the outstanding notes prior to the expiration date;


     - the exchange agent must receive a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below, prior to the expiration date; or


     - the holder must comply with the guaranteed delivery procedures described below.

     For effective tender, the exchange agent must receive the outstanding notes or book-entry confirmation, as the case may be, the letter of transmittal, and other required documents, at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     DTC has authorized DTC participants that hold outstanding notes on behalf of the outstanding notes' beneficial owners to tender their outstanding notes as if they were holders. To effect a tender of outstanding notes, DTC participants should either:


     - complete and sign the letter of transmittal, or a manually signed facsimile thereof, have the signature guaranteed if required by the instructions, and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedure set forth in "Procedures for Tendering;" or


     - transmit their acceptance to DTC through the DTC automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "-- Book-Entry Transfer."

     By executing the letter of transmittal or an agent's message, each holder will make to SpectraSite the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     Each holder's tender, and Holdings' acceptance, will constitute agreement between such holder and Holdings in accordance with the terms, and subject to the conditions, set forth herein and in the letter of transmittal or agent's message.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE, AND ALL OTHER REQUIRED DOCUMENTS, TO THE EXCHANGE AGENT IS AT THE HOLDER'S ELECTION AND SOLE RISK. AS AN ALTERNATIVE TO MAIL DELIVERY, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO SPECTRASITE. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.


     A member of the Medallion System must guarantee signatures on a letter of transmittal or a notice of withdrawal, as the case may be, unless the outstanding notes tendered thereto are tendered, respectively:



     - by a registered holder who has not completed the box entitled Special Registration Instructions or Special Delivery Instructions on the letter of transmittal; or


     - for the account of a Medallion System member.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a Medallion System member.


     If a person other than the registered holder of any outstanding notes listed therein signs the accompanying letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his or her name appears on the outstanding notes, with the signature guaranteed by a Medallion System member.


     If trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations, or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond powers, such persons should so indicate when signing, and they must submit evidence satisfactory to SpectraSite of their authority to so act, with the letter of transmittal.


     SpectraSite will determine, in its sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered, or any outstanding notes, Holdings' acceptance of which would, in the opinion of SpectraSite's counsel, be unlawful. We also reserve the right, in our sole discretion, to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither Holdings, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. If the exchange agent receives any outstanding notes that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, the exchange agent will return them to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.


ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF REGISTERED NOTES


     For each outstanding note Holdings accepts for exchange, the holder will receive a registered note having a principal amount at maturity equal to that of the surrendered outstanding note. For purposes of the exchange offer, Holdings shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if Holdings has given oral or written notice to that effect to United States Trust Company of New York, as exchange agent.



     In all cases, Holdings will issue registered notes for outstanding notes that are accepted for exchange under the exchange offer only after the exchange agent's timely receipt of certificates for such outstanding notes, or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at the book-entry transfer facility, plus a properly completed and duly executed letter of transmittal or agent's message and all other required documents. If Holdings does not accept any tendered outstanding notes for any reason set forth in the terms and conditions of the exchange offer, we will return the unaccepted or non-exchanged outstanding notes without expense to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account, the non-exchanged outstanding notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration date.


BOOK-ENTRY TRANSFER

     United States Trust Company of New York, as exchange agent, will establish a new account or utilize an existing account at DTC for the outstanding notes promptly after the date of this prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of outstanding notes may make a book-entry tender of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, the exchange agent must receive, at its address set forth below under the caption "Exchange Agent," on or prior to the expiration date, or the holders must comply with the guaranteed delivery procedures described below to submit, the letter of transmittal, or a manually signed facsimile thereof, properly completed and validly executed, with any required signature guarantees, or an agent's message, and any other required documents. Document delivery to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.


     The term agent's message means a message transmitted by DTC to, and received by, the exchange agent, forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the outstanding notes, stating:


     - the aggregate principal amount of outstanding notes which have been tendered by such participant;

     - that such participant has received and agrees to be bound by the terms of the letter of transmittal; and


     - that Holdings may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and:

     - whose outstanding notes are not immediately available;

     - who cannot deliver their outstanding notes, the letter of transmittal or any other required documents, to United States Trust Company of New York, which is the exchange agent; or

     - who cannot complete the procedures for book-entry transfer, prior to the expiration date,

may effect a tender if:

          (a) the tender is made through a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States;

          (b) prior to the expiration date, the exchange agent receives from an institution listed in clause (a) above a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, or an agent's message, together with the certificate(s) representing the outstanding notes, or a confirmation of book-entry transfer of the notes into the exchange agent's account at the book-entry transfer facility, and any other documents required by the letter of transmittal, will be deposited by the institution with the exchange agent; and

          (c) the exchange agent receives, no later than five New York Stock Exchange trading days after the expiration date, the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at the book-entry transfer facility, together with a letter of transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and all other documents required by the letter of transmittal.

     Holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above may request that the exchange agent send them a Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of outstanding notes may be
withdrawn at any time prior to 5:00 p.m., New York City time, on           ,
1999; otherwise such tenders are irrevocable.

     To withdraw a tender of outstanding notes in the exchange offer United States Trust Company of New York, which is the exchange agent, must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of such outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

     - specify the name in which to register the outstanding notes, if different from that of the depositor.


     Holdings will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices. This determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no registered notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Holdings will return to the holder any outstanding notes which have been tendered but which are not accepted for exchange, without expense to the holder, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Holders may retender properly withdrawn outstanding notes by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.


CONDITIONS

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or offer registered notes for, any outstanding notes, and may terminate or amend the exchange offer as provided herein before the acceptance of the outstanding notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, might impair materially our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to Holdings or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the SEC staff is proposed, adopted or enacted, which, in our judgment, might impair materially our ability to proceed with the exchange offer, or impair materially our contemplated benefits from the exchange offer; or

          (c) any governmental approval has not been obtained, which approval we shall, in our discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

     If we determine in our discretion that any of the conditions are not satisfied, we may:

     - refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the holders' rights to withdraw the outstanding notes; or

     - waive the unsatisfied conditions and accept all properly tendered outstanding notes which have not been withdrawn.

     We shall keep the exchange offer open for at least 30 days, or longer if applicable law so requires, including, in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension under applicable law, after the date we mail notice of the exchange offer to outstanding note holders.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as the exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

  By Registered or Certified Mail:                   By Overnight Courier:

  United States Trust Company of New York            United States Trust Company of New York
  P.O. Box 844                                       770 Broadway, 13th floor
  Cooper Station                                     New York, New York 10003
  New York, New York 10276-0844                      Attn: Corporate Trust Window
  Attn: Corporate Trust Services

  By Hand:                                           By Facsimile:

  United States Trust Company of New York            (212) 780-0592
  111 Broadway, Lower Level
  Corporate Trust Window                             Confirm by Telephone:
  New York, New York 10006                           (800)548-6565

DELIVERY TO AN ADDRESS OTHER THAN THOSE SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES


     Holdings will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of Holdings and its affiliates or its agents.



     Holdings has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. Holdings, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of pocket expenses in connection with the exchange offer.



     Holdings will pay the cash expenses incurred in connection with the exchange offer. Such expenses include the exchange agent's and the trustee's fees and expenses, accounting and legal fees, and printing costs, among others.


ACCOUNTING TREATMENT


     The registered notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in Holdings' accounting records on the date of exchange. Accordingly, Holdings will not recognize any gain or loss for accounting purposes. The exchange offer expenses will be expensed over the term of the registered notes.


CONSEQUENCES OF FAILURE TO EXCHANGE


     The outstanding notes that are not exchanged for registered notes in response to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be resold only:


     - to Holdings, upon redemption thereof or otherwise;


     - so long as the outstanding notes are eligible for resale under Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;


     - outside the United States to a foreign person in a transaction meeting the requirements of Regulation S under the Securities Act; or


     - under an effective registration statement under the Securities Act.


     Any resale of outstanding notes must comply with any applicable securities laws of any state of the United States.

                            DESCRIPTION OF THE NOTES

     The registered notes have the same form and terms as the outstanding notes, which they replace, with two exceptions. First, because the issuance of the registered notes has been registered under the Securities Act, the registered notes will not bear legends restricting their transfer. Second, the holders of registered notes will not be entitled to rights under the registration rights agreement, since the primary provision of that agreement will terminate when the exchange offer is consummated. A copy of the Indenture, dated June 26, 1998, between Holdings and United States Trust Company of New York, as trustee, has been filed as an exhibit to the exchange offer registration statement of which this prospectus forms a part.


     The following is a summary of the material terms of the Indenture, as amended. This summary does not include all the provisions of the Indenture, nor does it include certain terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. You can find definitions of certain capitalized terms used in the following summary under the subheading "-- Certain Definitions." Certain terms contained in this summary but not capitalized in this summary or defined under the subheading "--Certain Definitions" are defined in the Indenture. You should carefully read the Indenture before participating in the exchange offer.


GENERAL

     Methods of Payment

     The principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of SpectraSite in the Borough of Manhattan, The City of New York. The initial office for transfers is the corporate trust office of the trustee, at 114 West 47th Street, 25th Floor, New York, New York 10036. However, at Holdings' option, interest payments may be made by check, mailed to the registered holders of the notes at their registered addresses.

     Methods of Issuance

     Holdings will issue the registered notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of a transfer or an exchange of notes, but SpectraSite may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

     Federal Tax Issues

     For United States federal income tax purposes, a significant amount of original issue discount, taxable as ordinary income, will be recognized by a registered holder of notes as such discount is amortized from the Issue Date. However, holders will not receive any payments on the notes until January 15, 2004. For a description of certain tax matters related to an investment in the notes, see "Certain U.S. Federal Tax Considerations."


TERMS OF THE NOTES


     The notes:

     - are unsecured, senior obligations of Holdings;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of Holdings;

     - are senior in right of payment to any future subordinated Indebtedness of Holdings;

     - mature on July 15, 2008;

     - have a maximum aggregate principal amount at maturity of $225.2 million; and

     - will accrue interest at a rate of 12% per annum, which will be compounded semi-annually on each semi-annual accrual date, but will not be payable in cash, except that interest on the Accreted Value of each note as of July 15, 2003 will continue to accrue at 12% per annum, but will be paid semi-annually commencing January 15, 2004 and continuing on each July 15 and January 15 thereafter to holders of record at the close of business on the first day of the month during which the interest payment will be made; interest to be paid on a 360-day year, twelve 30-day month basis.

REDEMPTION

     Terms of Optional Redemption

     Prior to July 15, 2001, Holdings may redeem up to 25% of the principal amount at maturity of the notes at any time and from time to time but only from the proceeds of Equity Offerings. The redemption price for any such redemption will be 112% of the Accreted Value of the notes being redeemed, plus accrued and unpaid interest, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. At least 75% of the aggregate principal amount at maturity of the notes must remain outstanding after each such redemption, excluding notes held by Holdings or any of its subsidiaries, and each such redemption must occur within 60 days after the date of closing of the related Equity Offering.

     Between July 15, 2001, and July 15, 2003, Holdings may not redeem the notes.

     Holdings may redeem the notes at any time or from time to time on or after July 15, 2003. Holdings shall pay accrued and unpaid interest, if any, on the Accreted Value of the notes being redeemed to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. For any notes being redeemed in any period in Column A below, Holdings shall pay a redemption price equal to the percentage of the Accreted Value of the notes being redeemed set forth opposite such period in Column B below.

                          COLUMN A                                COLUMN B
                           PERIOD                             REDEMPTION PRICE
                          --------                            ----------------
July 15, 2003, through July 14, 2004........................      106.000%
July 15, 2004, through July 14, 2005........................      104.000%
July 15, 2005, through July 14, 2006........................      102.000%
July 15, 2006 and thereafter................................      100.000%

     Partial Redemption: Selection and Notice

     In the case of any partial redemption, the trustee will select the notes for redemption:

     - in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

     - if the notes are not so listed, on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate. However, no note of $1,000 or less, in original principal amount, will be redeemed in part.


     Holdings will send notice by first class mail at least 30, but not more than 60, days before the redemption date, to each note holder, to be redeemed at its registered address. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes, or portions of notes, called for redemption. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note, in principal amount equal to the unredeemed portion of the partially redeemed note, will be issued in the name of the holder thereof upon cancellation of the original note.

     Mandatory Redemption


     Holdings will not make mandatory redemption or sinking fund payments with respect to the notes.


RANKING


     The indebtedness evidenced by the notes:


     - is unsecured Senior Indebtedness of Holdings;

     - will rank ratably in right of payment with all existing and future Senior Indebtedness of Holdings; and

     - will be senior in right of payment to all existing and future Subordinated Obligations of Holdings.


     Also, the notes will be effectively subordinated to all existing and future Secured Indebtedness of Holdings to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all existing and future Indebtedness of any of Holdings' subsidiaries.



     At December 31, 1998, after giving pro forma effect the Nextel tower acquisitions and the related financing transactions, Holdings had no indebtedness outstanding other than the 2008 notes and the 2009 notes, and Holdings' subsidiaries had approximately $152.7 million of debt and other liabilities and the ability to borrow at least $350.0 million under the new credit facility. Although the Indenture contains limitations on the amount of additional indebtedness which Holdings may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be Senior Indebtedness or Secured Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."



     Holdings conducts all of its operations through subsidiaries and, therefore, Holdings depends upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. Holdings' subsidiaries will not be guarantors of the notes and are separate entities, with no obligation to make payments on the notes, or to make funds available therefor. Generally, with respect to the assets and earnings of such subsidiaries, priority will be given to claims of the subsidiaries' creditors, including trade creditors, secured creditors, creditors holding indebtedness and guarantees issued by the subsidiaries, and claims of preferred stockholders, if any, of the subsidiaries over the claims of Holdings' creditors, including holders of our notes. The notes, therefore, will be effectively subordinated to all indebtedness, preferred stock, if any, and other liabilities and commitments of Holdings' subsidiaries. Holdings expects that the provisions of the New Credit Facility will contain substantial restrictions on the ability of its subsidiaries to transfer cash or assets to Holdings, by dividend or distribution. Although the Indenture limits the incurrence of indebtedness and preferred stock of certain of Holdings' subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the subsidiaries' incurrence of liabilities that are not considered indebtedness or preferred stock under the Indenture. See
"-- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries."



     As of the date of the Indenture, all of Holdings' subsidiaries are restricted subsidiaries, which are any subsidiaries that are not Unrestricted Subsidiaries. However, under certain circumstances, Holdings may designate current or future subsidiaries as Unrestricted Subsidiaries, which will not be subject to many of the restrictive covenants set forth in the Indenture.


CHANGE OF CONTROL

     If a Change of Control occurs, each registered holder of notes will have the right to require Holdings to repurchase all or any part of such holder's notes, at a purchase price in cash equal to 101% of the Accreted Value as of the repurchase date, plus accrued and unpaid interest, if any, to the repurchase date, subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date.

     Within 30 days following any Change of Control, Holdings shall mail a notice to each holder, with a copy to the trustee, stating:

     - that a Change of Control has occurred and that each holder has the right to require Holdings to purchase such holder's notes at a purchase price in cash equal to 101% of the Accreted Value as of the repurchase date, plus accrued and unpaid interest, if any, to the repurchase date, subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date;

     - the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow, and capitalization, after giving effect to the Change of Control;

     - the repurchase date, which shall be no earlier than 30 days, nor later than 60 days, from the date such notice is mailed; and

     - the instructions Holdings determines, consistent with this covenant, that a holder must follow in order to have its notes purchased.


     The definition of Change of Control includes the phrase all or substantially all, as used with respect to a sale of assets. The meaning of substantially all varies according to the facts and circumstances of the subject transaction. There is no clearly established meaning of substantially all under New York law, the law governing the Indenture, and the phrase thus is subject to judicial interpretation. Accordingly, in certain circumstances, there may be uncertainty in ascertaining whether a particular transaction would involve a disposition of all or substantially all of the assets of a person, and therefore it may be unclear whether a Change of Control has occurred.



     Holdings will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes according to the terms of this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with the law.



     The Change of Control purchase feature is a result of negotiations between Holdings and the initial purchasers of the outstanding notes. Subject to the limitations discussed below, Holdings could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Holdings' capital structure or credit rating. Restrictions on Holdings' ability to incur additional indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries." Such restrictions can be waived only with the consent of the holders of a majority, in principal amount at maturity, of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that afford holders of notes protection in the event of a highly leveraged transaction.


     The New Credit Facility is expected to:


     - limit Holdings' access to its subsidiaries' cash flow and, therefore, restrict Holdings' ability to purchase any notes.



     - provide, with respect to Holdings, that the occurrence of certain events similar to those included in the definition of the term Change of Control will constitute a default.


     In the event that a Change of Control occurs at a time when Holdings's subsidiaries are prohibited from making distributions to Holdings to allow it to purchase notes, Holdings could cause its subsidiaries to seek the consent of the lenders under the New Credit Facility, to allow such distributions, or it could attempt to refinance the borrowings that contain the prohibition against distributions. If Holdings does not obtain such a consent or repay such borrowings, Holdings will remain prohibited from purchasing notes. In that case, Holdings' failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility.


     Future indebtedness of Holdings and its subsidiaries may contain prohibitions against the occurrence of certain events that would constitute a Change of Control, or require such indebtedness to be purchased upon a Change of Control. Moreover, the holders' exercise of their right to require Holdings to purchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not cause a default, due to the financial effect on Holdings of such a notes purchase.


     Holdings' ability to pay cash to the holders following the occurrence of a Change of Control may be limited by Holdings' then existing financial resources, including its ability to access its subsidiaries' cash flow. See "Risk Factors -- Repayment Uncertainty" and "Risk Factors -- Holding Company Structure." There can be no assurance that sufficient funds will be available when necessary for Holdings to make any required purchases.

     The Indenture provisions relative to Holdings' obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority, in principal amount at maturity, of the notes.


     Holdings will not be required to make an offer, according to the terms of this section of the Indenture, upon a Change of Control, if a third party, in compliance with the requirements set forth in the Indenture applicable to Holdings' Change of Control, makes an offer to purchase, and purchases, all notes validly tendered and not withdrawn under such offer.


CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness


 1. Holdings cannot have an indebtedness to Adjusted EBITDA Ratio of more than 7.00:1. Holdings may give pro forma effect to the incurrence of indebtedness and the application of proceeds from such incurrence when determining compliance with the ratio. Accrual of interest, accretion, or amortization of original issue discount, and the payment of interest in the form of additional indebtedness, will not be deemed to be an incurrence of indebtedness for purposes of this covenant.



 2. Despite the limitations described in paragraph (1), and regardless of the amount of Holdings' outstanding indebtedness, Holdings may incur any or all of the following indebtedness:



     a. Indebtedness of Holdings owing to and held by any restricted subsidiary; provided, however, that any subsequent issuance or transfer of any capital stock, or any other event which results in any such restricted subsidiary ceasing to be a restricted subsidiary, or any subsequent transfer of any such indebtedness, except to another restricted subsidiary, will be deemed to constitute Holdings' incurrence of such indebtedness;


     b. Indebtedness represented by the notes;


     c. Any of Holdings' indebtedness outstanding on the Issue Date, other than the indebtedness described in clauses (2) (a) or (b) above;



     d. Indebtedness, including capital lease obligations, which Holdings incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount, not to exceed $5.0 million, at any one time outstanding, together with the amount of any indebtedness then outstanding and incurred according to the terms of clause (2)(f) of the "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant; provided, that such indebtedness is incurred within 180 days after the date of such acquisition, construction or improvement, and does not exceed the fair market value of such acquired, constructed or improved assets, as Holdings' Board of Directors determines in good faith;


     e. Refinancing Indebtedness, incurred in respect of any indebtedness incurred according to the terms of paragraph (1) above or clauses (2)(b) or (c) above or this clause (2)(e);


     f. Indebtedness which is:


        - in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by Holdings in the ordinary course of its business, which do not secure other indebtedness; and



        - incurred under currency exchange protection agreements and interest rate protection agreements which, at the time of incurrence, are in the ordinary course of business; provided, however, that the currency agreements exchange protection and interest rate protection agreements are directly related to indebtedness which Holdings is permitted to incur under the Indenture;



     g. Indebtedness represented by guarantees, by Holdings, of indebtedness which Holdings or any of its Subsidiaries otherwise is permitted to incur under the Indenture;



     h. Indebtedness of any other person, existing at the time such other person is merged with or into Holdings, and outstanding on, or prior to, the date on which such person was merged with or into Holdings, other than indebtedness incurred in connection with, or to provide all, or any portion, of the funds or credit support utilized to consummate the transaction, or series of related transactions, as a result of which such person was merged with or into Holdings; provided, however, that on the date of such merger and after giving it effect, Holdings would be permitted to incur at least $1.00 of additional indebtedness according to the terms of paragraph (1) above;


     i. Indebtedness incurred by Holdings' subsidiaries, which the terms of the Indenture do not otherwise prohibit;


     j. incurrence by Holdings of indebtedness not to exceed, at any one time outstanding, together with the amount of any indebtedness then outstanding and incurred according to the terms of clause (2)(i) of the "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant:


        - 1.5

          times

        - the aggregate Net Cash Proceeds Holdings receives from the issue or sale of capital stock, other than Disqualified Stock, subsequent to the Issue Date,

          less


        - the amount of such Net Cash Proceeds used to make Restricted Payments according to clause (1)(c)(ii), or applied according to clause
          (2)(a)(ii), of the "Limitation on Restricted Payments" covenant;



       however, for purposes of calculating the amount in the second bullet point of clause 2(j) above, the issuance or sale of capital stock to a Holdings Subsidiary or to an employee stock ownership plan or a trust established by Holdings or any of its Restricted Subsidiaries shall not be included; and



     k. other indebtedness, in an aggregate principal amount outstanding at any time, not to exceed $5.0 million, together with the amount of any indebtedness and preferred stock then outstanding and incurred according to the terms of clause (2)(j) of the "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant.

 3. Holdings shall not incur any indebtedness according to the terms of the foregoing paragraph (2) if it uses the proceeds thereof, directly or indirectly, to refinance any Subordinated Obligations, unless such new indebtedness shall:


     a. be subordinated to the notes to at least the same extent as such Subordinated Obligations being refinanced; and

     b. have a Stated Maturity that is no earlier than the Stated Maturity of the Subordinated Obligations being refinanced.

 4. For purposes of determining compliance with this covenant:


     a. in the event that an item of indebtedness meets the criteria of more than one of the types of indebtedness described above, Holdings, in its sole discretion, will classify such indebtedness, and only be required to include the amount and type of such indebtedness in one of the above clauses; and



     b. an item of indebtedness may be divided and classified into more than one of the types of indebtedness described above.


     Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries


 1. Holdings shall not permit any restricted subsidiary to incur, directly or indirectly, any indebtedness or preferred stock unless, on the date of, and after giving effect to, such incurrence and the application of the net proceeds therefrom, Holdings' indebtedness to Adjusted EBITDA Ratio would be less than 7.00:1. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional indebtedness will not be deemed to be an incurrence of indebtedness for purposes of this covenant.



 2. Despite the above paragraph (1), and regardless of the amount of the restricted subsidiaries' outstanding indebtedness, any restricted subsidiary may incur any or all of the following indebtedness:



     a. Indebtedness incurred under the New Credit Facility, in an aggregate principal amount outstanding at any time not to exceed the greater of:


        i. $50.0 million; and

        ii. the product of

           - $200,000

             times


           - the number of Completed Towers on the date of such incurrence, less the aggregate amount of all proceeds from all Asset Dispositions of Holdings' Tower Assets that have been applied, since the Issue Date, to permanently reduce the outstanding amount of such indebtedness, according to the "Limitation on Sale of Assets and Subsidiary Stock" covenant;



     b. Indebtedness or preferred stock of a restricted subsidiary issued to, and held by, Holdings or a restricted subsidiary; provided, however, that any subsequent issuance or transfer of any capital stock which results in any restricted subsidiary ceasing to be a restricted subsidiary, or any subsequent transfer of such indebtedness or preferred stock, other than to Holdings or a restricted subsidiary, shall be deemed to constitute an incurrence, by Holdings, of such indebtedness or preferred stock;



     c. Indebtedness or preferred stock of a restricted subsidiary incurred and outstanding on, or prior to, the date on which Holdings acquired such restricted subsidiary, other than indebtedness or preferred stock incurred in connection with, or to provide all, or any portion of, the funds or credit support utilized to consummate the transaction, or series of related transactions, as a result of which such restricted subsidiary became a restricted subsidiary or Holdings acquired it; provided, however, that on the date of such acquisition and after giving effect thereto, Holdings would be permitted to incur at least $1.00 of additional indebtedness according to the terms of paragraph (1) of the "Limitation on Indebtedness" covenant above;



     d. Indebtedness or preferred stock outstanding on the Issue Date, other than indebtedness described in clauses (2)(a), (b) or (c) above;



     e. Refinancing Indebtedness incurred in respect of indebtedness or preferred stock referred to in clauses (2)(c) and (d) above or this clause (e); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly refinances a subsidiary's indebtedness or preferred stock described in clause (2)(c) above, only the subsidiary shall incur such refinancing indebtedness;



     f. Indebtedness, including capital lease obligations, which a subsidiary incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount at any one time outstanding, not to exceed $5.0 million, together with the amount of any Indebtedness then outstanding and incurred according to the terms of clause (2)(d) of the "Limitation on Indebtedness" covenant; provided, that such subsidiary incurs such indebtedness within 180 days after the date of such acquisition, construction or improvement, and that such indebtedness does not exceed the fair market value of such acquired, constructed or improved assets, as Holdings' Board of Directors determines in good faith;


     g. Indebtedness which is:

        i. in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided in the ordinary course of its business, which do not secure other Indebtedness; and


        ii. incurred under currency exchange protection agreements and interest rate protection agreements which, at the time of incurrence, are in the ordinary course of business; provided, however, that the currency exchange protection agreements and interest rate protection agreements are directly related to indebtedness which Holdings or any of its subsidiaries is permitted to incur under the Indenture;



     h. Indebtedness represented by guarantees, by a subsidiary, of indebtedness which Holdings or another subsidiary is otherwise permitted to incur under the Indenture;



     i. A subsidiary's incurrence of indebtedness, not to exceed at any one time outstanding together with the amount of any indebtedness then outstanding and incurred according to the terms of clause (2)(j) of the "Limitation on Indebtedness" covenant:


        - 1.5

          times


        - the aggregate Net Cash Proceeds SpectraSite receives from the issue or sale of capital stock, other than Disqualified Stock, subsequent to the Issue Date; however, this amount excludes Net Cash Proceeds from an issuance or sale to a Holdings subsidiary, to an employee stock ownership plan or to a trust established by Holdings or any of its restricted subsidiaries, less


        - the amount of such Net Cash Proceeds used to make Restricted Payments according to clause (1)(c)(ii) of the "Limitation on Restricted Payments" covenant, or applied according to clause (2)(a)(ii)of the "Limitation on Restricted Payments" covenant; and



     j. other indebtedness and preferred stock, in an aggregate principal and/or liquidation amount, not to exceed at any time outstanding, $5.0 million, less the amount of any indebtedness then outstanding and incurred according to the terms of clause (2)(k) of the "Limitation on Indebtedness" covenant.


 3. For purposes of determining compliance with this covenant:


     a. in the event that an item of indebtedness meets the criteria of more than one of the types of indebtedness described above, Holdings, in its sole discretion, will classify such indebtedness, and only be required to include the amount and type of such indebtedness in one of the above clauses; and



     b. an item of indebtedness may be divided and classified into more than one of the types of indebtedness described above.



     Holdings will not permit any Unrestricted Subsidiary to incur any indebtedness other than Non-Recourse Debt.


     Limitation on Restricted Payments


 1. Holdings will not make, and will not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment, if at the time Holdings or the Restricted Subsidiary makes the Restricted Payment:


     a. a Default or Event of Default will have occurred and be continuing, or would result therefrom;


     b. Holdings could not incur at least $1.00 of additional Indebtedness according to the terms of paragraph (1) of the "Limitation on Indebtedness" covenant; or


     c. the aggregate amount of such Restricted Payment and all other Restricted Payments, which amount, if other than in cash, the Holdings Board of Directors will determine in good faith, and will evidence such determination by a Board of Directors resolution, declared or made subsequent to the Issue Date, would exceed the sum of:


        i. the aggregate EBITDA (or, in the event such EBITDA shall be a deficit, minus such deficit) accrued subsequent to the Issue Date to the most recent date for which financial information is available to Holdings, taken as one accounting period, less 1.4 times Consolidated Interest Expense for the same period;


           plus


        ii. 100% of the aggregate Net Cash Proceeds, less the aggregate amount of such Net Cash Proceeds used to incur indebtedness according to the terms of clause (2)(j) of the "Limitation on Indebtedness" covenant and clause (2)(i) of the "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant, plus 70% of the GAAP purchase accounting valuation of Qualified Proceeds, with each such valuation calculated as of the sale date of the capital stock received as consideration therefor, in each case received by Holdings from the issue or sale of capital stock, other than Disqualified Stock, subsequent to the Issue Date, other than an issuance or sale to one of Holdings' subsidiaries, and other than an issuance or sale to an employee stock ownership plan, or to a trust established by Holdings or any of its restricted subsidiaries;


           plus


        iii. the amount by which Holdings' indebtedness is reduced on Holdings' balance sheet, upon conversion or exchange, other than by a Restricted Subsidiary, subsequent to the Issue Date of any Holdings indebtedness which is convertible or exchangeable for Holdings' capital stock, other than Disqualified Stock, less the amount of any cash, or the fair value of any other property, distributed by Holdings upon such conversion or exchange;

           plus


        iv. an amount equal to the sum of the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets to Holdings or any restricted subsidiary from Unrestricted Subsidiaries, plus the portion, proportionate to Holdings' equity interest in such subsidiary, of the fair market value of the net assets of an Unrestricted Subsidiary, at the time such Unrestricted Subsidiary is designated a restricted subsidiary;


            plus

        v. dividends and distributions Holdings receives, subsequent to the Issue Date, from Unrestricted Subsidiaries, to the extent such dividends and distributions are not otherwise included in calculating EBITDA;

           plus

        vi. Net Cash Proceeds Holdings receives, subsequent to the Issue Date, from Investments that are not Permitted Investments, to the extent not otherwise included in calculating EBITDA.


        The sum in clause (iv) above shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments Holdings or any restricted subsidiary previously made in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.


 2. The provisions of paragraph (1) of this covenant will not prohibit:

     a. any purchase, redemption, defeasance or other acquisition of Holdings' capital stock or Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Holdings' capital stock, other than Disqualified Stock and other than capital stock issued or sold to a Holdings subsidiary, or an employee stock ownership plan, or a trust established by Holdings or any of its subsidiaries; provided, however, that:

        i. such purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments; and

        ii. to the extent applied toward any such purchase, redemption, defeasance or other acquisition, the Net Cash Proceeds from such sale will be excluded from clause (1)(c)(ii) above, clause (2)(j) of the "Limitation on Indebtedness" covenant and clause (2)(i) of the "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant;

     b. any purchase, redemption, defeasance or other acquisition of Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Holdings' Subordinated Obligations; provided, however, that:


        i. the principal amount of such new indebtedness does not exceed the principal amount of the Subordinated Obligations being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Obligations being so redeemed, repurchased, acquired or retired;



        ii. such new indebtedness is subordinated to the notes at least to the same extent as the Subordinated Obligations so purchased, exchanged, redeemed, repurchased, acquired or retired for value;



        iii. such new indebtedness has a final scheduled maturity date later than the earlier of the final scheduled maturity date of the Subordinated Obligations being so redeemed, repurchased, acquired or retired, and the final scheduled maturity date of the notes; and



        iv. such new indebtedness has an Average Life equal to or greater than the Average Life of the notes;

        Any purchase redemption, defeasance or other acquisition consistent with clause 2(b) above will be excluded in the calculation of the amount of Restricted Payments;

     c. dividends paid within 60 days after the date of their declaration, if at such date of declaration such dividend would have complied with this covenant; and

     d. purchases of outstanding shares of SpectraSite's capital stock from deceased stockholders, in an amount not to exceed $1.0 million in the aggregate;

        Any dividend or purchase consistent with 2(c) and 2(d), respectively, above will be included in the calculation of Restricted Payments.

The Restricted Payments described in clauses (2)(a), (b) and (d) above shall not be permitted if at the time of, and after giving effect to, such Restricted Payments, a default or an Event of Default shall have occurred and be continuing.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries


     Holdings will not, and will not permit any restricted subsidiary to, create, or otherwise cause or permit to exist or become effective, any consensual encumbrance or restriction on the ability of any restricted subsidiary to:



 1. pay dividends or make any other distributions on its capital stock, to Holdings or to a restricted subsidiary, or pay any indebtedness or other obligation owed to Holdings;


 2. make any loans or advances to Holdings; or


 3. transfer any of its property or assets to Holdings or any restricted subsidiary, except:



     a. any encumbrance or restriction under the New Credit Facility or any agreement in effect at, or entered into, on the Issue Date;



     b. any encumbrance or restriction, with respect to a restricted subsidiary, under an agreement relating to any indebtedness it incurred on, or prior to, the date on which Holdings or a restricted subsidiary acquired it, other than indebtedness incurred as consideration in, or to provide all, or any portion, of the funds or credit support utilized to consummate the transaction, or series of related transactions, as a result of which such restricted subsidiary became a subsidiary, or Holdings or a restricted subsidiary acquired it, and outstanding on such date;



     c. any encumbrance or restriction under an agreement effecting a Refinancing of indebtedness incurred, under an agreement referred to in clause (3)(a) or (b) above, or contained in any amendment to an agreement referred to in clause (3)(a) or (b) above; provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment, taken as a whole, with respect to a restricted subsidiary, are no less favorable to the holders of notes than the encumbrances and restrictions with respect to such restricted subsidiary contained in such predecessor agreements, as the Holdings Board of Directors determines in good faith;


     d. in the case of paragraph (3), any encumbrance or restriction that restricts, in a customary manner, the subletting, assignment or transfer of any property or asset that is subject to a lease, license or other contract;


     e. in the case of paragraph (3), contained in security agreements or mortgages securing a restricted subsidiary's indebtedness, to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or mortgages;



     f. any restriction with respect to a restricted subsidiary, imposed under an agreement entered into for the sale or disposition of all or substantially all of such restricted subsidiary's capital stock or assets, pending the closing of such sale or disposition; and

     g. customary provisions with respect to the disposition or distribution of assets or property in joint venture and other similar agreements.

     Limitation on Sales of Assets and Subsidiary Stock


 1. Holdings will not, and will not permit any restricted subsidiary to, directly or indirectly, consummate any Asset Disposition unless:



     a. Holdings or such restricted subsidiary receives consideration, at the time of such Asset Disposition, at least equal to the fair market value, including as to the value of all non-cash consideration, as the Holdings Board of Directors determines in good faith, of the shares and assets subject to such Asset Disposition; and



     b. except in the case of a Tower Asset Exchange, at least 75% of the consideration Holdings or such restricted subsidiary receives is in the form of cash or cash equivalents.



 2. Within 365 days after the receipt of any Net Available Cash from an Asset Disposition, Holdings or the applicable restricted subsidiary may apply such Net Available Cash to:



     a. prepay, repay, redeem or purchase indebtedness, other than Disqualified Stock, of a Holdings wholly owned subsidiary, provided that the applicable restricted subsidiary, whether or not a wholly owned subsidiary, also may prepay, repay, redeem or purchase its own outstanding Indebtedness, or Senior Indebtedness, in each case other than indebtedness owed to Holdings or an Affiliate of Holdings;


     b. acquire all or substantially all of the assets of an entity engaged in a Permitted Business;


     c. acquire Voting Stock of an entity engaged in a Permitted Business from a person that is not a Holdings subsidiary; provided, that after giving effect thereto, Holdings or its restricted subsidiary owns a majority of such Voting Stock, and such acquisition otherwise is made in accordance with the Indenture, including, without limitation, the "Limitation on Restricted Payments" covenant; or


     d. make a capital expenditure or acquire other long-term assets that are used or useful in a Permitted Business.


   To the extent of the balance of such Net Available Cash, after application in accordance with clause (2)(a), (b), (c) or (d) above, Holdings shall make an offer to the holders to purchase notes according to the terms of, and subject to, the conditions set forth in paragraph (5) below.



 3. Notwithstanding the foregoing provisions, Holdings and its restricted subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant, except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $2.5 million. Pending application of Net Available Cash according to this covenant, such Net Available Cash shall be invested in Permitted Investments.


 4. For the purposes of this covenant, the following are deemed to be cash:


     a. the transferee's assumption of Holdings' Indebtedness, other than Holdings' Disqualified Stock, and other than indebtedness that is subordinated to the notes, or any restricted subsidiary's indebtedness and the release of Holdings or the restricted subsidiary from all liability on such indebtedness in connection with the Asset Disposition;



     b. securities that Holdings or any restricted subsidiary receives from the transferee, that Holdings or the restricted subsidiary converts into cash within 20 days of the applicable Asset Disposition, to the extent of the cash received; and



     c. the transferee's assumption of any of Holdings' or any restricted subsidiary's liabilities, as shown on Holdings' or such restricted subsidiary's most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof, of any such assets, according to the terms of a customary novation agreement that releases Holdings or the restricted subsidiary from further liability.



 5. In the event of an Asset Disposition that requires a notes purchase according to the terms of paragraph (1) of this covenant, Holdings will be required to purchase notes tendered, in response to Holdings' offer for the notes, at a purchase price of:


     - 100% of their Accreted Value as of the purchase date, without premium,

       plus

     - accrued and unpaid interest to the purchase date, in accordance with the procedures, including prorating in the event of oversubscription, set forth in the Indenture.


     If the aggregate purchase price for notes tendered in response to the Offer is less than the Net Available Cash allotted to the notes purchase, Holdings may use any remaining Net Available Cash for general corporate purposes not otherwise prohibited by the Indenture.



     If the aggregate purchase price for notes tendered in response to the offer is greater than the Net Available Cash allotted to the notes purchase, the trustee will select the notes to be purchased on the basis set forth under "-- Redemption -- Partial Redemption -- Selection and Notice" above. Upon completion of any required offer to the holders, the amount of Net Available Cash will be reset at zero. Holdings shall not be required to make an offer for notes according to the terms of this covenant if the Net Available Cash available therefor, after application of the proceeds as provided in paragraph (2) of this covenant, is less than $5.0 million for all Asset Dispositions, which lesser amounts shall be carried forward, for purposes of determining whether an offer is required, with respect to the Net Available Cash, from any subsequent Asset Disposition.



 6. Holdings will comply, to the extent applicable, with the requirements of
    Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with a notes repurchase according to the terms of this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with the law.


 7. The provisions of this covenant shall not apply to any transaction that is permitted under the provisions of the covenant described under "-- Merger and Consolidation."

     Limitation on Transactions with Affiliates


 1. Holdings will not, and will not permit any restricted subsidiary to, directly or indirectly, enter into or conduct any transaction, or series of transactions, including the purchase, sale, lease or exchange of any property, employee compensation arrangements, or the rendering of any service, with any Holdings Affiliate unless:



     a. the terms of such transaction, taken as a whole, are no less favorable to Holdings or such restricted subsidiary, as the case may be, than those that could be obtained, at the time of such transaction, in arm's-length dealings with a person who is not an Affiliate;


     b. in the event such affiliate transaction involves an aggregate amount in excess of $1.0 million, the terms of such transaction are set forth in writing and shall have been approved by a majority of the members of the Board of Directors having no personal stake in such affiliate transaction, and such majority determines that the affiliate transaction satisfies the criteria in clause (1)(a) above; and


     c. in the event such affiliate transaction involves an aggregate amount in excess of $5.0 million, Holdings has received a written opinion from a nationally recognized independent investment banking firm that such affiliate transaction is fair to Holdings and its restricted subsidiaries from a financial point of view.

 2. The provisions of paragraph (1) above shall not prohibit:


     a. any Restricted Payment permitted to be made according to the terms of the "Limitation on Restricted Payments" covenant;



     b. any securities issuance, or other payments, awards or grants in cash, securities or otherwise, made under, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, or any arrangements relating thereto;



     c. the grant of stock options or similar rights to Holdings employees and directors, made under plans approved by the Board of Directors;



     d. loans or advances to employees, in the ordinary course of business, in accordance with Holdings' or its restricted subsidiaries' past practices, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;



     e. the payment of reasonable fees to directors of Holdings and its restricted subsidiaries who are not employees of Holdings or its restricted subsidiaries;



     f. any transaction between Holdings and a restricted subsidiary or between restricted subsidiaries;



     g. the issuance or sale of any Holdings capital stock, other than Disqualified Stock;



     h. any transaction, consummated according to the terms of any agreement described in Holdings' final offering circular dated June 23, 1998, to which Holdings is a party, in each case as such agreement is in effect on the Issue Date and without giving any effect to any subsequent amendments, modifications or alterations thereof; and



     i. any transaction:



        - contemplated by the Nextel merger agreement;



        - contemplated by a credit facility under which an affiliate of Holdings is a lender, as long as the terms of such a facility are no less favorable than those that could be obtained in an arm's-length transaction; or



        - between Holdings or any restricted subsidiary and any affiliate of Holdings involving ordinary course investment banking, commercial banking or related activities.


     Limitation on Liens


     Holdings will not, and will not permit any restricted subsidiary to, directly or indirectly, create, or permit to exist, any Lien on any of its property or assets, including capital stock, whether owned on the Issue Date or thereafter acquired, securing any obligation, other than Permitted Liens, unless effective provision is made contemporaneously to secure the notes equally and ratably with or, in the case of Subordinated Obligations, on a senior basis to, such obligation, for so long as the obligation is so secured.


     Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries

     Holdings:


 1. will not, and will not permit any restricted subsidiary to, transfer, convey, sell, lease, or otherwise dispose of any restricted subsidiary's capital stock, to any person, other than to Holdings or to a wholly owned subsidiary of Holdings, unless:



     a. such transfer, conveyance, sale, lease, or other disposition is of all of the capital stock of such restricted subsidiary, or a majority of the issued and outstanding capital stock of the restricted subsidiary; provided, however, that Holdings' minority equity interest in such person, after giving effect to any such disposition, shall be deemed to constitute an Investment, by Holdings, in such person; and

     b. the net cash proceeds from such transfer, conveyance, sale, lease, or other disposition, are applied in accordance with the "Limitation on Sales of Assets and Subsidiary Stock" covenant; and


 2. will not permit any restricted subsidiary to issue any of its capital stock to any person, other than to Holdings or a wholly owned subsidiary of Holdings, and other than shares of its capital stock constituting directors' qualifying shares or the ownership by foreign nationals of capital stock of any restricted subsidiary, to the extent necessary or mandated by applicable law.


     Limitation on Sale/Leaseback Transactions


     Holdings will not, and will not permit any restricted subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:



 1. Holdings or such restricted subsidiary would be entitled to:



     a. incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction, according to the terms of the "Limitation on Indebtedness" covenant; and



     b. create a Lien on such property securing such Attributable Indebtedness, without equally and ratably securing the notes, according to the terms of the "Limitation on Liens" covenant;



 2. the net cash proceeds received by Holdings or any restricted subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the fair value of such property, as the Holdings Board of Directors determines in good faith; and



 3. the transfer of such property is permitted by, and Holdings or such restricted subsidiary applies the proceeds of such transaction in compliance with, the "Limitation on Sales of Assets and Subsidiary Stock" covenant.


     SEC Reports

     Notwithstanding that Holdings may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will file with the SEC, unless the SEC does not permit such filing, and provide the trustee and note holders with, the annual reports and such information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. Holdings also will comply with the other provisions of the Trust Indenture Act Section 314(a).

MERGER AND CONSOLIDATION

     Holdings will not, in one transaction or a series of transactions, consolidate with or merge with or into, or convey, transfer, or lease, all or substantially all its assets to, any person, unless:


 1. the resulting, surviving or transferee person, the Successor Issuer, will be a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Issuer, if not Holdings, will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all Holdings' obligations under the notes and the Indenture;



 2. immediately after giving effect to such transaction on a pro forma basis, and treating any Indebtedness which becomes an obligation of the Successor Issuer, or any restricted subsidiary, as a result of such transaction, as having been incurred by the Successor Issuer, or such restricted subsidiary, at the time of such transaction, no Default or Event of Default will have occurred and be continuing;



 3. except in the case of a merger of Holdings into a wholly owned subsidiary or a merger Holdings enters into solely for the purpose of reincorporating in another jurisdiction, immediately after giving effect to such transaction on a pro forma basis, as if such transaction had occurred at the beginning of the applicable four quarter period, Holdings, or the person formed by, or surviving, any such consolidation or merger, if other than Holdings, or to which such conveyance, transfer, lease or other disposition shall have been made, would have been permitted to incur at least $1.00 of additional indebtedness according to the terms of paragraph (1) of the "Limitation on Indebtedness" covenant above;


 4. Holdings will have delivered to the trustee an Officer's Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer, and such supplemental indenture, if any, comply with the Indenture, as set forth in the Indenture.

     The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of Holdings, under the Indenture, and the predecessor issuer, in the case of a conveyance, transfer or lease of all or substantially all its assets, will be released from the obligations under the Indenture and the notes, including, without limitation, the obligation to pay the principal of and interest on the notes.

DEFAULTS

     An Event of Default is defined in the Indenture as:

 1. a default in any interest payment, when due, on any note, continued for 30 days;

 2. a default in the payment of principal, when due, of any note at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

 3. Holdings' failure to comply with its obligations under "-- Merger and Consolidation;"

 4. Holdings' failure to comply, for 30 days after notice, with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants," in each case, other than a failure to purchase notes;

 5. Holdings' failure to comply, for 60 days after notice, with its other agreements contained in the Indenture;


 6. Holdings' failure, or the failure of any of Holdings' Significant Subsidiaries, to pay any indebtedness within any applicable grace period, after final maturity, or the acceleration of any such indebtedness by the holders thereof, because of a default, if the total amount of such indebtedness, unpaid or accelerated, exceeds $5.0 million or its foreign currency equivalent (the cross acceleration provision);



 7. certain events of bankruptcy, insolvency or reorganization of Holdings or any of Holdings' Significant Subsidiaries (the bankruptcy provisions); or



 8. any final judgment or decree, for the payment of money in excess of $5.0 million, is rendered against Holdings or any of Holdings' Significant Subsidiaries, net of any amounts with respect to which a creditworthy insurance company has acknowledged full liability, subject to any deductible amounts of less than $5.0 million required to be paid by Holdings in accordance with the applicable insurance policy, and either:


     a. an enforcement proceeding has been commenced by any creditor upon such judgment or decree; or


     b. such judgment or decree remains outstanding for a period of 60 days following the judgment and is not discharged, waived or stayed within 10 days after notice (the judgment default provision).



     The foregoing will constitute Events of Default whatever the reason for any such Event of Default, and whether it is voluntary or involuntary, or is effected by operation of law, or under any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body.


     However, a default under clauses (4), (5) and (8) above will not constitute an Event of Default until the trustee or the holders of 25%, in aggregate principal amount at maturity, of the outstanding notes, notify Holdings, as provided in the Indenture, of the default and Holdings does not cure such default within the time specified in clauses (4) and (5) above, after it receives notice.

     If an Event of Default occurs and is continuing, the trustee or the holders of at least 25%, in aggregate principal amount at maturity, of the outstanding notes, by notice to Holdings, may declare the Accreted Value of, and accrued but unpaid interest on, all the notes to be due and payable. Upon such a declaration, such Accreted Value and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings occurs and is continuing, the Accreted Value of, and accrued interest on, all the notes automatically will become due and payable immediately, without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority, in aggregate principal amount at maturity, of the outstanding notes may rescind any such acceleration, with respect to the notes, and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture, at the request or direction of any of the holders of notes, unless such holders shall have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

     - such holder shall have previously given the trustee notice that an Event of Default is continuing;

     - holders of at least 25%, in aggregate principal amount at maturity, of the outstanding notes shall have requested the trustee to pursue the remedy;

     - such holders shall have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     - the trustee shall not have complied with such request, within 60 days after the receipt of the request and the offer of security or indemnity; and

     - the holders of a majority, in principal amount at maturity, of the outstanding notes shall not have given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority, in principal amount at maturity, of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, or that the trustee determines is unduly prejudicial to the rights of any other holder of notes, or that would involve the trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing, and is known to the trustee, the trustee must mail to each holder notice of the Default, within the earlier of 90 days after it occurs, or 30 days after it is known to a Trust Officer or written notice of it is received by the trustee. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice, if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interests of the note holders. In addition, Holdings is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Holdings also is required to deliver to the trustee, within 30 days after its knowledge of the occurrence of such event, written notice of any event which would constitute certain Defaults, their status, and what action Holdings is taking, or proposes to take, in respect of such event.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended, and any past default or compliance with any provisions may be waived, with the consent of the holders of a majority, in principal amount at maturity, of the notes then outstanding, including consents obtained in connection with a tender offer or exchange for the notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

     - reduce the amount of notes whose holders must consent to an amendment;

     - reduce the rate of, or extend the time for, payment of interest on any note;

     - reduce the principal of, or extend the Stated Maturity of, any note;

     - reduce the premium payable upon the redemption of any note, or change the time at which any note may be redeemed, as described under "-- Optional Redemption;"

     - make any note payable in money other than that stated in the note;

     - impair the right of any holder to receive payment of principal of, and interest on, such holder's notes on or after the due dates therefor, or to institute suit for the enforcement of any payment on, or with respect to, such holder's notes; or

     - make any change in the amendment provisions which require each holder's consent, or in the waiver provisions.

     Without the consent of any holder, Holdings and the trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of Holdings' obligations under the Indenture, to provide for uncertificated notes in addition to, or in place of, certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are as described in Section 163(f)(2)(B) of the Internal Revenue Code, to add guarantees with respect to the notes, to secure the notes, to add to Holdings' covenants for the benefit of the note holders, or to surrender any right or power, conferred upon Holdings, to make any change that does not materially adversely affect the rights of any holder, and to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The holders' consent is not necessary, under the Indenture, to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, Holdings is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Holdings may require a holder to pay any taxes required by law or permitted by the Indenture, including any transfer tax or other similar governmental charge payable in connection therewith. Holdings is not required to transfer or exchange any note selected for redemption, or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form, and the registered holder of a note will be treated as the owner of such note for all purposes.

DEFEASANCE


     Holdings at any time may terminate all its obligations under the notes and the Indenture (legal defeasance), except for certain obligations, including:


     - those respecting the defeasance trust, and obligations to register the transfer or exchange of the notes;

     - the obligation to replace mutilated, destroyed, lost or stolen notes; and

     - maintenance of a registrar and paying agent in respect of the notes.

     Holdings at any time may terminate its obligations under:

     - the covenants described under "-- Certain Covenants," other than the covenant described under "Merger and Consolidation";

     - the operation of the cross acceleration provision;

     - the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults;" and


     - the limitations contained in clause (3) under "-- Merger and Consolidation" (covenant defeasance).



     Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Holdings exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default as specified in clauses (4), (5), (6), (7) with respect to Significant Subsidiaries only, or (8) under "-- Defaults," or because of SpectraSite's failure to comply with clause (3) under "-- Merger and Consolidation."



     In order to exercise either defeasance option, Holdings must deposit, or cause to be deposited, irrevocably in trust (the defeasance trust) with the trustee, money or U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof, in accordance with their terms, will provide cash at such times and in such amounts as will be sufficient to pay principal and interest, when due, on all the notes, except lost, stolen or destroyed notes which have been replaced or repaid, to maturity or redemption, as the case may be. Holdings must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that the note holders will not recognize income, gain or loss, for federal income tax purposes, as a result of such deposit and defeasance, and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No Holdings director, officer, employee, incorporator or stockholder, as such, shall have any liability for any of Holdings' obligations under the notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each note holder, by accepting a note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal or state securities law, and it is the view of the SEC that such a waiver is against public policy.

CONCERNING THE TRUSTEE

     United States Trust Company of New York is the trustee under the Indenture, and Holdings has appointed it as registrar and paying agent with regard to the notes.

     The holders of a majority, in principal amount at maturity, of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding, for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any note holder, unless such holder shall have offered to the trustee security and indemnity satisfactory to it, against any loss, liability or expense, and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms.


     Accreted Value means, as of any date, with respect to each $1,000 principal amount at maturity of notes:


 1. if the specified date is one of the following semi-annual accrual dates, the Accreted Value will equal the amount set forth opposite such date below:

               SEMI-ANNUAL ACCRUAL DATE                  ACCRETED VALUE
               ------------------------                  --------------
June 26, 1998..........................................    $  554.97
January 15, 1999.......................................       591.90
July 15, 1999..........................................       627.41
January 15, 2000.......................................       665.06
July 15, 2000..........................................       704.96
January 15, 2001.......................................       747.26
July 15, 2001..........................................       792.09
January 15, 2002.......................................       839.62
July 15, 2002..........................................       890.00
January 15, 2003.......................................       943.40
July 15, 2003..........................................     1,000.00

 2. if the specified date occurs between two semi-annual accrual dates, the Accreted Value will equal the sum of:

     a. the Accreted Value for the semi-annual accrual date immediately preceding such specified date;

        plus

     b. an amount equal to the product of

     - the Accreted Value for the immediately following semi-annual accrual date, less the Accreted Value for the immediately preceding semi-annual accrual date,

       times

     - a fraction, the numerator of which is the number of days elapsed from the immediately preceding semi-annual accrual date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

 3. if the specified date occurs after the last semi-annual accrual date, the Accreted Value will equal $1,000.00.


     Adjusted EBITDA as of any date of determination, means the sum of:


 1. Holdings' EBITDA for the four most recent full fiscal quarters ending prior to such date, less Holdings' Tower EBITDA for such four-quarter period; plus


 2. the product of four times Holdings' Tower EBITDA for the most recent quarterly period. The Tower EBITDA for the most recent quarterly period shall be determined on a pro forma basis after giving effect to:


     a. all acquisitions or dispositions of assets Holdings and its subsidiaries make, from the beginning of such quarter through, and including, the date of determination, including any related financing transactions, as if the acquisitions and dispositions had occurred at the beginning of the quarter;


     b. any new lease or Site Management Contract Holdings or any restricted subsidiary enters into in the ordinary course of business, with respect to Tower Assets, from the beginning of the quarter through, and including, such date of determination, as if such new lease or Site Management

        Contract had been signed at the beginning of the quarter, and Holdings or a restricted subsidiary had received the rent required by the terms of such lease or Site Management Contract for such quarter during the quarter;



     c. the loss from the beginning of the quarter through, and including, the date of determination of any lease or Site Management Contract Holdings or a restricted subsidiary has entered into, with respect to any Tower Assets, that was in effect on the first day of the quarter, as if the lease or Site Management Contract had not been in effect during such quarter, and no rent under the lease had been received during the quarter; and



     d. any rent increases Holdings or any restricted subsidiary receives, from the beginning of the quarter through, and including, the date of determination related to leases or Site Management Contracts on Tower Assets, as if the increased rental rate had been in effect at the beginning of the quarter and Holdings or a restricted subsidiary had received the increased amount of rent during such quarter.


       For purposes of making the computation referred to above:


           i. acquisitions that Holdings or any of its restricted subsidiaries has made, including through mergers or consolidations, and including any related financing transactions, during the reference period, or subsequent to such reference period, and on or prior to the date of determination, shall be deemed to have occurred on the first day of the reference period, and EBITDA for the reference period shall be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income; and


           ii. the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date of determination, shall be excluded.


     Affiliate of any specified person means any other person, directly or indirectly, controlling or controlled by, or under direct or indirect common control with, such specified person. For the purposes of this definition, control, when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise, and the terms controlling and controlled have correlative meanings. For purposes of the covenants in the Indenture, Affiliate shall also mean any beneficial owner of capital stock representing 10% or more of the total voting power of Holdings' Voting Stock, on a fully diluted basis, or of rights or warrants to purchase such capital stock, whether or not currently exercisable, and any person who would be an Affiliate of any such beneficial owner, according to the first sentence in this definition.



     Asset Disposition means any sale, lease, transfer, or other disposition, or series of related sales, leases, transfers, or dispositions, by Holdings or any restricted subsidiary, including any disposition by means of a merger, consolidation, or similar transaction, of:



 1. any shares of a restricted subsidiary's capital stock, other than directors' qualifying shares, or shares required, by applicable law, to be held by a Person other than Holdings or a restricted subsidiary;



 2. all or substantially all the assets of any of Holdings' or any restricted subsidiary's division or line of business; or



 3. any other of Holdings' or any restricted subsidiary's assets outside of the ordinary course of business;


    other than in the case of clauses (1), (2) and (3) above:


     - a disposition by a restricted subsidiary, to Holdings, or by Holdings or a restricted subsidiary, to a wholly owned subsidiary:


     - only for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock", a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments";

     - a disposition of assets with a fair market value of less than $500,000;

     - grants of leases or licenses in the ordinary course of business; and

     - disposals of cash equivalents.


     Attributable Indebtedness in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the notes, compounded annually, of the total obligations of the lessee, for rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction, including any period for which the lease has been extended.



     Average Life means, as of the date of determination, with respect to any indebtedness or preferred stock, the quotient obtained by dividing:



 1. the sum of the product of the numbers of years, from the date of determination to the dates of each successive scheduled principal payment, of such indebtedness, or redemption, or similar payment with respect to such preferred stock, times the amount of such payment;


    by

 2. the sum of all such payments.


     Board of Directors means Holdings' Board of Directors, or any committee thereof duly authorized to act on behalf of the Board.



     Business Day means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.



     Change of Control means the occurrence of any of the following events:



 1. prior to the first public offering of Holdings common stock, the Permitted Holders cease to be the beneficial owners, as defined in Exchange Act Rules 13d-3 and 13d-5, directly or indirectly, of a majority, in the aggregate, of the total voting power of Holdings' Voting Stock, whether as a result of:


     - Holdings' issuance of any securities;

     - any merger or consolidation of Holdings;

     - any liquidation or dissolution of Holdings;

    - any direct or indirect transfer of securities, by Holdings or otherwise.


    For purposes of this paragraph (1) and paragraph (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the specified entity) held by any other entity (the parent entity), so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate, a majority of the voting power of the parent entity's Voting Stock;



 2. subsequent to the first public offering of Holdings common stock, any person, as such term is used in Exchange Act Sections 13(d) and 14(d), other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in paragraph (1) above, except that for purposes of this paragraph
    (2) such person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of Holdings' Voting Stock; provided, however, that the Permitted Holders beneficially own, as defined in paragraph (1) above, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of Holdings' Voting Stock than such other person, and do not have the right or ability, by voting power, contract, or otherwise, to elect, or designate for election, a majority of the Holdings Board of Directors.


   For purposes of this paragraph (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner, as defined in this paragraph (2), directly or indirectly, of more than 35% of the voting power of the parent entity's Voting Stock, and the Permitted Holders beneficially own, as defined in paragraph

   (1) above, directly or indirectly, in the aggregate, a lesser percentage of the voting power of the parent entity's Voting Stock, and do not have the right or ability, by voting power, contract, or otherwise, to elect, or designate for election, a majority of the parent entity's board of directors;

 3. during any period of two consecutive years, or, in the case this event occurs within the first two years after the Issue Date, such shorter period as shall have begun on the Issue Date, individuals who at the beginning of such period constituted Holdings' Board of Directors, together with any new directors whose election by Holdings' Board of Directors or whose nomination for election by Holdings' shareholders was approved by a vote of a majority of Holdings' directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Holdings Board of Directors then in office;


 4. Holdings' merger or consolidation with or into another person or the merger of another person with or into Holdings, if Holdings' securities that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of Holdings' Voting Stock are changed into or exchanged for cash, securities or property, unless as a result of such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; and


 5. the sale of all or substantially all of Holdings' assets to another person, other than a Permitted Holder or a person that is controlled by the Permitted Holders.


     Completed Tower means a wireless transmission tower with, as of any date of determination:


     - at least one anchor tenant that has executed a definitive lease with Holdings or any of its Restricted Subsidiaries; and

     - capacity for at least three tenants.


     Consolidated Indebtedness as of any date of determination means, without duplication:



     - the total amount of indebtedness of Holdings and its restricted subsidiaries;



     - the total amount of indebtedness of any other person, to the extent that such Indebtedness has been guaranteed by Holdings or one or more of its restricted subsidiaries; and



     - the aggregate liquidation value of all of Holdings' Disqualified Stock and all preferred stock of Holdings' restricted subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.



     Consolidated Interest Expense means, for any period, the total interest expense of Holdings and its consolidated restricted subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Holdings or its restricted subsidiaries, without duplication:


 1. interest expense attributable to capital leases and to leases constituting part of a Sale/Leaseback Transaction;

 2. amortization of debt discount and debt issuance cost;

 3. capitalized interest;

 4. non-cash interest expense;

 5. commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

 6. net costs associated with hedging obligations, including amortization of fees;

 7. preferred stock dividends paid in respect of all of Holdings' and its subsidiaries' preferred stock, held by persons other than Holdings or a wholly owned subsidiary of Holdings;

 8. interest incurred in connection with Investments in discontinued operations;


 9. interest accruing on any Indebtedness of any other person, to the extent such indebtedness is guaranteed by, or secured by the assets of, Holdings or any restricted subsidiary; and



10. the cash contributions to any employee stock ownership plan or similar trust, to the extent such contributions are used by such plan or trust to pay interest or fees to any person, other than Holdings, in connection with indebtedness incurred by such plan or trust.



     Consolidated Net Income means, for any period, the net income or loss of Holdings and its consolidated subsidiaries. The following, however, shall not be included in such Consolidated Net Income:



 1. any net income or loss of any person, other than Holdings, if such person is not a restricted subsidiary, except that:



     a. subject to the exclusion contained in clause (4) below, Holdings' equity in the net income of any such person, other than an Unrestricted Subsidiary, for such period, shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period, to Holdings or a restricted subsidiary, as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to a restricted subsidiary, to the limitations contained in clause (3) below; and


     b. solely for purposes of calculating the Indebtedness to Adjusted EBITDA Ratio, Holdings' equity in a net loss of any such person, other than an Unrestricted Subsidiary, for such period, shall be included in determining such Consolidated Net Income;

 2. any net income or loss of any person, acquired by Holdings or a subsidiary, in a pooling of interests transaction for any period prior to the date of such acquisition;


 3. any restricted subsidiary's net income, if the restricted subsidiary is subject to restrictions, other than any restrictions contained in the New Credit Facility, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Holdings, except that:



     a. subject to the exclusion contained in clause (4) below, Holdings' equity in the net income of any such restricted subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by the restricted subsidiary during such period to Holdings or another restricted subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to another restricted subsidiary, to the limitation contained in this clause; and



     b. solely for purposes of calculating the Indebtedness to Adjusted EBITDA Ratio, Holdings' equity in a net loss of any such restricted subsidiary, for such period, shall be included in determining such Consolidated Net Income;



 4. any gain or loss realized upon the sale or other disposition of any assets of Holdings, its consolidated subsidiaries, or any other person, including as a result of any Sale/Leaseback Transaction, which are not sold or otherwise disposed of in the ordinary course of business, and any gain or loss realized upon the sale or other disposition of any capital stock of any person;


 5. any Unrestricted Subsidiary's net income or loss, whether or not distributed to Holdings or one of its subsidiaries;

 6. any extraordinary gain or loss; and

 7. the cumulative effect of a change in accounting principles.


     Notwithstanding the foregoing, only for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances, or other transfers of assets, from Unrestricted Subsidiaries, to Holdings or a restricted subsidiary, to the extent such dividends, repayments, or transfers increase the amount of Restricted Payments permitted under such covenant, according to the terms of clause (1)(c)(iv) thereof.



     Consolidated Tangible Assets means, with respect to Holdings, the total consolidated tangible assets of Holdings and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of Holdings and the restricted subsidiaries, calculated on a consolidated basis in accordance with GAAP.



     Disqualified Stock means, with respect to any person, any capital stock which, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, or upon the happening of any event:



 1. matures or is mandatorily redeemable under a sinking fund obligation or otherwise;



 2. is convertible or exchangeable for indebtedness or Disqualified Stock; or


 3. is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day after the Stated Maturity of the notes.


     Capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such capital stock, upon the occurrence of an asset sale or change of control occurring prior to the 91st day after the Stated Maturity of the notes, shall not constitute Disqualified Stock, if the asset sale or change of control provisions applicable to such capital stock are not more favorable to the holders of such capital stock than the provisions described under "-- Change of Control," and " -- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."



     EBITDA for any period, means the sum of Consolidated Net Income, plus the following, to the extent deducted in calculating such Consolidated Net Income:


 1. Consolidated Interest Expense;


 2. all income tax expense of Holdings and its consolidated restricted subsidiaries;



 3. depreciation expense of Holdings and its consolidated restricted subsidiaries;



 4. amortization expense of Holdings and its consolidated restricted subsidiaries, excluding amortization expense attributable to a prepaid cash item that was paid in a prior period;



 5. all other non-cash charges of Holdings and its consolidated restricted subsidiaries, excluding any such non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period; and



 6. any premium or penalty paid in connection with repurchasing, redeeming, retiring, defeasing or acquiring any indebtedness prior to maturity, to the extent deducted in calculating Consolidated Net Income, in each case, for such period.



     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a restricted subsidiary, shall be added to Consolidated Net Income to compute EBITDA only to the extent, and in the same proportion, that the net income of such restricted subsidiary was included in calculating Consolidated Net Income, and only if a corresponding amount would be permitted, at the date of determination, to be dividended to Holdings by the restricted subsidiary without prior approval, that has not been obtained, according to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such restricted subsidiary or its stockholders, without in any event giving effect to any restrictions or limitations contained in the New Credit Facility.

     Equity Offering means a public or private issuance by Holdings of its common stock for cash.



     GAAP means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:


 1. the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

 2. statements and pronouncements of the Financial Accounting Standards Board;

 3. such other statements by such other entity as approved by a significant segment of the accounting profession; and


 4. the rules and regulations of the SEC governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed under Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.



     Indebtedness to Adjusted EBITDA Ratio as of any date of determination means the ratio of:


     - Consolidated Indebtedness as of such date;

       to

     - Adjusted EBITDA.


     Investment in any person means any:



     - direct or indirect advance or loan, other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such person, or other extension of credit, including by way of guarantee or similar arrangement,



     - capital contribution, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or



     - any purchase or acquisition of, capital stock, Indebtedness or other similar instruments issued by such person.



For purposes of the definitions of Unrestricted Subsidiary and Restricted Payment, and the "Limitation on Restricted Payments" covenant:



 1. Investment shall include the portion, proportionate to Holdings' equity interest in such subsidiary of the fair market value of the net assets of any of Holdings' subsidiaries at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a restricted subsidiary, Holdings shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary of an amount, if positive, equal to:



     a. Holdings' Investment in such subsidiary at the time of such redesignation; less



     b. the portion, proportionate to Holdings' equity interest in such subsidiary, of the fair market value of the net assets of the subsidiary at the time the subsidiary is so re-designated a restricted subsidiary; and


 2. any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as the Board of Directors determines in good faith, and evidenced by a Board of Directors resolution.


     Issue Date means the date on which the outstanding notes were originally issued.



     Lien means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including any conditional sale or other title retention agreement, or lease in the nature thereof.

     Net Available Cash from an Asset Disposition means cash payments received, including any cash payments received by way of deferred payment of principal, under a note or installment receivable or otherwise and proceeds from the sale, or other disposition, of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person, of indebtedness or other obligations relating to such properties or assets, or received in any other non-cash form, from such Asset Disposition, in each case net of:



 1. all legal, title, accounting, investment banking and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;



 2. all payments made on any indebtedness, which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon, or other security arrangement of any kind with respect to, such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;


 3. all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition;


 4. the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, and retained by Holdings or any Restricted Subsidiary after such Asset Disposition; and


 5. any reserves established in respect of the sales price of such asset for post-closing adjustments, indemnification purposes or employee termination expenses.


     Net Cash Proceeds, with respect to any issuance or sale of capital stock, means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale, and net of taxes paid or payable as a result thereof.



     New Credit Facility means that certain credit facility, to be entered into by Holdings' wholly owned subsidiary, SpectraSite Communications, Inc., according to the terms of a commitment letter from Credit Suisse First Boston to SpectraSite Communications dated December 22, 1997, which has been renewed through March 31, 1999, including any collateral documents, instruments and agreements executed in connection therewith; the term New Credit Facility also shall include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.



     Non-Recourse Debt means indebtedness:



1. as to which neither Holdings nor any restricted subsidiary:



   a. provides any guarantee or credit support of any kind, including any undertaking, guarantee, indemnity, agreement or instrument that would constitute indebtedness; or


   b. is directly or indirectly liable, as a guarantor or otherwise; and


2. as to which no default, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other of Holdings' or any restricted subsidiary's indebtedness, to declare a default under such other indebtedness, or cause the payment thereof to be accelerated or payable prior to its stated maturity.



     Permitted Business means any business Holdings and its restricted subsidiaries conducted on the Issue Date and any other business related, ancillary or complementary to any such business.

     Permitted Holders means any or all of Stephen H. Clark, David P. Tomick, Joe L. Finley, III, Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., their respective general partners, employees of Welsh, Carson, Anderson & Stowe, CIBC W6 Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC, Caravelle Investment Fund, L.L.C., Tower Parent Corp., Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., J.H. Whitney Mezzanine Fund, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, III, Kitty Hawk Capital Limited Partnership, IV, Eagle Creek Capital, L.L.C., The North Carolina Enterprise Fund, L.P., Finley Family Limited Partnership, and their respective Affiliates.



     Permitted Investment means any of Holdings' or a restricted subsidiary's Investment in:



 1. Holdings, a wholly owned subsidiary, or a person which will, upon the making of such Investment, become a wholly owned subsidiary, but a loan or other extension of credit by Holdings or a restricted subsidiary, to a restricted subsidiary that is not a wholly owned subsidiary, also will constitute a Permitted Investment; and provided, however, that the primary business of the person in which any such Investment is made is a Permitted Business; and



 2. another person if, as a result of such Investment, such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Holdings or a restricted subsidiary; provided, however, that such person's primary business is a Permitted Business;


 3. Temporary Cash Investments;


 4. receivables owing to Holdings or any restricted subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include concessionary trade terms which Holdings or any such restricted subsidiary deems reasonable under the circumstances;


 5. payroll, travel and similar advances to cover matters that are expected, at the time of such advances, ultimately to be treated as expenses for accounting purposes, and that are made in the ordinary course of business;


 6. loans or advances to employees made in the ordinary course of business, consistent with the past practices of Holdings or such restricted subsidiary, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;



 7. stock, obligations, or securities, received in settlement of debts created in the ordinary course of business and owing to Holdings or any restricted subsidiary, or in satisfaction of judgments;



 8. any person, to the extent such investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted according to the terms of the covenant described under "--Certain
    Covenants -- Limitation on Sales of Assets and Subsidiary Stock";


 9. Holdings' or any Restricted Subsidiary's capital stock, purchased, redeemed or otherwise acquired or retired for value from members of Holdings' management or employees, but in any event not to exceed $500,000 in the aggregate in any twelve-month period;

10. other Investments in Permitted Businesses not to exceed, at any one time outstanding, each such Investment being measured as of the date made and without giving effect to subsequent changes in value, the greater of:

     a. $5.0 million; and

     b. 5% of Holdings' Consolidated Tangible Assets;

11. any interest rate protection agreement or currency exchange protection agreement;

12. any acquisition of assets solely in exchange for the issuance of Holdings' capital stock, other than Disqualified Stock;

13. prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; and


14. deposits of proceeds from Asset Dispositions with a qualified intermediary, qualified trustee or similar person for purposes of facilitating a like-kind exchange made in accordance with the applicable provisions of the Internal Revenue Code; provided, however, that the making of any Permitted Investment according to the terms of this clause (14) will not in any manner violate the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."



     Permitted Liens means, with respect to any person:



 1. pledges or deposits by such person, under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts, other than for the payment of indebtedness, or leases to which such person is a party, or deposits to secure public or statutory obligations of such person, or deposits or cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties, or for the payment of rent, in each case incurred in the ordinary course of business;


 2. Liens imposed by law, such as carriers' warehousemen's, landlords' and mechanics' Liens, in each case for sums not yet due, or being contested in good faith by appropriate proceeding, or judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated, or the period within which such proceedings may be initiated shall not have expired;

 3. Liens for property taxes not yet subject to penalties for non-payment, or which are being contested in good faith by appropriate proceedings;


 4. Liens in favor of issuers of surety bonds or letters of credit issued upon the request of, and for the account of, such person in the ordinary course of its business;



 5. minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, or Liens incidental to the conduct of the business of such person, or to the ownership of its properties, which were not incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;



 6. Liens securing hedging obligations, so long as the related indebtedness is, and the Indenture permits it to be, secured by a Lien on the same property securing such hedging obligations;


 7. leases and subleases of real property which do not interfere with Holdings' or any of its Restricted Subsidiaries' ordinary conduct of business, and which are made on customary and usual terms applicable to similar properties;

 8. Liens existing as of the date on which the notes are originally issued, and Liens which the Indenture created;

 9. Liens created solely for the purpose of securing the payment of all, or a part of, the purchase price of assets or property acquired or constructed in the ordinary course of business, after the date on which the notes are originally issued; provided, however, that:


     a. the aggregate principal amount of indebtedness secured by such Liens shall not exceed the aggregate purchase price of the assets or property so acquired or constructed;



     b. the indebtedness secured by such Liens is indebtedness which the Indenture otherwise permits to be incurred; and



     c. such Liens shall not encumber any other of Holdings' or any of its restricted subsidiaries' assets or property, and shall attach to such assets or property within 90 days of the construction or acquisition of such assets or property;

10. Liens on a restricted subsidiary's assets or property, existing at the time such restricted subsidiary became a Holdings subsidiary, and not incurred as a result of, in connection with, or in anticipation of such restricted subsidiary becoming a Holdings subsidiary; provided, however, that:



     a. any such Lien does not by its terms cover any property or assets after the time such restricted subsidiary becomes a subsidiary, which were not covered immediately prior to such transaction;



     b. the indebtedness secured by such Liens is indebtedness which the Indenture otherwise permits to be incurred; and



     c. such Liens do not extend to or cover any other property or assets of Holdings or any of its restricted subsidiaries;



11. Liens securing indebtedness outstanding under the New Credit Facility;

12. Liens extending, renewing or replacing, in whole or in part, a Lien the Indenture permits; provided, however, that:

     a. such Liens do not extend beyond the property subject to the existing Lien, and improvements and construction on such property; and


     b. the indebtedness the Lien secures may not exceed the indebtedness the existing Lien secured at the time;



13. Liens incurred in the ordinary course of business, by Holdings or any restricted subsidiary of Holdings, with respect to obligations that do not exceed $5.0 million at any one time outstanding, and that:


     a. are not incurred in connection with the borrowing of money or the obtaining of advances of credit, other than trade credit in the ordinary course of business; and


     b. do not, in the aggregate, materially detract from the value of the property, or materially impair the use thereof in the operation of business by Holdings or such restricted subsidiary;


14. Liens in favor of Holdings or a wholly owned subsidiary of Holdings;


15. any interest in or title of a lessor to any property subject to a capital lease obligation the Indenture permits to be incurred;



16. Liens on Unrestricted Subsidiaries' capital stock; and



17. Liens granted under the Security and Subordination Agreement executed in connection with the Nextel tower acquisition.



     Principal of a note means the principal of the note plus the premium, if any, payable on the note, which is due or overdue or is to become due at the relevant time.



     Qualified Proceeds means assets that are used or useful in, or capital stock of any person engaged in, a Permitted Business.



     Refinancing Indebtedness means indebtedness that refinances any of Holdings' or any restricted subsidiary's indebtedness existing on the date of the Indenture, or incurred in compliance with the Indenture, including any of Holdings' indebtedness that refinances any restricted subsidiary's indebtedness, and any restricted subsidiary's indebtedness that refinances another restricted subsidiary's indebtedness, including indebtedness that refinances Refinancing Indebtedness; provided, however, that:



 1. the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the indebtedness being refinanced;



 2. the Refinancing Indebtedness has an Average Life, at the time such Refinancing Indebtedness is incurred, that is equal to or greater than the Average Life of the indebtedness being refinanced; and


 3. such Refinancing Indebtedness is incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the sum of the aggregate principal amount, or if issued with original issue discount, the aggregate Accreted Value, then outstanding or committed, plus fees and expenses, including any premium and defeasance costs, under the Indebtedness being refinanced; provided, however, that Refinancing Indebtedness shall not include:


     a. any of a subsidiary's indebtedness that refinances any of Holdings' indebtedness; or



     b. any of Holdings' or a subsidiary's indebtedness that refinances an Unrestricted Subsidiary's indebtedness.



     Restricted Payment with respect to any Person means:


 1. the declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock, or similar payment to the direct or indirect holders of its capital stock, other than dividends or distributions payable solely in its capital stock, other than Disqualified Stock, and dividends or distributions payable solely to Holdings or a restricted subsidiary, and other than pro rata dividends or other distributions, made by a subsidiary that is not a wholly owned subsidiary of Holdings, to minority stockholders, or owners of an equivalent interest, in the case of a subsidiary that is an entity other than a corporation;



 2. the purchase, redemption or other acquisition or retirement for value of any of Holdings' capital stock held by any person, or of any of a restricted subsidiary's capital stock held by any person, other than Holdings or a restricted subsidiary, including the exercise of any option to exchange any capital stock, other than into Holdings' capital stock that is not Disqualified Stock, other than as permitted by clause (9) of the definition of Permitted Investments;


 3. the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of, any Subordinated Obligations, other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition; or

 4. the making of any Investment in any person, other than a Permitted
    Investment.


     Sale/Leaseback Transaction means an arrangement relating to property now owned or hereafter acquired, whereby Holdings or a restricted subsidiary transfers such property to a person, and Holdings or a restricted subsidiary leases it from such person.



     Secured Indebtedness means any of Holdings' indebtedness secured by a Lien.



     Senior Indebtedness means:



 1. any of Holdings' indebtedness, whether outstanding on the Issue Date or thereafter incurred; and


 2. accrued and unpaid interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings, to the extent post-filing interest is allowed in such proceeding, in respect of:

     a. Indebtedness for money Holdings borrowed; and

     b. Indebtedness evidenced by notes, debentures, bonds or other similar instruments which Holdings is responsible or liable to make payment for,


unless, in the case of clauses (1) and (2) above, in the instrument creating or evidencing the same or under which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes.


     Senior Indebtedness shall not include:

     - any obligation Holdings has to any subsidiary;


     - any liability for federal, state, local or other taxes Holdings owed or owes;


     - any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities;


     - any of Holdings' indebtedness, and any accrued and unpaid interest in respect thereof, which is subordinate or junior in any respect to any other of Holdings' indebtedness or other obligation; or



     - that portion of any indebtedness which, at the time of incurrence, is incurred in violation of the Indenture.



     Significant Subsidiary means any restricted subsidiary that would be a Significant Subsidiary of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     Site Management Contract means any agreement under which Holdings, or any of its restricted subsidiaries, has the right to substantially control Tower Assets and the revenues derived from the rental or use thereof.



     Stated Maturity means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including according to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the holder's option upon the happening of any contingency beyond Holdings' control, unless such contingency has occurred.



     Subordinated Obligation means any of Holdings' indebtedness, whether outstanding on the Issue Date or thereafter incurred, which is subordinate or junior in right of payment to the notes according to the terms of a written agreement.



     Temporary Cash Investments means any of the following:


 1. any investment in direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof;


 2. investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof, issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, having capital, surplus and undivided profits aggregating in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated A, or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization, as defined in Rule 436 under the Securities Act, or any money market fund sponsored by a registered broker dealer or mutual fund distributor;


 3. repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above, entered into with a bank, meeting the qualifications described in clause (2) above;


 4. investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation, other than a Holdings Affiliate, organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America, with a rating at the time of investment of at least P-1 according to Moody's Investors Service, Inc. or at least A-1 according to Standard & Poor's Ratings Group; and



 5. investments in securities with maturities of six months or less from the date of acquisition, issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor's Ratings Group or A by Moody's Investors Service, Inc.



     The Trust Indenture Act means the Trust Indenture Act of 1939 (15 U.S.C. sections 77aaa-77bbbb) as in effect on the date of the Indenture.



     Tower Asset Exchange means any transaction in which Holdings or a restricted subsidiary exchanges assets for Tower Assets, or Tower Assets and cash or cash equivalents, where the fair market value, evidenced by a Board of Directors resolution, set forth in an Officer's Certificate delivered to the trustee, of the Tower Assets and cash or cash equivalents which Holdings and its restricted subsidiaries received in such exchange, is at least equal to the fair market value of the assets disposed in such exchange.



     Tower Assets means wireless communication transmission towers and related assets that are located on the site of a transmission tower.



     Tower EBITDA means, for any period, the EBITDA of Holdings and its restricted subsidiaries for such period that is directly attributable to site rental revenue or license or management fees, paid to manage, lease or sublease space on communication sites owned, leased or managed by Holdings (collectively, site leasing revenues), all determined on a consolidated basis and in accordance with GAAP.

Tower EBITDA will not include revenue derived from the sale of assets. In allocating corporate, general, administrative and other operating expenses that are not allocated to any particular line of business in Holdings' financial statements, such expenses shall be allocated to Holdings' site leasing business in proportion to the percentage of Holdings' total revenues, for the applicable period, that were site leasing revenues.


     Unrestricted Subsidiary means:


 1. any Holdings subsidiary that, at the time of determination, shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

 2. any subsidiary of an Unrestricted Subsidiary.


     The Board of Directors may designate any Holdings subsidiary, including any newly acquired or newly formed Holdings subsidiary, to be an Unrestricted Subsidiary unless such subsidiary, or any of its subsidiaries, owns any capital stock or indebtedness of, or owns or holds any Lien on any property of, Holdings or any other restricted subsidiary, that is not a subsidiary of the subsidiary to be so designated; provided, however, that either:


     a. the subsidiary designated as an Unrestricted Subsidiary has total consolidated assets of $1,000 or less; or

     b. if such subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under "Limitation on Restricted Payments."


The Board of Directors may designate any Unrestricted Subsidiary to be a restricted subsidiary, as long as, immediately after giving effect to such designation:



     - Holdings would have been permitted to incur at least $1.00 of additional indebtedness according to the terms of paragraph (1) of the "Limitation on Indebtedness" covenant above; and


     - no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board of Directors resolution giving effect to such designation, and an Officer's Certificate certifying that such designation complied with the foregoing provisions.


     U.S. Government Obligations means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality of the United States, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at Holdings' option.



     Voting Stock of a person means all classes of capital stock or other interests, including partnership interests, of such person then outstanding and normally entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers, or trustee thereof.


BOOK-ENTRY; DELIVERY AND FORM

     The registered notes will be issued in the form of a Global Senior Note. The Global Senior Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Senior Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Senior Note directly through the Depository if they have an account with the Depository, or indirectly through organizations which have accounts with the Depository.

     Notes that are issued as described below under "-- Certificated Notes" will be issued in definitive form. Upon the transfer of a Senior Note in definitive form, such Senior Note will be exchanged for an interest in the Global Senior Note representing the principal amount at maturity of notes being transferred, unless the Global Senior Note has previously been exchanged for notes in definitive form.

     The Depository has advised Holdings as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository (participants) and to facilitate the clearance and settlement of securities transactions, among its participants, in such securities, through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.



     Upon the issuance of the Global Senior Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount at maturity of the notes represented by such Global Senior Note, to the accounts of participants. The accounts to be credited shall be designated by the notes' Initial Purchasers. Ownership of beneficial interests in the Global Senior Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Senior Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository, with respect to participants' interest, and such participants, with respect to the owners of beneficial interests in the Global Senior Note other than participants. The laws of some jurisdictions may require that certain securities purchasers take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Senior Note.



     So long as the Depository, or its nominee, is the registered holder and owner of the Global Senior Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related notes for all purposes of such notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Senior Note will not be entitled to have the notes represented by the Global Senior Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form, and will not be considered to be the owners or holders of any notes under the Global Senior Note. Holdings understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Senior Note desires to take any action that the Depository, as the holder of the Global Senior Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners, owning through such participants, to take such action, or would otherwise act upon the instructions of beneficial owners owning through them.



     Payment of principal of, and interest on, notes represented by the Global Senior Note registered in the name of, and held by, the Depository or its nominee will be made to the Depository, or its nominee, as the case may be, as the registered owner and holder of the Global Senior Note.



     Holdings expects that the Depository, or its nominee, upon receipt of any payment of principal of, or interest on, the Global Senior Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Senior Note as shown on the records of the Depository or its nominee. Holdings also expects that payments by participants, to owners of beneficial interests in the Global Senior Note held through such participants, will be governed by standing instructions and customary practices, and will be the responsibility of such participants. Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Senior Note for any Senior Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other aspect of the relationship between the Depository and its participants, or the relationship between such participants and the owners of beneficial interests in the Global Senior Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated notes in definitive form, the Global Senior Note may not be transferred, except as a whole, by the Depository to a nominee of such Depository, or by a nominee of such Depository to such Depository or another nominee of such Depository.


     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Senior Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor Holdings will have any responsibility for the performance by the Depository or its participants or indirect participants, of their respective obligations, under the rules and procedures governing their operations.


CERTIFICATED NOTES

     The notes represented by the Global Senior Note are exchangeable for certificated notes, in definitive form of like tenor as such notes, in denominations of U.S. $1,000 and integral multiples thereof if:


     - the Depository notifies Holdings that it is unwilling or unable to continue as Depository of the Global Senior Note, or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and a successor Depository is not appointed by Holdings within 90 days;



     - Holdings in its discretion at any time determines not to have all of the notes represented by the Global Senior Note; or



     - an Event of Default has occurred and is continuing. Any Senior Note that is exchangeable according to the terms of the preceding sentence, is exchangeable for certificated notes, issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Senior Note is not exchangeable, except for a Global Senior Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions," unless Holdings determines otherwise in accordance with applicable law, subject, with respect to such notes, to the provisions of such legend.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

GENERAL


     The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but is not purported to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. Unless otherwise specifically noted, this summary applies only to those persons who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion assumes that the notes will be treated as indebtedness for United States federal income tax purposes.



     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE TAX CONSEQUENCES TO TAXPAYERS WHO ARE SUBJECT TO SPECIAL RULES, SUCH AS FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, S CORPORATIONS, REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, BROKER-DEALERS, TAXPAYERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX AND PERSONS THAT WILL HOLD THE NOTES AS PART OF A POSITION IN A STRADDLE OR AS PART OF A CONSTRUCTIVE SALE OR A HEDGING OR CONVERSION TRANSACTION, OR ADDRESS ASPECTS OF FEDERAL TAXATION THAT MIGHT BE RELEVANT TO A PROSPECTIVE INVESTOR BASED UPON SUCH INVESTOR'S PARTICULAR TAX SITUATION. THIS SUMMARY DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NOTES, INCLUDING THE INVESTOR'S STATUS AS A UNITED STATES HOLDER OR A NON-UNITED STATES HOLDER, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.


EFFECT OF EXCHANGE OF OUTSTANDING NOTES FOR REGISTERED NOTES


     SpectraSite believes that the exchange of outstanding notes for registered notes under the registered exchange offer will not be treated as an exchange for federal income tax purposes because the registered notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the registered notes received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. As a result, holders will not recognize any taxable gain or loss or any interest income as a result of exchanging outstanding notes for registered notes under the exchange offer, the holding period of the registered notes will include the holding period of the outstanding notes, and the basis of the registered notes will equal the basis of the outstanding notes immediately before the exchange.


UNITED STATES HOLDERS


     GENERAL. The following is a general discussion of certain United States federal income tax consequences of the ownership and sale or other disposition of the notes by a beneficial owner that, for United States federal income tax purposes, is a United States person. For purposes of this discussion, a United States person means a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States; a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any State thereof or the District of Columbia unless, in the case of a partnership, otherwise provided by regulation; an estate the income of which is subject to United States federal income tax without regard to its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be so treated shall also be considered to be United States persons.

     ORIGINAL ISSUE DISCOUNT. Because the notes were issued at a discount from their stated redemption price at maturity, the notes have original issue discount for federal income tax purposes. For federal income tax purposes, the amount of original issue discount generally equals the excess of the note's stated redemption price at maturity over its issue price. The note's issue price is the first price at which a substantial amount of the notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers. The note's stated redemption price at maturity is the sum of all cash payments to be made on such note, whether denominated as principal or interest, other than payments of qualified stated interest. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Because there will be no required payment of interest on the notes prior to January 15, 2004, none of the interest payments on the notes constitute qualified stated interest; and, accordingly, each note bears original issue discount in an amount equal to the excess of the sum of its principal amount and all stated interest payments, over its issue price.

     A United States holder is required to include original issue discount in gross income periodically over the term of a note before receipt of the cash or other payment attributable to such income, regardless of such holder's method of tax accounting. The amount to be included for any taxable year is the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year during which such holder holds the note. The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the note's adjusted issue price at the beginning of the accrual period multiplied by the note's yield to maturity. For purposes of computing original issue discount, SpectraSite will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. A United States holder is permitted to use different accrual periods; provided that each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the first or last day of an accrual period. The adjusted issue price of a note at the beginning of any accrual period is its issue price increased by the amount of original issue discount previously includible in the gross income of the holder and decreased by any payments previously made on the note. The note's yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made on a note, produces an amount equal to the issue price of the note. Under these rules, United States holders are required to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Payments of stated interest on a note will not be separately included in income, but rather will be treated first as payments of previously accrued original issue discount and then as payments of principal and, consequently, will reduce a United States holder's basis in a note as described below under "-- United States Holders -- Sale, Exchange or Redemption of the Notes."


     SpectraSite intends to treat the possibility of an optional redemption, as described under "Description of the Notes -- Optional Redemption," and a repurchase made upon a change in control, as described under "Description of the Notes -- Change of Control," as not affecting the determination of the yield to maturity of the notes, or giving rise to any additional accrual of original issue discount or recognition of ordinary income upon the redemption, sale or exchange of a note.


     ACQUISITION PREMIUM. A United States holder that purchases a note for an amount that is greater than its adjusted issue price as of the purchase date will be considered to have purchased such note at an acquisition premium. The amount of original issue discount that such holder must include in its gross income with respect to such note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. The information reported by SpectraSite to the record holders of the notes on an annual basis will not account for an offset against original issue discount for any portion of the acquisition premium. Accordingly, each United States holder should consult its own tax advisor as to the determination of the acquisition premium amount and the resulting adjustments to the amount of reportable original issue discount.

     AMORTIZABLE BOND PREMIUM. A United States holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased the note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of the note, or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the United States holder's interest income from the note. Bond premium on a note held by a United States holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     MARKET DISCOUNT. If a United States holder purchases, subsequent to its original issuance, a note for an amount that is less than its revised issue price as of the purchase date, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The Internal Revenue Code provides that the revised issue price of a note equals its issue price plus the amount of original issue discount includable in the income of all holders for periods prior to the purchase date, disregarding any deduction for acquisition premium, reduced by the amount of all prior cash payments on the note. Subject to a de minimis exception, a United States holder will be required to treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of the note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, the United States holder may be required to defer, until the maturity date of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States holder elects to accrue market discount on a constant interest method. A United States holder of a note may elect to include market discount in income currently as it accrues, under either the ratable or constant interest method. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the United States holder of a note makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments, would not apply.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. A United States holder of a note may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest, original issue discount, market discount, de minimis original issue discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules and limitations apply to taxpayers who make this election; therefore, United States holders should consult their tax advisors as to whether they should make this election.


     THE AHYDO RULE. The notes constitute applicable high yield discount obligations (AHYDOs). Accordingly, under Sections 163(e) and 163(i) of the Internal Revenue Code, SpectraSite is not entitled to deduct original issue discount that accrues with respect to such notes until amounts attributable to such original issue discount are paid in cash. In addition, to the extent that the yield to maturity of the notes exceeds the sum of the applicable federal rate for the month in which the notes were issued (5.93%) plus 6 percentage points (the Excess Yield), the disqualified portion of the original issue discount accruing on the notes will be disallowed permanently and characterized as a nondeductible dividend with respect to SpectraSite and also will be treated as a dividend distribution, to the extent of available current and accumulated earnings and profits, solely for purposes of the dividends received deductions of Sections 243,

246 and 246A of the Internal Revenue Code with respect to holders of notes that are U.S. corporations. The disqualified portion for any accrual period will equal the product of:

     - a percentage determined by dividing the Excess Yield by the yield to maturity,

times

     - the original issue discount for the accrual period.

Subject to otherwise applicable limitations, such a corporate holder will be entitled to a dividend received deduction with respect to the disqualified portion if SpectraSite has sufficient current or accumulated earnings and profits. To the extent that SpectraSite's earnings and profits are insufficient, any portion of the original issue discount that otherwise would have been recharacterized as a dividend for purposes of the dividends received deduction will continue to be treated as ordinary original issue discount income in accordance with the rules described above under "-- United States
Holders -- Original Issue Discount." Treatment of the notes as AHYDOs will not disqualify interest or original issue discount with respect to notes from the portfolio interest exception described below under " -- Foreign
Holders -- Interest;" provided that all applicable requirements for the exception are otherwise satisfied.

     SALE, EXCHANGE OR REDEMPTION OF THE NOTES. Generally, a sale, exchange or redemption of the notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the United States holder's adjusted tax basis in the notes. A United States holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will initially equal the cost of the note to such holder and will be increased by:

     - any amounts included in income as original issue discount, and

     - any market discount previously included in income by such holder,

and decreased by:

     - any principal and stated interest payments received by such holder, and

     - any amortized premium previously deducted from income by such holder.

     Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the note is held by the United States holder for more than one year, otherwise such gain or loss will be short-term.

     United States holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, United States holders that are individuals generally will be taxed on net capital gains at a maximum rate of 39.6% for property held for 12 months or less, and 20% for property held more than 12 months. Special rules, and generally lower maximum rates, apply for individuals in lower tax brackets. Any capital losses realized by a United States holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a United States holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

FOREIGN HOLDERS

     The following is a general discussion of certain United States federal income, estate and gift tax consequences of the ownership and sale or other disposition of the notes by any beneficial owner of a note that is not a United States holder. Resident alien individuals are subject to United States federal income tax with respect to the notes as if they were United States holders.

     INTEREST. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest, including original issue discount, paid on the notes to a non-United States holder will not be subject to the normal 30% United States federal withholding tax; provided that
(i) the interest is "effectively connected with the conduct of a trade or business in the United States" by the non-United States holder and the non-United States holder timely furnishes SpectraSite with two duly executed copies of Internal Revenue Service Form 4224, or any successor form, or (ii) all of the following conditions of the portfolio interest exception are met: (A) the non-United States holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of SpectraSite entitled to vote, (B) the non-United States holder is not a controlled foreign corporation that is related, directly or indirectly, to SpectraSite through stock ownership, (C) the non-United States holder is not a bank receiving interest (including original issue discount) pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (D) either (1) the non-United States holder certifies to SpectraSite or its agent, under penalties of perjury, that it is a non-United States holder and provides its name and address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the notes in such capacity, certifies to SpectraSite or its agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by it or by any other financial institution between it and the beneficial owner and furnishes SpectraSite or its agent with a copy thereof. The foregoing certification may be provided by the non-United States holder on Internal Revenue Service Form W-8, or any successor form. Such certificate is effective with respect to payments of interest, including original issue discount, made after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

     On October 14, 1997, final regulations were published in the Federal Register that affect the United States federal income taxation of non-United States holders. The 1997 regulations are effective for payments after December 31, 1999, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules discussed below. The discussion under this heading and under "-- Backup Withholding Tax and Information Reporting," below, is not intended to be a complete discussion of the provisions of the 1997 regulations. Prospective holders of the notes are urged to consult their tax advisors concerning the tax consequences of their investment in light of the 1997 regulations.


     The 1997 regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a qualified intermediary on behalf of one or more beneficial owners, or other intermediaries, without having to obtain the beneficial owner certificate described above. Qualified intermediaries include:


     - foreign financial institutions or foreign clearing organizations, other than a United States branch or United States office of such institution or organization, or

     - foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations,

which have entered into withholding agreements with the Internal Revenue
Service.

     In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised Internal Revenue Service Form W-8, from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent, including the receipt of withholding certificates, the payment of amounts of income subject to withholding and the deposit of tax withheld; provided that certain conditions are met.

     For purposes of the certification requirements, the 1997 regulations generally treat as the beneficial owners of payments on a note those persons that, under United States federal income tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership has entered into a special agreement with the Internal Revenue Service. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 regulations provide certain presumptions with respect to withholding for holders of notes not furnishing the required certifications to qualify for the withholding tax exemption described above. In addition, the 1997 regulations will replace a number of current tax certification forms, including Internal Revenue Service Form W-8, with a single, revised Internal Revenue Service Form W-8, which, in certain circumstances, requires information in addition to that previously required. Under the 1997 regulations, this revised Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.

     The 1997 regulations provide transition rules concerning existing certificates, such as Internal Revenue Service Form W-8. Valid withholding certificates that are held on December 31, 1999 will generally remain valid until the earlier of December 31, 2000 or the date of their expiration. Existing certificates that expire in 1999 will not be effective after their expiration. Certificates dated prior to January 1, 1998 will generally remain valid until the end of 1998, irrespective of the fact that their validity expires during 1998.

     In the event that the interest, including original issue discount, paid on the notes is effectively connected with the conduct of a trade or business within the United States of the non-United States holder, the non-United States holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States holders in essentially the same manner as if the notes were held by a United States holder, as discussed above. In the case of a non-United States holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the non-United States holder is a qualified resident of the treaty country.


     If the interest on the notes is not effectively connected and does not qualify for the portfolio interest exception described above in "-- Foreign Holders -- Interest", then the interest will be subject to United States federal withholding tax at a flat rate of 30%, or a lower applicable income tax treaty rate upon delivery of Internal Revenue Service Form 1001, or any successor form, certifying eligibility for treaty benefits.


     GAIN ON SALE OR OTHER DISPOSITION. Subject to special rules applicable to individuals as described below, a non-United States holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes, unless the gain is effectively connected with the conduct of a trade or business within the United States of the non-United States holder or of a partnership, trust or estate in which such non-United States holder is a partner or beneficiary.

     Gains realized by a non-United States holder that are effectively connected with the conduct of a trade or business within the United States of the non-United States holder generally will be taxed on a net income basis at the graduated rates that are applicable to United States holders, as described above, unless exempt by an applicable income tax treaty. In the case of a non-United States holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the non-United States holder is a qualified resident of the treaty country.

     In addition to being subject to the rules described above, an individual non-United States holder who holds the notes as a capital asset generally will be subject to tax at a 30% rate on any gain recognized on the sale or other disposition of such notes if:

     - such gain is not effectively connected with the conduct of a trade or business within the United States of the non-United States holder;

     - such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition; and


     - either (A) has a tax home in the United States, as specially defined for purposes of the United States federal income tax, or (B) maintains an office or other fixed place of business in the United

       States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business.


     Individual non-United States holders may also be subject to tax under provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.


     Under the 1997 regulations, described above in "-- Foreign
Holders -- Interest", withholding of United States federal income tax may apply to payments on a taxable sale or other disposition of the notes by a non-United States holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

     FEDERAL ESTATE AND GIFT TAXES. A note beneficially owned by an individual who is neither a United States citizen nor a domiciliary of the United States at the time of death will not be subject to United States federal estate tax as a result of such individual's death; provided that any interest thereon would have been eligible for the portfolio interest exception described above in "-- Foreign Holders -- Interest," if such interest had been received by the individual at the time of death.

     An individual who is not a United States citizen will not be subject to United States federal gift tax on a transfer of notes, unless such person is a domiciliary of the United States or such person is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to interest, including original issue discount, paid to, and to the proceeds of sales or other dispositions before maturity by, certain non-corporate persons. In addition, a 31% backup withholding tax applies if a non-corporate person:

     - fails to furnish such person's taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

     - furnishes an incorrect taxpayer identification number and the payor is so notified by the Internal Revenue Service;

     - is notified by the Internal Revenue Service that such person has failed properly to report payments of interest and dividends; or

     - in certain circumstances, fails to certify, under penalties of perjury, that such person has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest and dividend payments.

Backup withholding does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     In the case of a non-United States holder, under current United States federal income tax law, backup withholding and information reporting do not apply to payments of interest, including original issue discount, with respect to a note, or to payments on the sale or other disposition of a note, if such holder has provided to SpectraSite or its paying agent the certification described in clause (ii)(D) of "-- Foreign Holders -- Interest" or has otherwise established an exemption.

     Under current United States federal income tax law, (i) interest payments, including original issue discount, with respect to a note collected outside the United States by a foreign office of a custodian, nominee or broker acting on behalf of a beneficial owner of a note, and (ii) payments on the sale or other disposition of a note to or through a foreign office of a broker generally are not subject to backup withholding or information reporting. However, if such custodian, nominee or broker is a "United States person," as defined in Section 7701(a)(30) of the Internal Revenue Code, a controlled foreign corporation for United States tax purposes or a foreign person 50% of more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period (a "U.S. Related Person"), such custodian, nominee or broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such custodian, nominee or broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such custodian, nominee or broker is required to report if such person has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     The 1997 regulations, described above in "-- Foreign Holders -- Interest," modify certain of the certification requirements for backup withholding and expand the group of U.S. Related Persons. It is possible that SpectraSite or its paying agent may request new withholding exemption forms from holders of notes in order to qualify for continued exemption from backup withholding when the 1997 regulations become effective.

     Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of notes under the backup withholding rules are allowed as a refund or a credit against such holder's United States federal income tax; provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives registered notes for its own account through the exchange offer, where its outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market making or other
trading activities. Until           , 1999 (90 days after the commencement of
the exchange offer), all dealers effecting transactions in the registered notes may be required to deliver a prospectus.



     SpectraSite will not receive any proceeds from any sales of the registered notes by participating broker-dealers. Registered notes received by participating broker-dealers for their own account through the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver, and by delivering, a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.


     For a period of 180 days after the expiration date, or until all broker-dealers who exchange outstanding notes which were acquired as a result of market making activities for registered notes have sold all registered notes held by them, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Holdings has agreed to pay all expenses incident to the exchange offer. SpectraSite will indemnify the holders of the registered notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

     The registered notes will not be listed on any stock exchange. The notes are designated for trading in The Portal Market.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, Washington, D.C., will pass upon the validity of the registered notes.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements for the period from inception (April 25, 1997) to December 31, 1997 and the year ended December 31, 1998 and the consolidated financial statements of our predecessor, Telesite Services, LLC, for the year ended December 31, 1996 and for the period from January 1, 1997 to May 12, 1997 included in Amendment No. 3 to our registration statement (Form S-4, No. 333-67043), as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     Holdings filed a registration statement on Form S-4 with the SEC covering the registered notes, and this prospectus is part of our registration statement. For further information on SpectraSite and the notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.


     Following the exchange offer, Holdings will file reports with the SEC as the Exchange Act requires. In addition, the indenture governing the notes requires that we file Exchange Act reports with the SEC and provide those reports to the indenture trustee and holders of notes. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of December 31, 1997, and
  December 31, 1998.........................................   F-3
Consolidated Statements of Operations for the period from
  inception (April 25, 1997) to December 31, 1997 and for
  the year ended December 31, 1998..........................   F-4
Consolidated Statements of Redeemable Convertible Preferred
  Stock and Shareholders' Deficiency........................   F-5
Consolidated Statements of Cash Flows for the period from
  inception (April 25, 1997) to December 31, 1997 and for
  the year ended December 31, 1998..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
TELESITE SERVICES, LLC
Report of Independent Auditors..............................  F-18
Consolidated Balance Sheet as of December 31, 1996..........  F-19
Consolidated Statements of Operations for the year ended
  December 31, 1996 and the period ended May 12, 1997.......  F-20
Consolidated Statements of Members' Equity..................  F-21
Consolidated Statements of Cash Flows for the year ended
  December 31, 1996 and the period ended May 12, 1997.......  F-22
Notes to Consolidated Financial Statements..................  F-23

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SpectraSite Holdings, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheets of SpectraSite Holdings, Inc. (the "Company") and subsidiary as of December 31, 1998 and December 31, 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' deficiency and cash flows for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SpectraSite Holdings, Inc. and subsidiary at December 31, 1998 and December 31, 1997, and the consolidated results of its operations and its cash flows for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

February 26, 1999
Raleigh, North Carolina

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                  AS OF DECEMBER 31,
                                                              ---------------------------
                                                                 1997            1998
                                                              -----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,234,148    $ 99,548,234
  Short-term investments....................................           --      15,414,048
  Accounts receivable.......................................    1,610,039       3,352,970
  Prepaid expenses and other................................       34,019         252,798
                                                              -----------    ------------
Total current assets........................................    3,878,206     118,568,050
Property and equipment, net.................................    1,176,032      28,469,017
Goodwill, less accumulated amortization of $278,381 and
  $797,501, respectively....................................    6,791,663       8,165,171
Deposits....................................................    1,300,000       1,750,000
Investment in affiliate.....................................      336,095              --
Note receivable.............................................           --         272,935
Debt issuance costs, less accumulated amortization of
  $244,054..................................................           --       4,591,733
Other assets................................................      159,957         129,106
                                                              -----------    ------------
Total assets................................................  $13,641,953    $161,946,012
                                                              ===========    ============
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS'
  DEFICIENCY
Current liabilities:
  Line of credit............................................  $   628,561    $         --
  Accounts payable..........................................    1,049,157       1,635,039
  Accrued and other expenses................................    1,005,317         791,408
  Current portion of long-term debt.........................       25,404          17,826
                                                              -----------    ------------
Total current liabilities...................................    2,708,439       2,444,273
Long-term debt, less current portion........................       19,376              --
Other long-term liabilities.................................           --         223,676
Note payable to shareholder.................................    2,312,000              --
Senior discount notes due 2008, net of unamortized discount
  of $92,548,709............................................           --     132,689,291
                                                              -----------    ------------
Total liabilities...........................................    5,039,815     135,357,240
Series A redeemable convertible preferred stock, $0.001 par,
  3,462,830 shares authorized, 3,462,830 outstanding........   10,500,000      11,300,000
Series B redeemable convertible preferred stock, $0.001 par,
  7,000,000 shares authorized, 7,000,000 outstanding........           --      29,355,781
Shareholders' deficiency:
  Common stock, $0.001 par, 12,000,000 and 20,000,000
     authorized, respectively, 931,753 and 956,753 issued
     and outstanding, respectively..........................          932             957
  Additional paid-in-capital................................      260,802              --
  Accumulated deficit.......................................   (2,159,596)    (14,067,966)
                                                              -----------    ------------
Total shareholders' deficiency..............................   (1,897,862)    (14,067,009)
                                                              -----------    ------------
Total liabilities, redeemable preferred stock and
  shareholders' deficiency..................................  $13,641,953    $161,946,012
                                                              ===========    ============

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                  PERIOD FROM
                                                                   INCEPTION             YEAR
                                                              (APRIL 25, 1997) TO       ENDED
                                                                 DECEMBER 31,        DECEMBER 31,
                                                                     1997                1998
                                                              -------------------    ------------
Revenues:
  Site acquisition..........................................      $ 5,001,668        $  8,141,936
  Site leasing..............................................               --             656,191
                                                                  -----------        ------------
Total revenues..............................................        5,001,668           8,798,127
Cost of operations:
  Site acquisition..........................................        1,119,608           2,492,264
  Site leasing (exclusive of depreciation presented
     separately below)......................................               --             298,856
                                                                  -----------        ------------
                                                                    1,119,608           2,791,120
Selling, general and administrative expenses................        5,957,042          10,246,081
Depreciation expense........................................          191,077             711,862
                                                                  -----------        ------------
Operating loss..............................................       (2,266,059)         (4,950,936)
Other income (expense):
  Equity in earnings of affiliate...........................          204,537                  --
  Interest income...........................................          121,432           3,568,564
  Interest expense..........................................         (163,555)         (8,169,576)
  Gain on sale of assets....................................               --             472,594
  Other expense.............................................          (55,951)                 --
                                                                  -----------        ------------
                                                                      106,463          (4,128,418)
                                                                  -----------        ------------
Net loss....................................................      $(2,159,596)       $ (9,079,354)
                                                                  ===========        ============
Loss applicable to common shareholders:
Net loss....................................................      $(2,159,596)       $ (9,079,354)
Accretion of redemption value of preferred stock............         (500,000)         (2,155,781)
                                                                  -----------        ------------
Net loss applicable to common shareholders..................      $(2,659,596)       $(11,235,135)
                                                                  ===========        ============


                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                            SHAREHOLDERS' DEFICIENCY

                              REDEEMABLE CONVERTIBLE PREFERRED STOCK                SHAREHOLDERS' DEFICIENCY
                              ---------------------------------------   -------------------------------------------------
                                                                                 ADDITIONAL
                                                                        COMMON    PAID-IN     ACCUMULATED
                               SERIES A      SERIES B        TOTAL      STOCK     CAPITAL       DEFICIT         TOTAL
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at April 25, 1997
  (inception)...............  $        --   $        --   $        --   $  --    $       --   $         --   $         --
  Issuance of common
    stock...................           --            --            --     932       809,693             --        810,625
  Issuance of warrants......           --            --            --      --       130,500                       130,500
  Issuance of preferred
    stock...................   10,000,000            --    10,000,000      --            --             --             --
  Stock issuance cost.......           --            --            --      --      (179,391)            --       (179,391)
  Accretion of redemption
    value...................      500,000            --       500,000      --      (500,000)            --       (500,000)
  Net loss..................           --            --            --      --            --     (2,159,596)    (2,159,596)
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at December 31,
  1997......................   10,500,000            --    10,500,000     932       260,802     (2,159,596)    (1,897,862)
  Exercise of warrants......           --            --            --     150            --             --            150
  Issuance of preferred
    stock...................           --    28,000,000    28,000,000      --            --             --             --
  Stock issuance costs......           --            --            --      --      (260,802)      (173,360)      (434,162)
  Accretion of redemption
    value...................      800,000     1,355,781     2,155,781      --            --     (2,155,781)    (2,155,781)
  Repurchase of Common
    Stock...................           --            --            --    (125)           --       (499,875)      (500,000)
  Net loss..................           --            --            --      --            --     (9,079,354)    (9,079,354)
                              -----------   -----------   -----------   ------   ----------   ------------   ------------
Balance at December 31,
  1998......................  $11,300,000   $29,355,781   $40,655,781   $ 957    $       --   $(14,067,966)  $(14,067,009)
                              ===========   ===========   ===========   ======   ==========   ============   ============

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            PERIOD FROM INCEPTION
                                                             (APRIL 25, 1997) TO        YEAR ENDED
                                                              DECEMBER 31, 1997     DECEMBER 31, 1998
                                                            ---------------------   ------------------
OPERATING ACTIVITIES
Net loss..................................................       $(2,159,596)          $ (9,079,354)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation............................................           191,077                711,862
  Amortization of goodwill and other intangibles..........           297,785                556,161
  Amortization of debt issuance costs.....................                --                244,054
  Loss (gain) on sale of assets...........................            60,048               (472,594)
  Equity in earnings of affiliate.........................          (204,537)                    --
  Amortization of discount -- senior discount notes.......                --              7,688,958
  Non-cash charge (Note 1)................................           869,150                     --
  Changes in operating assets and liabilities:
     Accounts receivable..................................          (288,773)            (1,450,531)
     Interest receivable on short-term investments........                --               (758,860)
     Prepaid expenses and other...........................           136,062               (158,149)
     Other assets.........................................                --                 (6,159)
     Accounts payable.....................................           316,674                590,594
     Accrued and other expenses...........................         1,005,317               (212,955)
                                                                 -----------           ------------
Net cash provided by (used in) operating activities.......           223,207             (2,346,973)
INVESTING ACTIVITIES
Proceeds from note receivable.............................                --                 41,313
Purchases of property and equipment.......................          (849,939)           (26,597,612)
Distribution from affiliate...............................                --                150,000
Purchases of investments..................................                --            (30,005,188)
Maturities of short-term investments......................                --             15,350,000
Proceeds from sale of assets..............................                --                298,575
Repurchase of common stock................................                --               (500,000)
Acquisitions, net of cash acquired........................        (5,028,541)            (1,989,048)
Deposits on acquisitions..................................        (1,300,000)            (1,750,000)
                                                                 -----------           ------------
Net cash used by investing activities.....................        (7,178,480)           (45,001,960)
FINANCING ACTIVITIES
Proceeds from issuance of preferred stock.................        10,000,000             28,000,000
Exercise of warrants......................................                --                    150
Stock issuance costs......................................          (179,391)              (434,162)
Proceeds from issuance of senior discount notes...........                --            125,000,333
Debt issuance costs.......................................                --             (4,835,787)
Net repayments on line of credit..........................          (567,501)              (628,561)
Repayment of note to shareholder and other debt...........           (63,687)            (2,438,954)
                                                                 -----------           ------------
Net cash provided by financing activities.................         9,189,421            144,663,019
                                                                 -----------           ------------
Net increase in cash and cash equivalents.................         2,234,148             97,314,086
Cash and cash equivalents at beginning of period..........                --              2,234,148
                                                                 -----------           ------------
Cash and cash equivalents at end of period................       $ 2,234,148           $ 99,548,234
                                                                 ===========           ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest..................       $    63,989           $    216,110
                                                                 ===========           ============
Additional consideration (common stock) for acquisition...       $        --           $    223,676
                                                                 ===========           ============

                            See accompanying notes.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

FORMATION OF COMPANY

     SpectraSite Holdings, Inc. ("Holdings") and its wholly owned subsidiary SpectraSite Communications, Inc. ("SCI") (collectively referred to as the "Company" throughout), are principally engaged in providing services to companies operating in the telecommunications industry including site development services, transmission tower construction and leasing antenna tower sites.

     Holdings formerly known as Integrated Site Development, Inc. ("ISD"), was incorporated in the State of Delaware on April 25, 1997. Holdings, on May 12, 1997, issued 850,000 shares of its common stock and common stock warrants for 150,000 shares in exchange for the 850,000 issued and outstanding shares of common stock and common stock warrants for 150,000 shares of US Towers, Inc. ("UST"). Holdings' chief executive officer was the principal shareholder of UST prior to this transaction. One of the primary purposes of the exchange of shares was the hiring of the chief executive officer. Since UST had de minimus assets and operations, this transaction was compensatory in nature, rather than a business combination or an asset acquisition. Accordingly, this transaction resulted in a non-cash compensation charge of $869,150, based on the estimated fair value of the stock of $.87 per share and the estimated fair value of the warrants of $.87 per warrant at the date of issuance. The warrants entitled the holder to the right to purchase 150,000 shares of Holdings common stock at a price of $0.001 per share, through 2001. In September and October 1998, all of the warrants were exercised. See Note 4.

     On May 12, 1997, Holdings acquired all of the outstanding membership interests of TeleSite Services, LLC ("TeleSite") and its subsidiary, MetroSite Management, LLC ("MetroSite"), for consideration including $4,850,000 in cash, 81,753 shares of common stock valued at $71,125 and a $2,312,000 note payable. Since Holdings had minimal operations prior to this acquisition, TeleSite is considered Holdings' predecessor for financial reporting purposes. In October 1997, TeleSite was merged into UST, and UST changed its name to SpectraSite Communications, Inc. The acquisition was accounted for as a purchase in accordance with the provisions of APB 16 and, accordingly, the results of operations of TeleSite are included in the consolidated operations of the Issuer from the date of acquisition.

     In connection with the TeleSite acquisition, Holdings will be required to provide additional consideration of 55,919 shares of its common stock based upon TeleSite achieving certain operating goals through the end of December 31, 1998, pursuant to a provision in the TeleSite acquisition agreement. The Company accounted for the obligation as an additional cost of the acquisition, recording approximately $224,000 of goodwill and a related long-term liability based upon the fair value of the Company's common stock at December 31, 1998. The obligation will be subsequently relieved and $224,000 of additional paid-in-capital will be recorded when the shares are issued.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Holdings and SCI. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

SHORT-TERM INVESTMENTS

     At December 31, 1998, the Company's short-term investments consisted of commercial paper and certificates of deposit with maturities of less than one year. The carrying amount of these investments approximates market value.

PROPERTY AND EQUIPMENT

     Property and equipment, including towers, are stated at cost. The Company is capitalizing costs incurred in bringing towers to an operational state. Direct costs related to the development and construction of towers, including interest, are capitalized and are included in construction in progress. Approximately $109,700 of interest was capitalized for the year ended December 31, 1998. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to fifteen years.

GOODWILL

     The Company has classified as goodwill the cost in excess of fair value of net assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over fifteen years.

DEBT ISSUANCE COSTS

     The Company capitalized costs relating to the issuance of the 12% Senior Discount Notes Due 2008 (the "Senior Discount Notes") (Note 3). The costs are amortized using the straight-line method over the term of these notes.

INCOME TAXES

     The liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities.

FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents and investments approximates fair value for these instruments. The estimated fair value of the Senior Discount Notes (see Note 3) is based on the quoted market price in the private market. Although management is not aware of any factors that would significantly affect the fair value of amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:

                                          DECEMBER 31, 1997       DECEMBER 31, 1998
                                         -------------------    ----------------------
                                         CARRYING     FAIR      CARRYING       FAIR
                                          AMOUNT      VALUE      AMOUNT        VALUE
                                         --------    -------    ---------    ---------
                                                   (IN THOUSANDS OF DOLLARS)
Cash and cash equivalents..............  $ 2,234     $ 2,234    $  99,548    $  99,548
Short-term investments.................       --          --       15,414       15,414
Senior Discount Notes..................       --          --     (132,689)    (114,871)

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) REVENUE RECOGNITION

     Revenue from site acquisition services is recognized when services are rendered. Revenue from site leasing contracts, which include scheduled rent increases, are recognized ratably, on a straight-line basis, over the term of the contracts. To date, a large majority of the Company's revenues have been generated by providing site acquisition services.

COSTS OF OPERATIONS

     Costs of operations for site acquisition services consist of direct costs incurred to provide the related services.

     Costs of operations for site leasing services consist of direct costs incurred to provide the related services including ground lease cost, tower maintenance and related real estate taxes. Costs of operations for site leasing services does not include depreciation expense of the related leased assets.

SIGNIFICANT CONCENTRATIONS

     The Company's customer base consists of businesses operating in the wireless telecommunications industry. The Company's exposure to credit risk consists primarily of unsecured accounts receivable from these customers. Five customers accounted for 96.6% of the Company's 1997 revenue. Two customers accounted for 70.9% of the Company's 1998 revenue. Following is a list of significant customers:

                       PERCENT OF REVENUES
                       FOR THE PERIOD FROM                         PERCENT OF REVENUES      PERCENT OF
                         APRIL 25, 1997      PERCENT OF ACCOUNTS      FOR THE YEAR           ACCOUNTS
                         (INCEPTION) TO         RECEIVABLE AT             ENDED            RECEIVABLE AT
                        DECEMBER 31, 1997     DECEMBER 31, 1997     DECEMBER 31, 1998    DECEMBER 31, 1998
                       -------------------   -------------------   -------------------   -----------------
Customer 1...........         38.9%                  75.0%                46.6%                15.6%
Customer 2...........         18.8%                    --                   --                   --
Customer 3...........         14.7%                    --                   --                   --
Customer 4...........         13.0%                    --                   --                   --
Customer 5...........         11.2%                    --                   --                   --
Customer 6...........           --                     --                 24.3%                45.0%
Customer 7...........           --                     --                   --                 22.7%

ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred, and totaled approximately $131,000 and $135,000 for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

STOCK OPTIONS

     The Company has elected under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") to account for its employee stock options in accordance with Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Companies that account for stock based compensation arrangements for its employees under APB No. 25 are required by SFAS 123 to disclose the pro forma effect on net income (loss) as if the fair value based method prescribed by SFAS 123 had been applied. The Company plans to continue to account for stock based compensation using the provisions of APB 25 and has adopted the disclosure requirements of SFAS 123. Under APB 25, no compensation expense has been recognized for

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) stock options granted to its employees since the exercise price of the options has equaled or exceeded the estimated fair value of the underlying stock on the date of grant. Option grants to advisors and consultants will be accounted for using the fair value method prescribed by SFAS 123.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 only impacts financial statement presentation as opposed to actual amounts recorded. Other comprehensive income includes all nonowner changes in equity that are excluded from net income. This Statement has no financial statement impact for an enterprise that has no items of other comprehensive income in any period presented. During the period from inception (April 25, 1997) to December 31, 1997 and during the year ended December 31, 1998, the Company had no items of other comprehensive income.

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new rules did not have a significant impact on the Company's financial position at December 31, 1998 or its results of operations for the year ended December 31, 1998 as the Company currently operates in only one segment.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments will be recorded either in results of operations or in other comprehensive income, depending on the intended use of the derivative instrument. The initial application of SFAS 133 will be reported as the effect of a change in accounting principle. SFAS 133 is effective for all fiscal years beginning after June 15, 1999. We will adopt the requirements of SFAS 133 in our 1999 financial statements. We have not yet determined the effect that the adoption of SFAS 133 will have on our consolidated financial statements.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 AS OF DECEMBER 31,
                                                            -----------------------------
                                                                1997            1998
                                                            ------------    -------------
Towers....................................................   $  166,568      $24,780,130
Equipment.................................................      465,758          822,604
Furniture and fixtures....................................      250,408          288,160
Vehicles..................................................      148,314          173,315
Other.....................................................           --           38,698
                                                             ----------      -----------
Total.....................................................    1,031,048       26,102,907
Less accumulated depreciation.............................     (160,824)        (869,911)
                                                             ----------      -----------
                                                                870,224       25,232,996
Construction in progress..................................      305,808        3,236,021
                                                             ----------      -----------
Property and equipment, net...............................   $1,176,032      $28,469,017
                                                             ==========      ===========

3.  DEBT

12% SENIOR DISCOUNT NOTES DUE 2008

     In June 1998, the Company issued $225,238,000 aggregate principal amount at maturity of Senior Discount Notes with gross proceeds of $125,000,333. The Senior Discount Notes accrete daily at a rate of 12% per annum, compounded semiannually, to an aggregate principal amount of $225,238,000 on July 15, 2003. Cash interest will not accrue on the Senior Discount Notes prior to July 15, 2003. Commencing July 15, 2003, cash interest will accrue and be payable semiannually in arrears on each January 15 and July 15, commencing January 15, 2004, at a rate of 12% per annum. After July 15, 2003, the Company may redeem all or a portion of the Senior Discount Notes at specified redemption prices, plus accrued and unpaid interest, to the applicable redemption date. On one or more occasions prior to July 15, 2001, the Company may redeem up to 25% of the aggregate principal amount at maturity of the Senior Discount Notes issued with the net cash proceeds from one or more equity offerings. The redemption price would be 112% of the accreted value on the redemption date. The Company is required to comply with certain covenants under the terms of the Senior Discount Notes that restrict the Company's ability to incur indebtedness, make certain payments and issue preferred stock among other things. In the year ended December 31, 1998, the Company recorded amortization of debt discount of approximately $7,689,000 related to the Senior Discount Notes as additional interest expense.

Senior Discount Notes.......................................  $225,238,000
Unamortized discount........................................   (92,548,709)
                                                              ------------
     Balance at December 31, 1998...........................  $132,689,291
                                                              ============

LINE OF CREDIT

     During 1997, the Company maintained a $1.5 million line of credit with a bank, which bore interest at prime plus 0.5%. The balance at December 31, 1997 was $628,561. The line of credit was repaid in full in March 1998.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

3.  DEBT -- (CONTINUED)
OTHER LONG-TERM DEBT

     Long-term debt, other than the Senior Discount Notes, consists of the following:

                                                                   AS OF DECEMBER 31,
                                                              ----------------------------
                                                                  1997           1998
                                                              ------------   -------------
Installment notes payable to a bank, bearing interest at
  rates ranging from 8.75% to 10.2%, maturing from October
  1998 to December 1999, monthly payments of principal and
  interest, collateralized by vehicles......................    $ 44,780       $  17,826
                                                                --------       ---------
                                                                  44,780          17,826
Less current portion........................................     (25,404)         17,826
                                                                --------       ---------
Long-term debt, less current portion........................    $ 19,376       $      --
                                                                ========       =========

BANK CREDIT AGREEMENT

     In January 1998, the Company signed a letter of intent with a bank for a $50.0 million revolving credit facility for the purpose of financing the construction and/or the acquisition of telecommunication towers for PCS or other wireless communication services and other permitted acquisitions as defined by the agreement, contingent upon certain events. In the year ended December 31, 1998 the Company incurred approximately $252,000 in commitment fees related to the agreement. The agreement expired on December 31, 1998.

4.  REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK AND SHAREHOLDERS' EQUITY

REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK

     The Company's mandatorily redeemable convertible preferred stock consists of Series A and Series B cumulative redeemable convertible preferred stock, $.001 par value, 10,462,830 shares authorized in the aggregate and 3,462,830 and 7,000,000 shares issued and outstanding at December 31, 1998, respectively. Dividends accumulate at a rate of 8% per annum per share and are payable when declared in cash and are subject to certain restrictions. Voting rights for preferred stock are equal to the voting rights of the largest number of common shares into which the preferred stock are convertible. Accumulated dividends for Series A and B cumulative redeemable preferred stock at December 31, 1998 are $2,655,781. The Company is accreting the carrying value of the preferred stock to reflect the accumulating dividends.

     Contemporaneously with the closing of an underwritten public offering of common stock resulting in gross proceeds of at least $30.0 million at a per share price of $4.47 or greater, the outstanding shares of Series A and Series B Preferred Stock shall automatically convert to common stock. The Series A and Series B preferred stock is convertible into common stock based on a share for share basis and can be adjusted upon the occurrence of certain transactions defined in the Issuer's articles of incorporation. In December 2008 each share of Series A and Series B preferred stock shall automatically be redeemed at a redemption price per share, in cash, equal to 100% of the original issue price plus unpaid accumulated dividends. The Company has reserved a sufficient number of its authorized shares of common stock for the purpose of effecting the future conversion of the preferred stock.

WARRANTS

     During September and October, 1998, 150,000 shares of common stock were issued in connection with the exercise of common stock warrants at a price of $0.001 per share.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

4.  REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK AND SHAREHOLDERS'
EQUITY -- (CONTINUED)
     On October 9, 1998, the Company paid a former employee $500,000 under an agreement to release the Company from any potential claims and to buy 125,000 shares of SpectraSite common stock from the former employee for an agreed upon price. In addition, the agreement provided that shareholders of SpectraSite would have an option to purchase the former employee's remaining 37,605 shares of SpectraSite common stock for the same price per share, provided that the Company advise the former employee in writing of the exercise of all or any portion of such option by November 15, 1998. The shares were subsequently purchased by a shareholder of the Company on February 5, 1999 for an aggregate purchase price of $150,240.

STOCK OPTIONS

     During 1997, the Company adopted a stock option plan which provides for the purchase of common stock by key employees, directors, advisors and consultants of the Company. The maximum number of shares for which options may be granted under the plans shall not exceed 1,817,700 shares. Stock options are granted under various stock option agreements. Each stock option agreement contains specific terms. During the period from inception (April 25, 1997) to December 31, 1997 and the year ended December 31, 1998, option grants were solely to employees.

     The options without a performance acceleration feature which were granted under the terms of the incentive stock option agreement and options granted under the terms of the non qualified stock option agreement vest and become exercisable ratably over a four-year period, commencing one year after date of grant.

     The options with a performance acceleration feature which were granted under the terms of the incentive stock option agreement and the non-qualified stock option agreement vest and become exercisable upon the seventh anniversary of the grant date. Vesting, however, can be accelerated upon the achievement of certain milestones defined in each agreement.

     In accordance with SFAS 123, the fair value of each option grant was determined by using the Black-Scholes option pricing model with the following weighted average assumptions for the period ended December 31, 1997 and the year ended December 31, 1998: dividend yield of 0.0%; volatility of .70; risk free interest rate of 6.0% to 5.0%; and expected option lives of 7 years. Had compensation cost for the Company's stock options been determined based on the fair value at the date of grant consistent with the provisions of SFAS 123, the Company's net loss would have been $2,167,196 for the period ended December 31, 1997 and $9,274,354 for the year ended December 31, 1998.

     Option activity under the Company's plans is summarized below:

                                                  INCENTIVE STOCK      NON QUALIFIED STOCK
                                                    OPTION PLAN            OPTION PLAN
                                                --------------------   --------------------
                                                            WEIGHTED              WEIGHTED
                                                            AVERAGE                AVERAGE
                                                            EXERCISE              EXERCISE
                                                 SHARES      PRICE      SHARES      PRICE
                                                ---------   --------   --------   ---------
Outstanding at beginning of April 25, 1997....         --       --          --         --
Options granted...............................    724,700    $2.89     160,000      $2.89
Options exercised.............................         --       --          --         --
Options canceled..............................         --       --          --         --
                                                ---------    -----     -------      -----
Outstanding at December 31, 1997..............    724,700     2.89     160,000       2.89
Options granted...............................    367,000     3.95     475,000       4.00
Options exercised.............................         --       --          --         --
Options canceled..............................   (158,800)    2.92          --         --
                                                ---------    -----     -------      -----
Outstanding at December 31, 1998..............    932,900    $3.30     635,000      $3.72
                                                =========    =====     =======      =====

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

4.  REDEEMABLE CONVERTIBLE VOTING PREFERRED STOCK AND SHAREHOLDERS'
EQUITY -- (CONTINUED)
     At December 31, 1997, there were no options exercisable under the incentive stock option plan. At December 31, 1998 there were 185,475 options exercisable under the incentive stock option plan. There were no options exercisable under the non-qualified option plan at December 31, 1997 or 1998.

     At December 31, 1997 and 1998, the weighted average remaining contractual life of the incentive stock options outstanding was 8.77 years and 8.90 years, respectively.

     At December 31, 1997 and 1998, the weighted average remaining contractual life of the non-qualified stock options outstanding was 8.73 years and 9.09 years, respectively.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

     At December 31, 1998 the Company had reserved a total of 12,280,530 of its authorized 20,000,000 shares of common stock for future issuance as follows:

Convertible preferred stock.................................  10,462,830
Outstanding stock options...................................   1,567,900
Possible future issuance under stock option plans...........     249,800
                                                              ----------
Total.......................................................  12,280,530
                                                              ==========

5.  LEASES

OPERATING LEASES FROM OTHERS

     The Company leases land "ground leases", office space and certain office equipment under noncancelable operating leases. Ground leases are generally for terms of five years and are renewable at the option of the Company. Rent expense was approximately $588,000 and $234,000 for the year ended December 31, 1998 and for the period from April 25, 1997 (inception) to December 31, 1997, respectively. The future minimum lease payments for these leases at December 31, 1998 are as follows:

1999........................................................  $1,369,027
2000........................................................   1,221,426
2001........................................................   1,196,597
2002........................................................     973,186
2003........................................................     310,066
                                                              ----------
Total.......................................................  $5,070,302
                                                              ==========

ANTENNA SPACE LEASED TO OTHERS

     The Company currently leases antenna space on multi-tenant towers to a variety of wireless service providers under non-cancelable operating leases. The tenant leases are generally for terms of five years and include options for renewal. Cost and accumulated depreciation of the leased towers at December 31, 1997, was $167,000 and $3,000, respectively, and at December 31, 1998, was $24,780,000 and $517,000, respectively.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

5.  LEASES -- (CONTINUED)
     At December 31, 1998, the approximate future minimum rental income under operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

                                                              RENTAL INCOME
                                                              -------------
1999........................................................   $2,074,635
2000........................................................    2,085,046
2001........................................................    2,065,295
2002........................................................    1,963,056
2003........................................................    1,378,538
                                                               ----------
Total.......................................................   $9,566,570
                                                               ==========

6.  INCOME TAXES

     The Company did not recognize any income tax expense for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 as the Company incurred a net loss for the periods and the resulting deferred tax assets were fully reserved.

     The components of net deferred taxes at December 31, are as follows:

                                                                1997            1998
                                                            ------------    -------------
Deferred tax assets:
  Tax loss carryforwards..................................    $183,000       $4,057,000
                                                              ========       ==========
  Total gross deferred tax assets.........................     183,000        4,057,000
  Valuation allowance.....................................    (183,000)      (4,057,000)
                                                              --------       ----------
  Total net deferred tax assets...........................    $     --       $       --
                                                              ========       ==========

     Deferred tax assets result primarily from differences between book and tax treatment of net operating losses. The Company has a federal net operating loss carryforward of approximately $2.6 million that begins to expire in the year 2012. Also, the Company has state tax losses of $2.6 million that expire beginning in 2002. Based on the Company's history of losses to date, management has provided a valuation allowance to fully offset the deferred assets related to federal and state net operating loss carryforwards.

7.  RELATED PARTY TRANSACTION

     In conjunction with the acquisition of TeleSite, the Company issued a $2,312,000 note payable to a shareholder. In the period from April 25, 1997 (inception) to December 31, 1997 and during the year ended December 31, 1998, the Company incurred approximately $100,000 and $81,000 of interest expense related to the note payable to shareholder, respectively. The balance of the note payable at December 31, 1997 was $2,312,000. In June 1998, the note was repaid in full.

     During the period from April 25, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, the Company paid approximately $60,000 and $120,000 to a related party for management fees.

     During the period from April 25, 1997 (inception) to December 31, 1997, the Company paid approximately $57,000 to a related party for rent expense for an office facility. In September 1997, the lease with the related party was terminated.

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

8.  EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) plan for the benefit of all its employees meeting specified eligibility requirements. The Company's contributions to the plan are discretionary and totaled approximately $11,000 and $31,000 for the period from April 25, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

9.  SALE OF AFFILIATES

     In February 1998, the Company entered into an agreement under which it sold its wholly-owned subsidiary, MetroSite, for $298,575. The Company recognized a gain on the sale of $257,251.

     In May 1998, the Company sold its ownership interest in Communication Management Specialists, LLC ("CMS") for $375,000, in exchange for a note receivable bearing interest at 8.5% per annum, payable to the Company over 60 months. The total amount due to the Company at December 31, 1998 is $333,687 of which the current portion, $60,752, is included in prepaid expenses and other current assets in the accompanying balance sheet. The Company recognized a gain on the sale of approximately $189,000. Prior to the sale, the Company's ownership interest in CMS was accounted for using the equity method.

10.  ACQUISITION ACTIVITY

     In June 1998, the Company entered into an agreement under which it acquired all of the membership interests of H&K Investments, LLC for $1,400,000 in a transaction accounted for as a purchase. The results of operations of H&K are included in the Company's operations from the date of acquisition. The Company paid $1,300,000 in cash and recorded notes payable for $100,000 in conjunction with the acquisition. The outstanding note payable was subsequently paid in December 1998.

     In August 1998, the Company entered into an asset purchase agreement with Airadigm Communications, Inc. ("Airadigm") for the purchase of 47 towers for approximately $11,750,000. As of December 31, 1998, 40 towers have been placed in service and the remaining 7 towers will be placed in service subject to completion of pending due diligence. Of the total purchase price, $1,750,000 remains in escrow at December 31, 1998 and is recorded as a noncurrent deposit in the accompanying balance sheet. Under the terms of the agreement, the Company will lease antenna space on the towers to Airadigm.

     In August 1998, the Company entered into an asset purchase agreement with Amica Wireless Phone Service, Inc. for the purchase of the construction in progress related to 14 towers for approximately $474,000. The results of operations of Amica are included in the Company's operations from the date of acquisition.

     In September 1998, the Company acquired all of the outstanding common stock of GlobalComm, Inc. for $1,988,864 in cash in a transaction accounted for as a purchase. The results of operations of GlobalComm are included in the Company's operations from the date of acquisition. The Company recorded approximately $1,669,000 of goodwill related to the transaction.

     The following unaudited pro forma summary presents consolidated results of operations for the Company as if the GlobalComm and H&K acquisitions had been consummated as of January 1, 1998. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results for the Company.

                                                                 (UNAUDITED)
                                                                 -----------
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
                                                          (IN THOUSANDS OF DOLLARS)
Net revenues............................................           $11,055
Net loss................................................            (7,965)

                   SPECTRASITE HOLDINGS, INC. AND SUBSIDIARY

11.  YEAR 2000 ISSUE (UNAUDITED)

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming changes in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including the financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and products. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations and of governmental entities, both domestic and international, for accurate exchange of data. The Company's current estimate is that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the results of operations or financial position of the Company in any given year. However, despite the Company's efforts to address the year 2000 impact on its internal systems, the Company has not fully identified such impact or whether such impact can be resolved without disruption of its business and without incurring significant expense. In addition, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts.

12.  SUBSEQUENT EVENTS (UNAUDITED)

     In February 1999, the Company entered into an agreement to purchase 2,000 communications towers from Nextel Communications, Inc. ("Nextel") for $560.0 million in cash and shares of Series C preferred stock valued at $70.0 million. As part of the transaction, Nextel has agreed to lease 1,700 additional sites on the Company's towers as part of Nextel's national deployment.

     In connection with the purchase, Nextel will enter into a master lease agreement to become the anchor tenant on each of the acquired towers and will also convey to the Company certain third-party co-location site leases associated with the acquired assets. Nextel will also transfer to the Company certain non-cancelable ground leases, and the Issuer will assume all operating and other costs associated with the acquired assets.

     The Company plans to use $9.3 million of cash on hand, $150.0 million of borrowings under a $500.0 million committed credit facility, $200.0 million from the proceeds of a privately placed high yield debt offering, and $230.7 million from the sale of new Series C preferred stock, to fund the cash purchase price and to pay related fees and expenses. As part of the acquisition, Nextel will receive approximately $70.0 million of SpectraSite Series C preferred stock resulting in Nextel obtaining an equity position representing approximately 18% of all the Company's outstanding stock on a fully-diluted basis.

                         REPORT OF INDEPENDENT AUDITORS

The Members
TeleSite Services, LLC

     We have audited the accompanying consolidated balance sheet of TeleSite Services, LLC (the "Company") as of December 31, 1996 and the related consolidated statements of operations and members' equity and cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 through May 12, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleSite Services, LLC at December 31, 1996 and the consolidated results of its operations and its cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 through May 12, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Raleigh, North Carolina
March 27, 1998

                             TELESITE SERVICES, LLC

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996

ASSETS
Current assets:
  Cash......................................................  $    4,854
  Accounts receivable:
     Trade..................................................   1,777,611
     Other..................................................      37,107
  Prepaid expenses and other................................      39,964
                                                              ----------
Total current assets........................................   1,859,536
Property and equipment, net.................................     931,291
Investment in affiliate.....................................     131,459
                                                              ----------
Total assets................................................  $2,922,286
                                                              ==========
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Line of credit............................................  $  946,724
  Accounts payable..........................................     688,180
  Accrued expenses..........................................      33,092
  Current portion of long-term debt.........................     295,711
                                                              ----------
Total current liabilities...................................   1,963,707
Long-term debt, less current portion........................      81,106
                                                              ----------
Total liabilities...........................................   2,044,813
Members' equity.............................................     877,473
                                                              ----------
Total liabilities and members' equity.......................  $2,922,286
                                                              ==========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      FOR THE
                                                                                    PERIOD FROM
                                                                   FOR THE        JANUARY 1, 1997
                                                                 YEAR ENDED             TO
                                                              DECEMBER 31, 1996    MAY 12, 1997
                                                              -----------------   ---------------
Revenues....................................................     $8,840,869         $1,925,985
Costs of operations.........................................      2,254,777            594,683
Selling, general and administrative expenses................      4,255,840          1,741,856
Depreciation expense........................................         91,133             55,870
                                                                 ----------         ----------
Operating income (loss).....................................      2,239,119           (466,424)
Interest expense............................................        (66,505)           (35,695)
Equity in earnings (loss) of affiliate......................        116,459             (1,087)
                                                                 ----------         ----------
Net income (loss)...........................................     $2,289,073         $ (503,206)
                                                                 ==========         ==========
Pro forma income data (unaudited):
  Net income (loss) as reported.............................     $2,289,073         $ (503,206)
  Pro forma provision for income taxes......................        892,783                 --
                                                                 ----------         ----------
  Pro forma net income (loss)...............................     $1,396,290         $ (503,206)
                                                                 ==========         ==========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

Members' deficiency at January 1, 1996......................  $ (445,584)
  Distributions to members..................................    (966,016)
  Net income................................................   2,289,073
                                                              ----------
Members' equity at December 31, 1996........................  $  877,473
  Contribution to capital...................................         100
  Distributions to members..................................    (211,256)
  Net loss..................................................    (503,206)
                                                              ----------
Members' equity at May 12, 1997.............................  $  163,111
                                                              ==========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                      FOR THE
                                                                                    PERIOD FROM
                                                                   FOR THE        JANUARY 1, 1997
                                                                 YEAR ENDED             TO
                                                              DECEMBER 31, 1996    MAY 12, 1997
                                                              -----------------   ---------------
OPERATING ACTIVITIES
Net income (loss)...........................................     $ 2,289,073         $(503,206)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation..............................................          91,133            55,870
  Equity in (earnings) loss of affiliate....................        (116,459)            1,087
  Changes in operating assets and liabilities:
     Trade accounts receivable..............................      (1,314,087)          456,345
     Other accounts receivable..............................         (34,072)          (76,610)
     Prepaid expenses and other.............................         (35,827)          (17,487)
     Accounts payable.......................................         197,702           (42,534)
     Accrued expenses.......................................          31,568            55,593
                                                                 -----------         ---------
Net cash provided by (used in) operating activities.........       1,109,031           (70,942)
INVESTING ACTIVITIES
Purchases of property and equipment.........................        (837,808)         (321,788)
Investment in affiliate.....................................         (15,000)               --
                                                                 -----------         ---------
Net cash used in investing activities.......................        (852,808)         (321,788)
FINANCING ACTIVITIES
Net proceeds from line of credit............................         368,724           249,338
Net proceeds from long-term debt............................         556,391           293,785
Repayment of long-term debt.................................        (224,923)               --
Proceeds from capital contribution..........................              --               100
Distribution to members.....................................        (966,016)         (153,499)
                                                                 -----------         ---------
Net cash (used in) provided by financing activities.........        (265,824)          389,724
                                                                 -----------         ---------
Net decrease in cash........................................          (9,601)           (3,006)
Cash at beginning of period.................................          14,455             4,854
                                                                 -----------         ---------
Cash at end of period.......................................     $     4,854         $   1,848
                                                                 ===========         =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest....................     $    64,000         $  30,695
                                                                 ===========         =========

                            See accompanying notes.

                             TELESITE SERVICES, LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     TeleSite Services, LLC (the "Company") was formed on August 1, 1995, for the purpose of providing site development services, as agent, to companies operating in the telecommunications industry. TeleSite's clients are located primarily in the southeastern and south central regions of the United States.

     Metrosite Management, LLC ("Metrosite") was formed on February 28, 1997 by the contribution of $99 by the Company and $1 by a member of the Company for the 99% and 1% ownership of Metrosite, respectively. Metrosite was formed for the purpose of negotiating agreements with municipalities to lease certain locations to PCS providers (e.g., water towers, etc.) in return for a percentage of the monthly rental amounts charged by the municipalities to the PCS providers.

PRINCIPLES OF CONSOLIDATION

     The accompanying 1997 consolidated financial statements include the accounts of TeleSite, LLC and MetroSite Management, LLC from the date of MetroSite's formation. All significant intercompany transactions and balances have been eliminated in consolidation. Minority interest related to the membership interest not owned by the Company is insignificant.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets ranging from three to seven years.

REVENUE RECOGNITION

     Revenue from projects is recognized when site selection services are rendered.

COST OF REVENUES

     Cost of revenues consist of the direct costs incurred to provide the related services.

                             TELESITE SERVICES, LLC

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) SIGNIFICANT CONCENTRATIONS

     The Company's customer base consists of companies operating in the telecommunications industry. The Company's exposure to credit risk consists primarily of unsecured accounts receivable from these customers. Following is information concerning revenue and accounts receivable concentrations of the Company's major customers:

                                                           % OF REVENUES
                                               --------------------------------------
                                                                      PERIOD FROM
                                                                    JANUARY 1, 1997
                                                  YEAR ENDED               TO
                                               DECEMBER 31, 1996      MAY 12, 1997
                                               -----------------   ------------------
Customer 1...................................         21%                  34%
Customer 2...................................         63%                  30%
Customer 3...................................         --                   12%

                                                    % OF ACCOUNTS RECEIVABLE AT
                                               --------------------------------------
                                               DECEMBER 31, 1996      MAY 12, 1997
                                               -----------------      ------------
Customer 1...................................         11%                  37%
Customer 2...................................         67%                  24%

INVESTMENT IN AFFILIATE

     The Company's 33% ownership interest in Communication Management Specialists, LLC, ("CMS") a company that provides construction management services to telecommunications companies, is accounted for using the equity method.

     Summary financial information of CMS is as follows:

                                                                     AS OF AND FOR
                                                                          THE
                                                                      PERIOD FROM
                                                AS OF AND FOR THE   JANUARY 1, 1997
                                                   YEAR ENDED             TO
                                                DECEMBER 31, 1996    MAY 12, 1997
                                                -----------------   ---------------
                                                   (UNAUDITED)        (UNAUDITED)
Current Assets................................     $1,110,500          $810,200
Non-current Assets............................         16,300            17,800
Current Liabilities...........................        747,400           452,000
Non-current Liabilities.......................             --                --
Members' equity...............................        379,400           376,000
Net Sales.....................................      2,404,866           650,000
Gross Profit..................................        553,164           179,500
Net income....................................        352,900            (3,300)

INCOME TAXES

     The Company is organized as a limited liability company and is therefore not subject to income taxes. All taxable income or loss is reported by the members on their respective income tax returns. Therefore the accompanying Consolidated Statement of Operations and Members' Equity does not include any provision for income tax expense.

                             TELESITE SERVICES, LLC

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1996:

Land........................................................  $  297,600
Equipment...................................................     304,148
Furniture and fixtures......................................     143,199
Vehicles....................................................     200,240
Leasehold improvements......................................      53,448
Construction in progress....................................      42,259
                                                              ----------
Total.......................................................   1,040,894
Less accumulated depreciation...............................    (109,603)
                                                              ----------
Property and equipment, net.................................  $  931,291
                                                              ==========

3.  LINE OF CREDIT AND LONG-TERM DEBT

     The Company has a maximum $1,500,000 line of credit with a bank, with an outstanding balance of $946,724 at December 31, 1996. The line of credit bears interest at a variable rate, not to exceed 10.0%, with interest payable monthly and principal due May 31, 1997. The rate of interest at December 31, 1996 was 8.5%. The line of credit is collateralized by substantially all assets of the Company.

     Long-term debt consisted of the following at December 31, 1996:

Note payable to a bank, bearing interest at 8.5%, maturing
  April 4, 1997, monthly payments of interest of $1,780,
  collateralized by land....................................  $ 250,000
Installment notes payable to a bank, bearing interest at
  rates ranging from 8.75% to 10.2%, maturing from October
  20, 1998 to December 9, 1999, monthly payments of
  principal and interest of $4,614, collateralized by
  vehicles..................................................    126,817
                                                              ---------
Total.......................................................    376,817
Less current maturities.....................................   (295,711)
                                                              ---------
Long-term debt..............................................  $  81,106
                                                              =========

     Maturities of long-term debt at December 31, 1996 are as follows:

                                                                   FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1996
                                                              -----------------
1997........................................................      $295,711
1998........................................................        46,815
1999........................................................        34,291
                                                                  --------
Total.......................................................      $376,817
                                                                  ========

     The Company estimates that the fair value of notes payable approximates the carrying value based upon its effective current borrowing rate for debt with similar terms and remaining maturities. Disclosure about fair value of financial instruments is based upon information available to management as of December 31, 1996.

                             TELESITE SERVICES, LLC

4.  RELATED PARTY TRANSACTIONS

     The Company is affiliated with other organizations by common ownership and/or control. During the year ended December 31, 1996 and the period from January 1, 1997 to May 12, 1997, the Company paid approximately $66,000 and $22,000, respectively, to an affiliated organization for rent expense.

     On May 9, 1997, a member of the Company assumed the Company's construction line of credit with a bank of $562,135, in exchange for land and construction in progress with carrying values of $297,600 and $322,292, respectively. The Company recorded a non-cash shareholder's distribution of $57,757 associated with this transaction.

5.  LEASES

     The Company leases office space and certain office equipment under noncancelable operating leases. The future minimum lease payments under such leases at December 31, 1996 are as follows:

1997........................................................  $164,597
1998........................................................   136,409
1999........................................................    93,696
2000........................................................    66,429
2001........................................................    27,500
                                                              --------
Total.......................................................  $488,631
                                                              ========

     Rent expense under operating leases was approximately $110,000 and $57,000 for the year ended December 31, 1996 and for the period from January 1, 1997 to May 12, 1997, respectively.

6.  EMPLOYEE BENEFIT PLAN

     The Company provides a 401(k) plan for the benefit of its employees meeting specified eligibility requirements. The Company's contributions to the plan are discretionary and totaled $15,205 in 1996 and $12,342 for the period from January 1, 1997 to May 12, 1997.

7.  PRO FORMA INCOME DATA (UNAUDITED)

     The pro forma provision for income taxes is based upon the statutory income tax rates in effect during the year ended December 31, 1996. No provision was provided in the period from January 1 to May 12, 1997 due to the net operating loss.

8.  SUBSEQUENT EVENT

     On May 12, 1997, 100% of the members' interests of the Company and its subsidiary, Metrosite, were acquired by SpectraSite Holdings, Inc., a Delaware corporation.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                      ------------------------------------

                               TABLE OF CONTENTS
                      ------------------------------------


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    8
Use of Proceeds.......................   16
Capitalization........................   17
The Nextel Tower Acquisition..........   18
Unaudited Pro Forma Consolidated
  Financial Data......................   22
Selected Historical Financial Data....   28
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   32
Industry Review.......................   37
Business..............................   42
Management............................   53
Certain Transactions..................   61
Ownership of Capital Stock............   64
Description of Capital Stock..........   66
Description of Certain Indebtedness...   68
The Exchange Offer....................   71
Description of the Notes..............   80
Certain U.S. Federal Tax
  Considerations......................  116
Plan of Distribution..................  124
Legal Matters.........................  125
Experts...............................  125
Where You Can Find More Information...  125
Index to Financial Statements.........  F-1


     UNTIL           , 1999 (90TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                  $225,238,000
                           SPECTRASITE HOLDINGS, INC.

                               EXCHANGE OFFER FOR

                       12% SENIOR DISCOUNT NOTES DUE 2008

                     -------------------------------------

                                   PROSPECTUS
                     -------------------------------------
                               [SPECTRASITE LOGO]
                                          , 1999

------------------------------------------------------
------------------------------------------------------

                                                              [SpectraSite Logo]
Alternate Cover Page
PROSPECTUS


[DATE OF EFFECTIVENESS]


                                  $225,238,000

                           SPECTRASITE HOLDINGS, INC.


                       12% SENIOR DISCOUNT NOTES DUE 2008


     CIBC Oppenheimer Corp. will use this prospectus in connection with offers and sales of the notes related to market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. SpectraSite Holdings, Inc. will not receive any of the proceeds of such sales. CIBC Oppenheimer Corp. may act as a principle or agent in such transactions. The closing of the exchange offer, which constituted the delivery of the registered notes in place of the old notes, occurred on
          , 1999. See "Plan of Distribution."


SPECTRASITE:

- We develop and manage build-to-suit communications tower networks and provide site acquisition and site management services for major wireless communications service providers.

- SpectraSite Holdings, Inc. 8000 Regency Parkway, Suite 570 Cary, North Carolina 27511 (919) 468-0112

TRADING FORMAT:

- The PORTAL market, in the over-the-counter market, negotiated transactions or through a combination of such methods.

THE NOTES:

- Maturity Date: July 15, 2008.


- Accretion and Interest: the notes accrete daily at a rate of 12% per year, compounded semiannually, to an aggregate principal amount of $225,238,000 by July 15, 2003. Cash interest will begin to accrue on July 15, 2003, and we will pay cash interest on January 15, 2004 and on each July 15 and January 15 thereafter until maturity.


- Redemption: We may redeem the notes on or after July 15, 2003. We may redeem up to 25% of the notes prior to July 15, 2001 with net proceeds from one or more public equity offerings.

- Ranking: The notes are general, unsecured obligations of SpectraSite Holdings, Inc. and:


  - rank equally in right of payment to all existing and future senior indebtedness of Holdings; and


  - are effectively subordinated to all existing and future indebtedness and other liabilities of Holdings' subsidiaries.

   THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE [  ].

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             CIBC OPPENHEIMER CORP.

                           ALTERNATE USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the exchange notes by CIBC Oppenheimer Corp. in market-making transactions. SpectraSite will not receive any of the proceeds from such transactions.

                         ALTERNATE PLAN OF DISTRIBUTION


     This prospectus is to be used by CIBC Oppenheimer Corp. in connection with offers and sales of the notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. CIBC Oppenheimer Corp. may act as a principal or agent in such transactions, has no obligation to make a market in the notes and may discontinue its market-making activities at any time without notice, at its sole discretion. There is currently no trading market for the 2008 notes. No assurances can be given as to the development or liquidity of any trading market for the 2008 notes.



     We have agreed to indemnify jointly and severally CIBC Oppenheimer Corp. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that CIBC Oppenheimer Corp. may be required to make in that regard.



     Affiliates of CIBC Oppenheimer Corp. beneficially own approximately      %
of Holdings' capital stock on a fully-diluted basis. In addition, Andrew R. Heyer, a Managing Director of CIBC Oppenheimer Corp., serves on Holdings' board of directors.



     CIBC Oppenheimer Corp. and its affiliates have provided investment banking and other financial services to us in the past and may do so in the future. In addition, CIBC Oppenheimer Corp. and an affiliate are lenders and an agent under our new credit facility and have received customary fees for acting in such capacities.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation (in its original certificate of incorporation or amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise of perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation, as amended, limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Agreement and Plan of Merger, dated as of February 10, 1999, among Nextel Communications, Inc., Tower Parent Corp., Tower
          Merger Vehicle, Inc., Tower Asset Sub Inc., SpectraSite
          Holdings, Inc., SpectraSite Communications, Inc. and SHI
          Merger Sub, Inc. (the "Nextel Merger Agreement")
   2.2    Amendment No. 1 to the Nextel Merger Agreement
  *3.1    Certificate of Incorporation of Integrated Site Development
          ("ISD"), dated and filed as of April 25, 1997
  *3.2    Certificate of Amendment of the Certificate of Incorporation
          of ISD, dated as of May 11, 1997 (authorizing Series A
          Preferred Stock) and filed May 12, 1997
  *3.3    Certificate of Amendment of the Certificate of Incorporation
          of ISD, dated as of August 14, 1997 (changing name to
          SpectraSite Communications, Inc. ("SCI")) and filed August
          15, 1997
  *3.4    Certificate of Amendment of the Certificate of Incorporation
          of SCI, dated and filed as of October 29, 1997 (changing
          name to SpectraSite Holdings, Inc. (the "Registrant"))
  *3.5    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated and filed as of March 23, 1998
          (authorizing Series B Preferred Stock)
  *3.6    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated as of May 29, 1998 and filed June
          2, 1998
  *3.7    Certificate of Amendment of the Certificate of Incorporation
          of the Registrant, dated as of August 18, 1998 and filed
          August 19, 1998
  *3.8    Bylaws of ISD, dated as of April 25, 1997
   3.9    Amended and Restated Certificate of Incorporation of the
          Registrant

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   *4.1   Indenture, dated as of June 26, 1998, between the Registrant and United States Trust Company of New York, as trustee
    4.2   First Supplemental Indenture, dated as of March 25, 1999
    4.3   Indenture, dated as of April 20, 1999, between the
          Registrant and United States Trust Company of New York, as
          trustee.
   *5.1   Opinion of Dow Lohnes & Albertson, PLLC
  *10.1   Stock Purchase Agreement (Series A Preferred Stock), dated as of May 12, 1997, by and among U.S. Towers, Inc. ("UST"),
          TeleSite Services, LLC ("TeleSite"), Metrosite Management,
          LLC ("Metrosite"), Whitney Equity Partners, L.P. ("Whitney
          Equity"), Kitty Hawk Capital Limited Partnership, L.P., III
          ("Kitty Hawk III"), and ISD
  *10.2   Stock Purchase Agreement (Series B Preferred Stock), dated as of March 23, 1998, by and among the Registrant, Whitney
          Equity, J. H. Whitney, III, L.P. ("Whitney III"), Whitney
          Strategic Partners III, L.P. ("Whitney Strategic"),
          Waller-Sutton Media Partners, L.P. ("Waller-Sutton"), Kitty
          Hawk III, Kitty Hawk Capital Limited Partnership, IV ("Kitty
          Hawk IV"), Eagle Creek Capital, L.L.C. ("Eagle Creek"), The
          North Carolina Enterprise Fund, L.P. ("NCEF"), Finley Family
          Limited Partnership ("Finley LP"), William R. Gupton
          ("Gupton"), Jack W. Jackman ("Jackman") and Alton D. Eckert
          ("Eckert")
  *10.3   First Amendment to Stock Purchase Agreement (Series B
          Preferred Stock), dated as of May 29, 1998
  *10.4   Second Amendment to Stock Purchase Agreement (Series B
          Preferred Stock), dated as of August 27, 1998
   10.5   Second Amended and Restated Registration Rights Agreement,
          dated as of April 20, 1999, by and among the Registrant,
          Whitney Equity, Whitney III, Whitney Strategic,
          Waller-Sutton, Kitty Hawk III, Kitty Hawk IV, Eagle Creek,
          NCEF, Finley LP, certain affiliates of CIBC Oppenheimer
          Corp. (the "CIBC Purchasers"), certain affiliates and
          employees of Welsh Carson Anderson & Stowe (the "WCAS
          Purchasers"), Tower Parent Corp., Gupton, Eckert, Stephen H.
          Clark ("Clark") and David P. Tomick ("Tomick")
   10.6   Third Amended and Restated Stockholders' Agreement, dated as of April 20, 1999, by and among the Registrant, Whitney
          Equity, Whitney III, Whitney Strategic, Waller-Sutton, Kitty
          Hawk III, Kitty Hawk IV, Eagle Creek, Clark, Tomick, Finely
          LP, NCEF, the CIBC Purchasers, the WCAS Purchasers, Tower
          Parent Corp., Edward Lutkewich ("Lutkewich"), Jackman,
          Eckert, and Gupton
   10.7   Employment Agreement with Stephen H. Clark
   10.8   Employment Agreement with David P. Tomick
   10.9   Employment Agreement with Richard J. Byrne
  10.10   Consulting Agreement with Finley & Co.
 *10.11   Credit Agreement, dated as of April 20, 1999, by and among the Registrant, SCI, CIBC Oppenheimer Corp., Credit Suisse
          First Boston Corporation and the other parties thereto
 *10.12   Membership Interests Purchase Agreement, dated as of
          December 31, 1997, by and among SCI, Jeffrey Hawkins, Edwin
          Keuck and H&K Investments LLC
 *10.13   First Amendment to the Membership Interests Purchase
          Agreement, dated May 29, 1998
 *10.14   Purchase and Sale Agreement, dated as of February 20, 1998, by and among the Registrant, Metrosite and Apex Site
          Management, L.P.
 *10.15   Letter Agreement, dated as of February 6, 1998, by and
          between SCI and Whalen
 *10.16   Stock Option Plan of the Registrant, effective as of June
          24, 1997
  10.17   Amendment to Stock Option Plan

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *10.18   Escrow Agreement, dated as of May 12, 1997, by and among
          ISD, Finley LP, and Morrison Cohen Singer & Weinstein, LLP
          ("Morrison Cohen")
 *10.19   Option Escrow Agreement, dated as of May 12, 1997, by and
          among Whitney LP, Kitty Hawk III and Morrison Cohen
 *10.20   Release and Settlement Agreement, dated as of May 12, 1997, by and among PCX Corporation ("PCX"), NCEF, Kitty Hawk III,
          Eckert, Gupton, Jackman, Lutkewich, UST, Long and Clark
 *10.21   Stock Restriction Agreement, dated as of May 12, 1997, by
          and between ISD and Finley LP
 *10.22   Agreement, dated September 15, 1998, by and between Robert
          M. Long and the Registrant
 *10.23   Asset Purchase Agreement, dated as of August 14, 1998 by and among Airadigm Communications, Inc. ("Airadigm") and SCI
 *10.24   Form of Master Tower Attachment Lease Agreement by and
          between Airadigm and SCI
 *10.25   Asset Purchase, dated as of August 20, 1998, by and among
          Amica Wireless PhoneService, Inc. ("Amica") and SCI
 *10.26   Form of Master Design Build Lease Agreement by and between
          Amica and SCI
 *10.27   Stock Contribution Agreement, dated as of May 12, 1997, by and among ISD, Clark, Long and UST
 *10.28   Membership Interests Contribution Agreement, dated as of May
          12, 1997, by and among ISD, Finley, Caroline Finley, Finley
          LP, the Central Arkansas Opportunity Foundation, TeleSite
          and MetroSite
 *10.29   Agreement and Plan of Merger, dated as of October 31, 1997, by and between UST and SCI
  10.30   Preferred Stock Purchase Agreement (Series C Preferred
          Stock), dated as of February 10, 1999, by and among
          SpectraSite Holdings, Inc., the WCAS Purchasers, the Whitney
          Purchasers, the CIBC Purchasers and the Additional
          Purchasers.
  10.31   First Amendment to Preferred Stock Purchase Agreement
          (Series C Preferred Stock)
  10.32   Security & Subordination Agreement, dated as of April 20,
          1999
  10.33   Master Site Commitment Agreement, dated as of April 20, 1999
  10.34   Master Site Lease Agreement, dated as of April 20, 1999
  12.1    Computation of Ratio of Earnings to Fixed Charges
  21.1    Subsidiaries of the Registrant
 *23.1    Consent of Dow, Lohnes & Albertson, PLLC (contained in
          Exhibit 5.1)
  23.2    Consent of Ernst & Young LLP
 *25.1    Form T-1 (Statement of Eligibility of Trustee)
  27.1    Financial Data Schedule
 *99.1    Form of Letter of Transmittal
 *99.2    Form of Notice of Guaranteed Delivery


---------------
* Previously filed.

     (b) Financial Statement Schedules.

          None.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issues undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, SPECTRASITE HOLDINGS, INC. HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CARY, STATE OF NORTH CAROLINA, ON APRIL 28, 1999.


                                          SPECTRASITE HOLDINGS, INC.


                                          By:     /s/ STEPHEN H. CLARK

                                            ------------------------------------

                                                      Stephen H. Clark


                                             President, Chief Executive Officer
                                                         and Director



     SPECTRASITE HOLDINGS, INC., A DELAWARE CORPORATION, AND EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS STEPHEN H. CLARK AND DAVID P. TOMICK, AND EITHER OF THEM, WITH FULL POWER TO ACT WITHOUT THE OTHERS, SUCH PERSON'S TRUE AND LAWFUL ATTORNEYS-IN-FACT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN THIS REGISTRATION STATEMENT, AND ANY AND ALL AMENDMENTS THERETO (INCLUDING, WITHOUT LIMITATION, POST-EFFECTIVE AMENDMENTS AND ANY SUBSEQUENT REGISTRATION STATEMENT FILED PURSUANT TO RULE 462(B) OR RULE 462(D) UNDER THE SECURITIES ACT OF 1933, AS AMENDED), AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING NECESSARY OR DESIRABLE TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY AND TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT, OR EITHER OF THEM, OR THEIR SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURE                                    TITLE                   DATE
                ---------                                    -----                   ----

           /s/ STEPHEN H. CLARK             President, Chief Executive Officer and    April
------------------------------------------  Director (Principal Executive Officer)   28,
             Stephen H. Clark                                                        1999

           /s/ DAVID P. TOMICK              Executive Vice President, Chief           April
------------------------------------------  Financial Officer and Secretary          28,
             David P. Tomick                (Principal Financial Officer)            1999

            /s/ CATHY M. ANTEE              Controller and Assistant Secretary        April
------------------------------------------  (Principal Accounting Officer)           28,
              Cathy M. Antee                                                         1999

          /s/ LAWRENCE B. SORREL            Chairman of the Board of Directors        April
------------------------------------------                                           28,
            Lawrence B. Sorrel                                                       1999

          /s/ TIMOTHY M. DONAHUE            Director                                  April
------------------------------------------                                           28,
            Timothy M. Donahue                                                       1999

           /s/ ANDREW R. HEYER              Director                                  April
------------------------------------------                                           28,
             Andrew R. Heyer                                                         1999

          /s/ JAMES R. MATTHEWS             Director                                  April
------------------------------------------                                           28,
            James R. Matthews                                                        1999

         /s/ THOMAS E. MCINERNEY            Director                                  April
------------------------------------------                                           28,
           Thomas E. McInerney                                                       1999

           /s/ MICHAEL J. PRICE             Director                                  April
------------------------------------------                                           28,
             Michael J. Price                                                        1999

          /s/ RUDOLPH E. RUPERT             Director                                  April
------------------------------------------                                           28,
            Rudolph E. Rupert                                                        1999

          /s/ STEVEN M. SHINDLER            Director                                  April
------------------------------------------                                           28,
            Steven M. Shindler                                                       1999

           /s/ MICHAEL R. STONE             Director                                  April
------------------------------------------                                           28,
             Michael R. Stone                                                        1999